EXHIBIT 10.30

Confidential Treatment Requested.

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CREDIT CARD PROGRAM AGREEMENT

by and among

THE NEIMAN MARCUS GROUP, INC.

BERGDORF GOODMAN, INC.

HSBC BANK NEVADA, N.A.

and

HOUSEHOLD CORPORATION

Dated as of June 8, 2005

ARTICLE VII OPERATING STANDARDS		41
7.1	Reports	41
7.2	Servicing	41
7.3	Service Level Standards	43
7.4	Credit Systems	43
7.5	Systems Interface; Technical Support	44
7.6	Customer Management Systems	45

ARTICLE VIII MERCHANT SERVICES		45
8.1	Transmittal and Authorization of NMG Charge Transaction Data	45
8.2	POS Terminals	46
8.3	In-Store Payments	46
8.4	Settlement Procedures	46
8.5	Bank’s Right to Charge Back	47
8.6	Exercise of Chargeback	48
8.7	No Merchant Discount	48

ARTICLE IX PROGRAM ECONOMICS		48
9.1	NMG Compensation	48
9.2	Dispute Resolution	49

ARTICLE X INTELLECTUAL PROPERTY		49
10.1	The NMG Licensed Marks	49
10.2	The Bank Licensed Marks	50
10.3	Intellectual Property	51

ARTICLE XI REPRESENTATIONS, WARRANTIES AND COVENANTS		52
11.1	General Representations and Warranties of NMG	52
11.2	General Representations and Warranties of the Bank Companies	54
11.3	No other Representations or Warranties	57
11.4	General Covenants of the NMG Companies.	57
11.5	General Covenants of the Bank Companies.	58

ARTICLE XII ACCESS, AUDIT AND DISPUTE RESOLUTION		59
12.1	Access Rights	59
12.2	Audit Rights	60
12.3	Accounting Dispute Resolution.	60
12.4	Dispute Resolution	62

ARTICLE XIII CONFIDENTIALITY		63
13.1	General Confidentiality.	63
13.2	Use and Disclosure of Confidential Information.	64
13.3	Unauthorized Use or Disclosure of Confidential Information	65
13.4	Return or Destruction of Confidential Information	65

ARTICLE XIV RETAIL PORTFOLIO ACQUISITIONS		65
14.1	Retailer that Operates a Credit Card Business	65
14.2	Retailer that has a Credit Card with another Issuer	66

14.3	Retailer that has a Credit Card with Bank	66
14.4	Co-Branded Credit Card	66
14.5	Conversion of Purchased Accounts	67
14.6	No Other NMG Obligations	67

ARTICLE XV EVENTS OF DEFAULT; RIGHTS AND REMEDIES		68
15.1	Events of Default	68
15.2	Defaults by Bank	68
15.3	Defaults by the NMG Companies	69
15.4	Remedies for Events of Default	70

ARTICLE XVI TERM/TERMINATION		70
16.1	Term	70
16.2	Termination by NMG Prior to the End of the Initial Term or a Renewal Term	70
16.3	Termination by Bank Prior to the End of the Initial Term or a Renewal Term	71
16.4	Automatic Termination	71

ARTICLE XVII EFFECTS OF TERMINATION		72
17.1	General Effects.	72
17.2	The NMG Companies’ Option to Purchase the Program Assets.	72
17.3	Fair Market Value	73
17.4	Dedicated Program Personnel	74
17.5	Rights of Bank if Purchase Option Not Exercised.	74

ARTICLE XVIII INDEMNIFICATION		75
18.1	NMG Indemnification of Bank	75
18.2	Bank Companies’ Indemnification of the NMG Companies	76
18.3	Procedures.	77
18.4	Notice and Additional Rights and Limitations.	78

ARTICLE XIX MISCELLANEOUS		78
19.1	Precautionary Security Interest	78
19.2	Securitization, Participation or Pledge of Cardholder Indebtedness.	78
19.3	Assignment	79
19.4	Sale or Transfer of Accounts	79
19.5	Subcontracting	79
19.6	Sales and Use Tax	79
19.7	Amendment	79
19.8	Non-Waiver	80
19.9	Severability	80
19.10	Waiver of Jury Trial and Venue	80
19.11	Governing Law; Compliance with Law.	80
19.12	Specific Performance	80
19.13	Captions	81
19.14	Notices	81

19.15	Coordination of Consents and Approvals	81
19.16	Further Assurances	82
19.17	No Joint Venture	82
19.18	Press Releases	82
19.19	No Set-Off	82
19.20	Conflict of Interest	82
19.21	Third Parties	83
19.22	Force Majeure	83
19.23	Entire Agreement	83
19.24	Binding Effect	83
19.25	Counterparts/Facsimiles	84
19.26	Survival	84

CREDIT CARD PROGRAM AGREEMENT

This Credit Card Program Agreement is made as of the 8th day of June, 2005, by and among The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”), Bergdorf Goodman, Inc., a New York corporation (“BG, and together with NMG, the “NMG Companies”), HSBC Bank Nevada, N.A., a national credit card bank (“Bank”), and Household Corporation, a Delaware corporation (“Primary Servicer”).

WITNESSETH:

WHEREAS, the NMG Companies are engaged in, among other activities, operating retail department stores and the Credit Card Business (as hereinafter defined);

WHEREAS, concurrently with the execution of this Agreement, the NMG Companies, Bank and Bank Parent (as hereinafter defined) are entering a purchase and sale agreement (the “Purchase Agreement”) pursuant to which Bank shall purchase specified assets related to the NMG Companies’ Credit Card Business, including certain Credit Card and payment plan accounts and associated receivables (“Purchased Accounts”);

WHEREAS, the NMG Companies have requested that Bank establish a program pursuant to which, following the Effective Date of this Agreement, Bank shall issue NMG Credit Cards (as hereinafter defined) and Non-Card Payment Plans (as hereinafter defined) to be serviced, marketed and promoted in accordance with the terms hereof; and

WHEREAS, the Parties hereto agree that the goodwill associated with the NMG Licensed Marks (as hereinafter defined) contemplated for use hereunder are of substantial value that is dependent upon the maintenance of high quality services and appropriate use of the trademarks pursuant to this Agreement;

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Generally. The following terms shall have the following meanings when used in this Agreement:

“Account” means any account (including any Private Label Account, Non-Store Account or Non-Card Payment Plan account) under which a purchase, cash advance, convenience check or balance transfer transaction may be or has been made by or to a Person (or any Person authorized by such Person) pursuant to a Cardholder Agreement established pursuant to the terms of this Agreement or acquired pursuant to the Purchase Agreement. For the avoidance of doubt, the term Account shall include the Purchased Accounts.

“Account Documentation” means, with respect to an Account, any and all documentation relating to that Account, including Cardholder Documentation, checks or other forms of payment with respect to an Account, notices to Cardholders, adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, including tangible and intangible information, arising from or relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include NMG’s or any of its Affiliates’ register tapes, invoices, sales or shipping slips, delivery or other receipts or other indicia of the sale of NMG Goods and Services, any reports, analyses or other documentation prepared by any of the NMG Companies or their Affiliates for use in the retail business operated by the NMG Companies and their Affiliates regardless of whether derived in whole or in part from the Account Documentation or any other document not directly related to the Credit Card Business.

“Accountants” has the meaning set forth in Section 12.3 hereof.

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Program Agreement, together with all of its schedules and exhibits, as modified, altered, supplemented, amended and/or restated from time to time.

“Applicable Law” means all applicable federal, state and local laws (including common law), statutes, regulations, written regulatory guidance, orders or directives, as may be amended and in effect from time to time during the Term, including (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act; (vii) the USA PATRIOT Act; and (vii) the Unfair and Deceptive Trade Practices Act, and, in each case, any implementing regulations or interpretations issued thereunder.

“Applicable Order” means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any material amount of its property.

“Application” means the credit application that must be completed and submitted in order to establish an Account (including any such application submitted at the POS, by phone or via the Internet).

“Approved Ancillary Products” means any Credit Card enhancement and other products (other than the NMG Credit Cards and the Non-Card Payment Plans) approved by the Management Committee for offering under the Program from time to time.

“Average Interest Free Receivables” means, for any Fiscal Year, the average for each Fiscal Month occurring in such Fiscal Year of the Fiscal Month-end Billed Cardholder Debt under Private Label Accounts that do not bear interest (other than CCCS Accounts and Accounts for which a payment plan was instituted in connection with the servicing and collection thereof).

“Average Private Label Receivables” means, for any Fiscal Year, the average for each Fiscal Month occurring in such Fiscal Year of the Fiscal Month-end Billed Cardholder Debt under Private Label Accounts.

“Bank” has the meaning set forth in the preamble hereof.

“Bank Companies” means, collectively, Bank and Primary Servicer.

“Bank Event of Default” means the occurrence of any one of the events listed in Section 15.2 hereof or an Event of Default where a Bank Company is the defaulting Party.

“Bank Guaranty” means the Guaranty by Bank Parent of Bank’s and Primary Servicer’s obligations under this Agreement and the Servicing Agreement.

“Bank Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule 1.1(a) and licensed to the NMG Companies under Section 10.2 hereof.

“Bank Matters” has the meaning set forth in Section 3.2(g) hereof.

“Bank Parent” means HSBC Finance Corporation, a Delaware corporation.

“Bank Systems” means Systems owned, leased or licensed by and operated by or on behalf of Bank or any of its Affiliates.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.

“BG” has the meaning set forth in the preamble hereof.

“Billed Cardholder Debt” means (i) all amounts charged and owing to Bank by Cardholders that were billed with respect to the Private Label Accounts (including principal balances from outstanding charges, charges for Approved Ancillary Products, finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), less (ii) the amount of any credit balances owing by Bank to such Cardholders, including in respect of any payments and any credits associated with returns of NMG Goods and Services and other credits and adjustments, in each case, that were reflected in the Billing Statement with respect to the Account.

“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.

“Billing Date” means, for any Account, the day as of when the Account is billed.

“Billing Statement” means a summary of Account credit and debit transactions for a Billing Cycle including a descriptive statement covering purchases, charges, past due account information and Loyalty Program information.

“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which financial institutions in New York or Texas are authorized by law to close; provided that for purposes of Sections 8.4 and 9.1, “Business Day” shall exclude any day on which the Fedwire system is closed.

“Card Association” means American Express, Visa International Inc., Visa U.S.A., Inc. or MasterCard International Inc., or any other payment system that is generally acceptable to sellers of goods and services.

“Cardholder” means any Person who has been issued an NMG Credit Card or Non-Card Payment Plan (including any guarantor of the Account related to such NMG Credit Card) and includes authorized user(s).

“Cardholder Agreement” means the agreement between Bank and a Cardholder (and any replacement of such agreement), governing the use of an Account, together with any amendments, modifications or supplements that now or hereafter may be made to such Cardholder Agreement (and any replacement of such agreement).

“Cardholder Data” means all personally identifiable information about a Cardholder (A) received by or on behalf of Bank (including by NMG Servicer in its capacity as such) in connection with the Cardholder’s application for use of an NMG Credit Card, Non-Card Payment Plan or Account or (B) otherwise obtained by or on behalf of Bank (including information obtained by NMG Servicer in its capacity as such) for inclusion in its database of Cardholder information (including information about a Cardholder purchased by Bank), including all transaction and experience information collected by or on behalf of Bank (including by NMG Servicer in its capacity as such) with regard to each purchase charged by a Cardholder using his or her NMG Credit Card, Non-Card Payment Plan or Account (including NMG Charge Transaction Data with respect to charges on Private Label Accounts and transaction and experience information with respect to charges on Non-Store Accounts).

“Cardholder Documentation” means, with respect to the Accounts, all Applications, Cardholder Agreements, NMG Credit Cards, Loyalty Cards and Billing Statements relating to such Accounts.

“Cardholder Indebtedness” means all amounts charged and owing to Bank by Cardholders with respect to Accounts (including principal balances from outstanding charges, charges for Approved Ancillary Products, finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Cardholders, including in respect of any payments and any credits associated with returns of goods and/or services and other credits and adjustments, whether or not billed.

“Cardholder List” means any list (whether in hardcopy, magnetic tape, electronic or other form) that identifies Cardholders, including any such listing that sets forth the names, addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.

“Change of Control” means, with respect to NMG or Bank, as the case may be, (the “subject Person”), (i) a Person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the subject Person, (ii) such subject Person merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which the subject Person is not the surviving entity or which constitutes a “merger of equals”, it being understood that a subject Person shall not be considered the “surviving entity” of a transaction if either (A) the members of the Board of Directors of the subject Person immediately prior to the transaction constitute less than a majority of the members of the Board of Directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (B) the Persons who were beneficial owners of the outstanding voting securities of the subject Person immediately prior to the transaction beneficially own less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction, or (iii) the subject Person sells all or substantially all of its assets to a Person that is not an Affiliate of the subject Person.

“Closing” has the meaning set forth in the Purchase Agreement.

“Co-Branded Credit Card” means a Credit Card that bears a NMG Licensed Mark and the trademarks, tradenames, service marks, logos and other proprietary designations of a Card Association, including any Dual-Line Credit Card.

“Comparable Partner Programs” means from time to time other major Credit Card programs of Bank designated annually by the Management Committee that are comparable to the Program in terms of program size, public profile and brand image. As of the date hereof, the “Comparable Partner Programs” include those listed on Schedule 1.1(b).

“Competing Retail Programs” means from time to time major retailer Credit Card programs other than the Program, whether or not Bank or any of its Affiliates participate in such other programs.

“Competitive” with respect to any feature or aspect of the Program, means that such feature or aspect is both (i) no less favorable to the NMG Companies than comparable aspects and features of the Comparable Partner Programs and (ii) consistent and competitive with the comparable aspects and features of the Competing Retail Programs (to the extent publicly known in the case of Competing Retail Programs in which neither of the Parties or their respective Affiliates are participants).

“Confidential Information” has the meaning set forth in Section 13.1 hereof.

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization.

“Credit Card” means a credit card pursuant to which the cardholder or authorized user may purchase goods and services, obtain cash advances or convenience checks, and transfer balances through open-end revolving credit, commonly known as a credit or charge card; provided that the term does not include: (i) any gift card; (ii) any debit card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; or (iii) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account.

“Credit Card Business” means the business relating to the ownership, administration and management of the Accounts and Receivables (including the extension of credit to Cardholders, the processing of transactions under the Accounts and the servicing of the Accounts) and, following the Effective Date, includes all activities relating to the Program established pursuant to this Agreement.

“Credit Card Production Services” has the meaning set forth in the Servicing Agreement.

“Customer Management System” means the Systems developed by the Bank with the features set forth on Schedule 7.6.

“Development Period” has the meaning set forth in Section C of Schedule 2.2(c)(i).

“Disclosing Party” has the meaning set forth in Section 13.1(d) hereof.

“Documentation Services” has the meaning set forth in the Servicing Agreement.

“Documentation Services Transition Date” has the meaning set forth in Section 7.2(d) hereof.

“Dual-Line Card Deadline” has the meaning set forth in Section C of Schedule 2.2(c)(i)..

“Dual-Line Credit Card” means a Credit Card that (i) bears a NMG Licensed Mark and the trademarks, tradenames, service marks, logos and other proprietary designations of a Card Association and (ii) is linked to a Non-Store Account and a Private Label Account.

“Dual-Line Testing Date” has the meaning set forth in Section C of Schedule 2.2(c)(i).

“Effective Date” means the Closing Date as the term is defined in the Purchase Agreement.

“Event of Default” means the occurrence of any one of the events listed in Section 15.1 hereof.

“Fair Market Value” has the meaning set forth in Section 17.3 hereof.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365 day year.

“Finance Charge Reversal Percentage” means, with respect to any Fiscal Year, an amount, expressed as a percentage, equal to (i) the aggregate amount of all finance charges that had been assessed on the Accounts and then reversed by NMG during such Fiscal Year, divided by (ii) the aggregate amount of all finance charges assessed on the Accounts during such Fiscal Year; provided, however, that, for purposes of arriving at the foregoing percentage, the finance charges assessed and reversed on any Accounts that have undergone any change in any of the terms set forth in Schedule 4.7 in such Fiscal Year shall be excluded from both the numerator and denominator during the period of one hundred twenty (120) days after the effective date of such terms change.

“Fiscal Month” means each four (4) or five (5) week period designated as such in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Month in which the Effective Date occurs shall be deemed to begin on the Effective Date.

“Fiscal Quarter” means each three (3) Fiscal Month period set forth in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Quarter in which the Effective Date occurs shall be deemed to begin on the Effective Date.

“Fiscal Year” means the fiscal year set forth in the calendar published by the National Retail Federation setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday closest to July 31; provided that the first Fiscal Year under this Program shall be the period beginning on the Effective Date and ending on the Saturday closest to July 31, 2006.

“Force Majeure Event” has the meaning set forth in Section 19.22 hereof.

“Future Subcontractors” has the meaning set forth in Section 6.2(g)(i) hereof.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

“Gross Receivables” means amounts owing (net of credit balances) from cardholders with respect to accounts in a Credit Card portfolio (including outstanding loans, cash advances and other extensions of credit; billed or unbilled finance charges and late charges; and any other billed or unbilled fees, charges and interest assessed on such accounts).

“High Collar” has the meaning set forth on Schedule 1.1(f) hereto

“Indemnified Party” has the meaning set forth in Section 18.3 hereof.

“Indemnifying Party” has the meaning set forth in Section 18.3 hereof.

“Initial Term” has the meaning set forth in Section 16.1 hereof.

“Inserts” has the meaning set forth in Section 5.3 hereof.

“In-Store Payment” means any payment on an Account made in a retail store owned or operated by NMG or any of its Subsidiaries by a Cardholder or a person acting on behalf of a Cardholder.

“Intellectual Property” means, on a worldwide basis, all intellectual property, including (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trademarks, service marks and other source indicators and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“Interchange Fees” means the interchange fees or interchange reimbursement fees paid or payable to Bank (i) by the Card Association with respect to the Accounts or (ii) in connection with Cardholder usage of the Accounts.

“Internet Services” has the meaning set forth in Section 4.8.

“Joint Marketing Fund” has the meaning set forth in Section 5.2(d) hereof.

“Joint Marketing Commitment” means the obligation of the Bank to fund the amount per Fiscal Year set forth on Section B of Schedule 5.2 for the purposes set forth in Section 5.2(d).

“Knowledge” means, with respect to any of the NMG Companies or Bank Companies, the actual knowledge of the executive officers of the organization who have managerial responsibility for the Program, after reasonable inquiry.

“Late Fee Reversal Percentage” means, with respect to any Fiscal Year, an amount equal to (i) the aggregate amount of all late fees that had been assessed on the Accounts and then reversed by NMG or its Subsidiaries during such Fiscal Year, divided by (ii) the aggregate amount of all late fees assessed on the Accounts during such Fiscal Year; provided, however, that, for purposes of arriving at the foregoing percentage, the late fees assessed and reversed on any Accounts that have undergone any change in any of the terms set forth on Schedule 4.7 in such Fiscal Year shall be excluded from both the numerator and denominator during the period of one hundred twenty (120) days after the effective date of such terms change.

“Legal Opinion” means a written opinion of counsel to a Party in form and substance reasonably acceptable to the other Party and given by counsel (which, subject to the proviso below may be internal counsel) selected by the Party obtaining the opinion and reasonably acceptable to the other Party; provided that the Party receiving any such opinion may require (and it shall be deemed reasonable to so require) any opinion rendered pursuant to this Agreement to be rendered by outside counsel selected by the Party obtaining the opinion and reasonably acceptable to the Party receiving the opinion.

“Licensee” means any Person authorized by NMG or any of its Subsidiaries to operate in and sell NMG Goods and Services from the NMG Channels under the NMG Licensed Marks, solely with respect to such Person’s or any of its Subsidiaries’ operation in and sale of NMG Goods and Services from the NMG Channels or under the NMG Licensed Marks.

“Low Collar” has the meaning set forth on Schedule 1.1(f) hereto.

“Loyalty Card” means a card issued for the Program pursuant to any Loyalty Program providing for access to an Account, including the Loyalty Cards listed in Section B of Schedule 1.1(c) hereto.

“Loyalty Programs” means a points-based system that rewards Credit Card usage or customer spending with points that may be redeemed for goods and/or services.

“Management Committee” has the meaning set forth in Section 3.2 hereof.

“Manager” has the meaning set forth in Section 3.3(a) hereof.

“Marketing Plan” means the document that outlines the objectives, strategies and tactics of new account solicitation, usage and awareness programs for the applicable Fiscal Year.

“Merchant Discount” means a discount rate generally applied against settlements due to merchants for transactions with respect to the use of a Credit Card, which includes the Interchange Fees as well as any other transaction fees.

“Monthly Settlement Sheet” has the meaning set forth in Section 7.1(b) hereof.

“Net Credit Sales” means, (i) for any Business Day, an amount equal to (A) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) reflected in the NMG Charge Transaction Data since the preceding Business Day, minus (B) the sum of credits for returned goods and cancelled services and other credits (such as concessions, discounts and adjustments) on Accounts reflected in the NMG Charge Transaction Data since the preceding Business Day and (ii) for any Fiscal Year, an amount equal to (A) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) reflected in the NMG Charge Transaction Data since the preceding Fiscal Year, minus (B) the sum of credits for returned goods and cancelled services and other credits (such as concessions, discounts and adjustments) on Accounts reflected in the NMG Charge Transaction Data since the preceding Fiscal Year.

“Net Yield” means, with respect to any Fiscal Year, the dollar amount equal to (a) the sum of assessed finance charges and late fees under the Program during such Fiscal Year, minus (b) the sum of all concessions, reversals and write-offs of such finance charges and late fees during such Fiscal Year minus (c) the aggregate amount of all other Billed Cardholder Debt (other than that referred to in clause (b)) written-off during such Fiscal Year, net of all recoveries of Billed Cardholder Debt during such Fiscal Year.

“New Bank Mark” has the meaning set forth in Section 10.2(b) hereof.

“New NMG Mark” has the meaning set forth in Section 10.1(b) hereof.

“New Portfolio” has the meaning set forth in Section 14.1 hereof

“NMG” has the meaning set forth in the preamble hereof.

“NMG Channels” means (i) all retail establishments owned or operated by NMG or its Affiliates (including Licensee departments therein), (ii) all websites owned or operated by NMG or its Affiliates or their Licensees, and (iii) all mail order, catalog and other direct access media that are owned or operated by NMG or its Affiliates or their Licensees.

“NMG Charge Transaction Data” means the transaction information (in the form of electronic information) with regard to a charge on an Account with respect to each purchase of NMG Goods and Services or Approved Ancillary Products by a Cardholder on credit and each return of NMG Goods and Services or Approved Ancillary Products for credit.

“NMG Companies” has the meaning set forth in the preamble hereof.

“NMG Credit Card” means a (i) Private Label Credit Card or (ii) Dual-Line Credit Card after Dual-Line Credit Cards are offered pursuant to the terms of this Agreement;

“NMG Event of Default” means the occurrence of any one of the events listed in Section 15.3 hereof or an Event of Default where an NMG Company is the defaulting Party.

“NMG Goods and Services” means the products and services sold, charged or offered by or through NMG Channels, including for personal, household, or business purposes, and including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of the NMG Channels.

“NMG Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of the NMG Companies listed on Schedule 1.1(d) and licensed to Bank by the NMG Companies under Section 10.1 hereof.

“NMG Marketing Commitment” means the obligation of the Bank to fund the amount per Fiscal Year set forth in Section B of Schedule 5.2 for the purposes set forth in Section 5.2(b).

“NMG Marketing Fund” means an accounting entry on the books of Bank representing the unused portion of the NMG Marketing Commitment, as set forth in Section 5.2(a).

“NMG Matters” has the meaning set forth in Section 3.2(f) hereof.

“NMG Prospect List” has the meaning set forth in Section 6.3(b) hereof.

“NMG Servicer” means NMG or such of its Affiliates responsible for performing the Services referred to in the Servicing Agreement.

“NMG Shopper” means any Person who makes purchases of NMG Goods and Services or otherwise uses or accesses NMG Channels.

“NMG Shopper Data” means all personally identifiable information regarding an NMG Shopper that is obtained by (or on behalf of) NMG or any of its Affiliates at any time (including prior to the date hereof), including personally identifiable information obtained in connection with such NMG Shopper making a purchase of NMG Goods and Services.

“NMG Systems” means Systems owned, leased or licensed by and operated by, or on behalf of, NMG or its Affiliates.

“NMG Transaction” means any purchase, exchange or return of NMG Goods and Services by a Cardholder using an Account.

“Nominated Purchaser” has the meaning set forth in Section 17.2(a) hereof.

“Non-Card Payment Plan” means the payment plans referred to in Section A of Schedule 1.1(e) and such other payment plans not associated with a Credit Card as may be offered by NMG pursuant to which the obligor thereunder may purchase NMG Goods and Services through revolving credit or pursuant to a retail installment sale arrangement.

“Non-Store Account” means an Account linked to any Dual-Line Credit Card and usable solely for the purpose of financing purchases (and all fees and charges relating thereto) of goods and services through sellers or channels other than the NMG Channels.

“Operating Procedures” means the operating procedures for the Program in effect from time to time in accordance with Section 4.1(b) hereof.

“Parties” means the collective reference to the NMG Companies and the Bank Companies; and unless the context otherwise requires, “Party” means either the collective reference to the NMG Companies, on the one hand, or the Bank Companies, on the other hand.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

“POS” means point of sale.

“Previously Disclosed” has the meaning set forth in the Purchase Agreement.

“Privacy Policy” means the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program.

“Private Label Accounts” means (i) the Accounts linked to Private Label Credit Cards and (ii) Accounts linked to Dual-Line Credit Cards solely for the purpose of financing the purchase of NMG Goods and Services (and all fees and charges relating thereto) through any NMG Channel.

“Private Label Credit Card” means a Credit Card that bears an NMG Licensed Mark and may be used solely to finance purchases of NMG Goods and Services through any NMG Channel, including the Private Label Credit Cards listed in Section B of Schedule 1.1(e). Each Private Label Credit Card is linked to solely a Private Label Account (and not a Non-Store Account).

“Program” means the program established pursuant to this Agreement.

“Program Assets” means the Accounts, Account Documentation, Cardholder Data, Solicitation Materials and all Cardholder Indebtedness (whether held by Bank or a third party).

“Program Fee Percentage” has the meaning set forth on Schedule 9.1(a)(i) hereof.

“Program Loyalty Program” means the InCircle Rewards Program and the Bergdorf Goodman Rewards Program described in Section A of Schedule 1.1(c) or any other annual points-based loyalty program implemented pursuant to Article III from time to time and tied to the NMG Credit Cards.

“Program Objectives” has the meaning set forth in Section 3.1 hereof.

“Program Purchase Date” has the meaning set forth in Section 17.2(c) hereof.

“Program Website” has the meaning set forth in Section 4.8(a) hereof.

“Purchase Agreement” has the meaning set forth in the recitals hereof.

“Receiving Party” has the meaning set forth in Section 13.1(d) hereof.

“Renewal Term” has the meaning set forth in Section 16.1 hereof.

“Retail Merchants” has the meaning set forth in Section 8.1 hereof.

“Risk Management Policies” means the underwriting and risk management policies, procedures and practices applicable to the Program and adopted in accordance with the terms of this Agreement, including policies, procedures and practices for credit and Account openings, transaction authorization, collections, credit line assignment, increases and decreases, over-limit decisions, Account closures, payment crediting and charge-offs.

“Sales Tax Refunds” means refunds, rebates, credits or deductions of sales and use tax by any taxing authority in respect of an Account, and all allowable interest relating thereto.

“Second-Look Credit Card Program” has the meaning set forth in Section 2.2(b) hereof.

“Services” means the services required to be performed by NMG pursuant to the Servicing Agreement or the Primary Servicer pursuant to Article VII hereof.

“Servicing Agreement” means the Servicing Agreement, dated as of the Effective Date, between NMG and Bank, in the form set forth as Annex E to the Purchase Agreement.

“SLA” means each individual performance standard set forth on Schedule 7.3(a) and Schedule 2.04(a) of the Servicing Agreement.

“Solicitation Materials” means documentation, materials, artwork and copy, in any format or media (including television and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons.

“Special Discounts” means non-POS discounts that are given to the customers specified in Schedule 1.1(g).

“Subsidiary” when used with respect to any Person, means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or similar governing body (or if there are not such voting interests, more than fifty percent (50%) of the equity interest of which) is owned directly or indirectly by such first Person or by another Subsidiary of such Person.

“Systems” means software, databases, computers, systems and networks.

“Systems Transition Date” has the meaning set forth in Section 7.4(a) hereof.

“Term” means the Initial Term and each Renewal Term.

“Termination Period” means the period beginning on the earlier of the date of expiration of this Agreement or the date of any notice of termination pursuant to Article XV and ending on either (i) the date the Program Assets are repurchased pursuant to Section 17.2, if NMG or a Nominated Purchaser purchases the Program Assets, or (ii) the date that either (A) the NMG Companies deliver written notice to Bank of their election not to purchase the Program Assets or (B) the right of the NMG Companies to purchase the Program Assets expires in accordance with the terms of this Agreement.

“Trademark Style Guide” means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.

“Unapproved Matter” has the meaning set forth in Section 3.2(e)(ii)(B) hereof.

“Yearly Settlement Sheet” has the meaning set forth in Section 7.1(c) hereof.

1.2 Miscellaneous. As used herein: (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to “herein,” “hereunder,” “hereof” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement; (c) all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (d) unless specified as Business Days or Fiscal Months, all references to days or months shall be deemed references to calendar days or months; and (e) all references to “$” or “dollars” shall be deemed references to United States dollars.

ARTICLE II

ESTABLISHMENT OF THE PROGRAM

2.1 Credit Program.

(a) General. Beginning as of the Effective Date, Bank shall offer the NMG Credit Cards and the Non-Card Payment Plans. Bank shall promptly open a new Account and issue a new NMG Credit Card and/or Non-Card Payment Plan with respect to each Application approved in accordance with the Risk Management Policies. Following the issuance of Dual-Line Credit Cards by Bank and NMG under the Program, Bank shall promptly open a new Account and issue a new Dual-Line Credit Card with respect to each Application approved in accordance with the Risk Management Policies. To the extent approved in accordance with the terms of this Agreement, the Program shall include and the Bank shall offer such other Approved Ancillary Products and other payment products as shall be incorporated in the Program in the future.

(b) Notice to Cardholders. Substantially concurrently with the Effective Date, Bank and NMG shall prepare jointly a form or forms of notices to each Cardholder to the effect that such Cardholder’s Account has been acquired by Bank and, if applicable, also containing any change of terms notices with respect to any change of terms that the Parties mutually agree to implement. Such notice shall be in the form approved by both Parties, which approval will not be unreasonably withheld or delayed, and will comply with all requirements of Applicable Law. Bank shall issue new Private Label Credit Cards in accordance with Schedule 2.1(b) and shall maintain existing Account numbers on the Accounts. The costs of preparation and mailings of such notices and new Private Label Credit Cards shall be borne by Bank. The mailings shall be made in such manner and at such time as Bank and NMG may mutually agree.

2.2 Exclusivity.

(a) General. Except as otherwise provided in this Section 2.2 and without limiting NMG’s right to arrange the purchase of the Program Assets by a Nominated Purchaser pursuant to Section 17.2, during the Term, each of the NMG Companies agrees that it shall not, by itself or in conjunction with or pursuant to agreements with any bank or other Credit Card issuer, offer or market in the United States (i) a Private Label Credit Card, (ii) a Co-Branded Credit Card or (iii) a Non-Card Payment Plan, in each case, other than through the Program.

(b) Second-Look Credit Card Program. Notwithstanding Section 2.2(a), NMG and its Affiliates shall have the right at any time during the Term to establish a program (a “Second-Look Credit Card Program”) for (i) issuing Credit Cards, including Private Label Credit Cards and Dual-Line Credit Cards, using the NMG Licensed Marks, or (ii) opening Non-Card Payment Plans, in each case, to customers whose Applications have been declined by Bank; provided, however, that Bank shall have a right of first offer to develop the Second-Look Credit Card Program as follows. NMG shall provide notice to Bank indicating the intention of NMG or its applicable Affiliate(s) to establish the Second-Look Credit Card Program. Not later than the 20th day following receipt of the notice by Bank, Bank may make an offer to NMG with respect to the establishment of the Second-Look Credit Card Program, which offer shall remain open for a period of not less than forty-five (45) days. NMG shall be under no obligation to accept such offer or to provide Bank with any right to match any offer received by NMG from any third party. NMG may elect to (A) accept the offer made by Bank, (B) establish the Second-Look Credit Card Program directly or through any of its Affiliates, or (C) enter into an arrangement with any third party Credit Card issuer providing for the establishment of a Second-Look Credit Card Program to be issued by such issuer; provided that NMG may not enter into any such arrangement with any such third party Credit Card issuer unless the financial terms and conditions offered to NMG by such Credit Card issuer are substantially more favorable to NMG in the aggregate to the terms and conditions offered to NMG by Bank. If NMG elects to establish a Second-Look Credit Card Program pursuant to clause (B) or (C) above, upon the request of any NMG Company, Bank shall forward to the NMG Companies or a provider of secondary financing the Applications received by Bank with respect to such customers and shall cooperate in good faith with the NMG Companies in order to facilitate the issuance of Credit Cards or Non-Card Payment Plans, as applicable, to such customers pursuant to such program.

(c) Dual-Line/Co-Branded Program.

(i) Beginning as of the Effective Date, Bank, at its own expense, shall perform the product design and consumer research set forth in Section A of Schedule 2.2(c)(i) of Dual-Line Credit Card products designated in such schedule or otherwise approved by the Management Committee. Bank shall use its best efforts to ensure that the personnel used to conduct such product design and consumer research has relevant experience in the department store industry, comparable customer demographics and loyalty programs and that the other resources (including Systems and other technology resources) used to conduct such research are Competitive. Bank shall complete the product design and consumer research testing set forth in Section A of Schedule 2.2(c)(i) by the Dual-Line Testing Date.

(ii) In the event that NMG decides to test Dual-Line Credit Cards following such consumer research, NMG shall provide Bank notice of such desire. Within the Development Period, Bank shall commence the testing set forth in Section B of Schedule 2.2(c)(i) of Dual-Line Credit Cards having the terms set forth in Schedule 2.2(c)(ii) and such other and/or additional terms as may be approved by the Management Committee. In the event that Bank fails to commence offering Dual-Line Credit Cards on the terms set forth in Schedule 2.2(c)(ii) by the Dual-Line Card Deadline or otherwise breaches any of its obligations pursuant to this Section 2.2, NMG shall be free to issue Co-Branded Credit Cards itself or through an Affiliate or enter into an arrangement with any third party to issue Co-Branded Credit Cards. Upon such an event, the restrictions of Section 2.2(a) shall not apply to any such issuance of Co-Branded Credit Cards.

(d) Acceptance of Non-NMG Credit Cards. The NMG Companies’ right to accept Credit Cards other than NMG Credit Cards shall be limited as set forth in Section A of Schedule 2.2(d).

(e) Retail Portfolio Acquisition. Notwithstanding Section 2.2(a), Bank’s sole rights with respect to Credit Card portfolios acquired by NMG during the Term are set forth in Article XIV hereof.

(f) Other Products. Except to the extent expressly set forth in this Section 2.2, NMG and its Affiliates shall not be restricted in any way with respect to any activities or payment products. For the avoidance of doubt, NMG and its Affiliates shall be free to do any of the following at any time:

(i) issue, offer or market any payment products not expressly covered in this Section 2.2 (e.g., NMG and its Affiliates shall not be restricted from issuing, accepting or otherwise taking action with respect to (A) gift cards, pre-paid cards or stored value cards, or (B) debit cards, in each case, whether or not bearing an NMG Licensed Mark);

(ii) participate in rewards programs and promotions by card associations or for cards not branded with any of the NMG Licensed Marks (e.g., American Express Membership Rewards); or

(iii) offer its customers rewards or promotional programs or other value propositions, including Loyalty Programs, of any type; provided that, except to the extent approved by a majority of the members constituting the full Management Committee (including any vacancies), (A) the Program Loyalty Programs shall remain the primary Loyalty Programs for the NMG Channels and any changes to the Program Loyalty Programs shall be made in accordance with Article III, and (B) except to the extent set forth in Section B of Schedule 2.2(d), no Loyalty Program other than the Program Loyalty Programs shall (x) award points based on the participant’s choice of tender or payment method or (y) provide awards on an annual basis upon reaching specific spending tiers.

ARTICLE III

PROGRAM MANAGEMENT AND ADMINISTRATION

3.1 Program Objectives. In performing its responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following Program objectives (the “Program Objectives”):

(a)           to enhance the experience of NMG Shoppers;

(b)          to increase retail sales of the NMG Companies;

(c)           to maintain or improve customer insight through data acquisition and analysis;

(d)          to maximize Program economics while minimizing operational costs or complexity; and

(e)           to leverage the Program to identify existing and potential NMG Shoppers, develop and deepen relationships with NMG Shoppers and finance retail sales growth.

3.2 Management Committee.

(a) Establishment of the Management Committee. NMG, on behalf of the NMG Companies, and Bank hereby establish a committee (the “Management Committee”) to oversee and review the conduct of the Program pursuant to this Agreement and to perform any other action that, pursuant to any express provision of this Agreement, requires its action.

(b) Subcommittees of the Management Committee. The Management Committee may designate additional committees (which may include persons who are not members of the Management Committee) with responsibility for overseeing and administering specified aspects of the Program (e.g., marketing, underwriting and risk management); provided, however, that approval of any matter expressly required by this Agreement to be approved by the Management Committee shall not be delegated to any subcommittee or other body.

(c) Composition of the Management Committee. The Management Committee shall consist of eight (8) members, of whom four (4) members shall be nominated by NMG (the “NMG Designees”) and four (4) members shall be nominated by Bank (the “Bank Designees”). The initial NMG Designees and Bank Designees will be designated prior to the Effective Date. Each Party shall designate its Managers to serve as one of its designees on the Management Committee. Each Party shall at all times have as one of its designees the Person with overall responsibility for the performance of the Program within his or her respective corporate organization, which in the case of Bank, shall be the Chief Financial Officer or Chief Operating Officer of the private label Credit Card business of Bank. NMG shall designate among its designees to the Management Committee the senior executive of NMG responsible for the Program Loyalty Programs and at least one executive officer of NMG. Bank and NMG may each substitute its designees to the Management Committee from time to time so long as their designees continue to satisfy the above requirements, provided that each Party shall provide the other Party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.

(d) Functions of the Management Committee. The Management Committee shall:

(i)	oversee Program marketing activities, including review and approval of the Marketing Plan;

(ii)	review collection strategies and collection metrics;

(iii)	monitor activities of competitive programs and identify implications of market trends;

(iv)

approve the use of any third party (e.g., subcontractor or outsourced service provider), other than any Affiliate of NMG or Bank, as the case may be, to perform any of the obligations to be performed by Bank or the NMG Companies under the Program, in each case, except to the extent (x) subcontracted or outsourced as of the Effective Date or (y) such subcontracted or outsourced service would not involve direct contact between such third party and any Cardholder (i.e., in person, via telephone or in writing) it being agreed and understood that the subcontracting or outsourcing of such services (which may include print shops and mail vendors) would be within the sole discretion of the respective Party who elects to subcontract or outsource such service;

(v)	evaluate and approve changes to any of the following:

	(A)	offering of new Credit Cards or Approved Ancillary Products, including Co-Branded Credit Cards, Non-Card Payment Plans or other payment products;

	(B)	changes in Account terms, including any of the terms set forth on Schedule 4.7;

	(C)	changes to the Risk Management Policies (which shall be submitted to the Management Committee together with the expected pro forma effects of such changes on the Program);

	(D)	changes to the Operating Procedures; and

	(E)	changes to the SLAs applicable to the Program;

(vi)	approve the design of Cardholder Documentation and any changes thereto;

(vii)	review customer service, collections and other servicing performance and reporting aspects of the Program against SLAs and other requirements of this Agreement;

(viii)	oversee compliance with Applicable Law, the Risk Management Policies, Operating Procedures and other Program operations and procedures;

(ix)	carry out such other tasks as are assigned to it by this Agreement or jointly by the Parties; and

(x)	pursuant to Section 12.4(b)(i)(B), resolve disputes that arise among the Parties with regard to the Program from time to time.

(e)               Proceedings of the Management Committee.

(i) Meetings and Procedural Matters. The Management Committee shall meet (in person or telephonically) not less frequently than monthly, provided that unless otherwise agreed by all Management Committee members, not less than one meeting per quarter shall be in person. In addition, any member of the Management Committee may call a special meeting by delivery of at least five (5) Business Days’ prior notice to all of the other members of the Management Committee, which notice shall specify the purpose for such meeting. Except to the extent expressly provided in this Agreement, the Management Committee (and any subcommittee formed by it) shall determine the frequency, place (in the case of meetings in person) and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereat.

(ii) Actions.

(A) Management Committee and subcommittee action shall be taken by majority vote of the committee members constituting the full committee (including any vacancies).

(B) If a majority of the Management Committee members constituting the full Management Committee (including any vacancies) fail to agree on any matter of significance to the Program (an “Unapproved Matter”) within ten (10) Business Days after the relevant initial vote (and in the case of a subcommittee vote, the Management Committee has attempted to resolve such matter for at least ten (10) Business Days after the relevant subcommittee vote and has failed to so), then initially the Chief Executive Officer of HSBC Retail Services and Senior Vice President, General Counsel and Secretary of NMG (or any other similarly ranking officer of Bank or NMG, as the case may be, who is not a Management Committee member and shall have been designated in writing by NMG or Bank, as applicable, to the other Party) shall in good faith attempt to resolve the matter. Any such resolution by such senior officers shall be deemed to be the action and approval of the Management Committee for purposes of this Agreement. If after ten (10) Business Days, the Unapproved Matter remains unresolved by such senior officers of NMG and Bank, the failure to agree shall constitute a deadlock. In the event of a deadlock, the final decision shall rest with NMG in the case of NMG Matters and with Bank in the case of Bank Matters, each of which shall, except as otherwise provided herein, exercise its discretion reasonably and in good faith. If a deadlock should occur with respect to a matter that is neither an NMG Matter nor a Bank Matter, the matter shall be deemed rejected by the Management Committee.

(C) Notwithstanding the foregoing, no changes to the Account terms or any other Program terms described in Section 3.2(d)(v) shall be made before the first anniversary of the Effective Date without the approval by majority vote of the committee members constituting the full Management Committee (including any vacancies); provided, however, that (i) if a Party concludes that such a change is required by Applicable Law (as evidenced by a Legal Opinion), such Party may make such change without regard to this clause (C) if such Party would have final decision-making authority with respect to such change following the first anniversary of the Effective Date and (ii) at the request of NMG, Bank shall make the changes referred to in Schedule 3.2(e).

(D) Notwithstanding anything to the contrary contained herein, Bank shall not override any vote of the NMG Designees in a way that would result in any aspect of the Program being more onerous or less beneficial to the Cardholders or the NMG Companies than Comparable Partner Programs unless (i) Bank’s position on the issue is required by Applicable Law and (ii) Bank adopts, and certifies to the NMG Companies that it has adopted, the same position with respect to each of its other Comparable Partner Programs that are similarly impacted by such Applicable Law or to which such Applicable Law could similarly be applied.

(iii) Customer Service Disputes. If at any time there shall be a material change in customer dispute patterns or volume, as evidenced by the monitoring procedures set forth in the Dispute Resolution and Service Profile Report Process section of the Operating Procedures, (A) NMG shall call, and the Parties shall attend, one or more Management Committee meetings to consider and vote upon a plan to remediate such customer service or other disputes, (B) the Parties shall negotiate in good faith for a period ending not less than ten (10) days following the date of such meeting, to arrive at a mutually agreeable remediation plan (or a shorter period if such a remediation plan is agreed to prior to the 10th day), and (C) in the event such remediation plan is voted upon and approved, the Parties shall promptly implement such plan; provided, that in the event that such customer service or other disputes arise from a change in Account terms, NMG may request that any such Account terms be restored to the terms in effect prior to such customer service or other disputes and Bank shall implement such change in Account terms to the extent permitted by Applicable Law. If such changes in Account terms are implemented, the amount payable by Bank to NMG under Section 9.1(a)(i) shall be adjusted to reinstate the amounts previously payable pursuant to this Agreement in connection with such reinstated terms. If such customer service or other disputes remain uncured on the tenth (10th) day following the implementation of such Management Committee-approved remediation plan or such other date determined by the Management Committee as reasonably required to implement such remediation plan, NMG shall call, and the Parties shall attend, one or more Management Committee meetings to consider and vote upon an alternative plan to remediate such customer service or other disputes. In the event that the Management Committee is unable to agree to a plan to remediate such customer service or other disputes within the ten (10) days following any meeting called by NMG pursuant to this Section 3.2(e)(iii), it shall be considered an Unapproved Matter.

(f) NMG Matters. In accordance with and subject to this Section 3.2, NMG shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the following matters (the “NMG Matters”):

(i) design of the Cardholder Documentation and collateral aesthetics; provided that changes to the design or content of Cardholder Documentation (other than Billing Statements) that require a material increase in production costs beyond the per unit cost in effect as of January 1, 2005 (as adjusted by CPI) shall not be adopted as an NMG Matter but shall require the approval of the Management Committee pursuant to Section 3.2(e)(ii)(A) unless NMG agrees to pay the cost of such increase;

(ii) look, feel and content of Billing Statements, except for content that is dictated by legal or regulatory requirements, as evidenced by a Legal Opinion;

(iii) the Marketing Plan and marketing and promotion of the Program;

(iv) any maintenance of, and improvements to, the NMG Systems used in connection with the Program, including any conversion to any Bank systems and any capital expenditures of NMG and its Affiliates for maintenance of, and improvements to, the NMG Systems used in connection with the Program;

(v) the approval (in the sole discretion of NMG) of any new Credit Card products, including Co-Branded Credit Cards, Approved Ancillary Products, Non-Card Payment Plans or other products and services proposed to be offered to Cardholders and, in each case, the approval of any compensation payable to the NMG Companies in respect thereof; provided, that the economic terms and compensation arrangements related to such new products or services shall be acceptable to both Parties;

(vi) the design, implementation, modification or any changes to any terms of any Program Loyalty Program; provided that NMG shall continue to offer one or more Program Loyalty Programs to Cardholders throughout the Term and unless approved by majority vote of the full Management Committee (including any vacancies), such Program Loyalty Programs shall be the primary Loyalty Programs for the NMG Channels; and

(vii) communications and/or contacts with Cardholders (other than as required to service the Accounts, comply with Applicable Law or as otherwise provided in this Agreement), including use of telemarketing techniques by Bank.

(g) Bank Matters. In accordance with and subject to this Section 3.2, Bank shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the following matters (the “Bank Matters”):

(i) changes to Risk Management Policies (A) to the extent required by Applicable Law or safety and soundness considerations, in each case, as evidenced by a Legal Opinion or (B) in response to changes in the credit profiles for Account applicants from the profile specified in Schedule 3.2(g)(i);

(ii) changes to Account terms required by Applicable Law as evidenced by a Legal Opinion;

(iii) capital expenditures for maintenance of, and improvements to, the Bank Systems used in connection with the Program; and

(iv) content of Cardholder Documentation and Solicitation Materials that is dictated by Applicable Law, as evidenced by a Legal Opinion.

3.3 Program Relationship Managers; Program Team.

(a) The NMG Companies and Bank shall each appoint one Program relationship manager (each, a “Manager”). The Managers shall exercise day-to-day operational oversight of the Program, subject to the actions and decisions of the Management Committee, and coordinate the partnership efforts between the NMG Companies and Bank, shall report to the designees on the Management Committee of the Party appointing such Manager and shall conduct their Program responsibilities in accordance with the actions and decisions of the Management Committee. The NMG Companies and Bank shall endeavor to provide stability and continuity in the Manager positions and each Party’s other Program personnel.

(b) The initial Manager of the NMG Companies is set forth in Schedule 3.3.

(c) The initial Manager of Bank is set forth in Schedule 3.3. The Bank’s Manager shall report directly to the Bank’s Managing Director-Client Relations. The Bank’s Manager’s performance-based compensation shall be based upon the Program Objectives and other specific annual targets and objectives set by the Management Committee, including Program profitability targets. The appointment of a new Manager by Bank is subject to the prior approval of NMG. With respect to future Bank Manager candidates, Bank shall seek to propose candidates with substantial Program relevant experience, including experience with the department store industry, comparable customer demographics and loyalty programs.

(d) Bank shall maintain a Program team having Competitive expertise and experience and meeting the requirements and specifications set forth in Schedule 3.3. No member of the Bank’s Program team shall be reassigned to any program operated by Bank or any of its Affiliates pursuant to any agreement or arrangement with any retail store competitor designated annually by the Management Committee, including those listed in Schedule 3.3(d), without the approval of NMG.

ARTICLE IV

PROGRAM OPERATIONS

4.1 Operation of the Program.

(a) Each of the Parties hereto shall perform its obligations under this Agreement (i) in compliance with the terms and conditions of this Agreement, the Risk Management Policies, the Operating Procedures and any other policies, procedures and practices adopted pursuant to this Agreement, (ii) in good faith, (iii) in accordance with Applicable Law, and (iv) in a manner consistent with the Program Objectives.

(b) The initial Operating Procedures applicable to various aspects of the operation of the Program shall be the operating procedures adopted by NMG, its Affiliates and the Licensees prior to the Effective Date (which operating procedures are attached hereto as Schedule 4.1(b)). Changes to such Operating Procedures shall only be made with the approval of the Management Committee; provided that changes to the Risk Management Policies may be made in accordance with Section 4.6 and Article III.

(c) Except as expressly provided otherwise in this Agreement, Bank shall use commercially reasonable efforts to ensure that the personnel and other resources (including Systems and other technology resources) devoted by Bank to the Program shall be Competitive.

4.2 Certain Responsibilities of the NMG Companies.

(a) In addition to its other obligations set forth elsewhere in this Agreement, NMG agrees that during the Term it shall, either itself or through the Affiliate(s) to which it subcontracts the relevant functions:

(i) as provided in the Servicing Agreement, in its capacity as NMG Servicer, maintain a System to process Applications, using the underwriting and credit limit assignment policy set forth in the Risk Management Policies and the Operating Procedures, as maintained by NMG in effect as of January 1, 2005;

(ii) as provided in the Servicing Agreement, in its capacity as NMG Servicer, maintain call centers to respond to inquiries from Cardholders and to deal with billing related claims and adjustments (including by making finance charge and late fee reversals), establish new Accounts or Account types, authorize transactions, and assign, increase and decrease credit lines, all in accordance with the Risk Management Policies and the Operating Procedures, in each case, as performed by NMG prior to January 1, 2005;

(iii) as provided in the Servicing Agreement, in its capacity as NMG Servicer, provide Account monitoring services, including identifying delinquencies, identifying collection efforts required, implementing credit-line adjustments, over limit authorizations and Account deactivation or cancellation;

(iv) as provided in the Servicing Agreement, in its capacity as NMG Servicer, handle collection and recovery efforts in respect of Accounts;

(v) solicit new Accounts through in-store instant credit procedures (in accordance with this Agreement) and display of Solicitation Materials (or Applications) in the NMG Channels pursuant to the Marketing Plan;

(vi) implement and administer the Marketing Plan in accordance with this Agreement;

(vii) receive In-Store Payments in accordance with procedures that comply with Applicable Law, subject to reimbursement from Bank for the processing of such payments as provided in this Agreement;

(viii) pay sales associate compensation relating to the solicitation of new Accounts;

(ix) continue to make available a Program Loyalty Program;

(x) as provided in the Servicing Agreement, in its capacity as NMG Servicer, process remittances from Cardholders;

(xi) until the Documentation Services Transition Date, as provided in the Servicing Agreement, in its capacity as NMG Servicer, prepare, process and mail Cardholder Billing Statements, Inserts, privacy policy notices, change in terms notices and other communications to Cardholders; and

(xii) as provided in the Servicing Agreement, in its capacity as NMG Servicer, produce and issue all new, replacement and reissued credit card plates related to the NMG Credit Cards and the Loyalty Cards.

4.3 Certain Responsibilities of Bank.

(a) In addition to its other obligations set forth elsewhere in this Agreement, Bank agrees that during the Term it shall:

(i) extend credit (or cause one of its Affiliates to extend credit) on newly originated and existing Accounts in accordance with the Risk Management Policies and Operating Procedures;

(ii) comply (and cause its applicable Affiliates to comply) with the terms of the Cardholder Agreements, the Program Privacy Policies and all Cardholder opt-outs;

(iii) after the Systems Transition Date, provide any Account information required for the NMG Companies’ administration of any Loyalty Program;

(iv) in accordance with Section 7.2, after the Documentation Services Transition Date, prepare, process and mail Cardholder Billing Statements, Inserts, privacy policy notices, change in terms notices and other communications to Cardholders and perform any other Services required to be performed pursuant to this Agreement from time to time;

(v) provide training with respect to Program operations, including training of POS personnel and NMG Servicer personnel in the Bank’s policies and procedures with respect to the Program and in the use of any Bank Systems utilized in the Program;

(vi) to the fullest extent permitted by Applicable Law and Bank’s or its Affiliate’s agreements with third parties, as requested from time to time by NMG, provide transaction and experience information about cardholders of Bank’s and its Affiliates’ other Credit Card programs and customers of Bank’s and its Affiliates’ other consumer loan programs and assist the NMG Companies and their Affiliates in using such information to develop marketing plans for their businesses; and

(vii) to the fullest extent permitted by Applicable Law and Bank’s or its Affiliate’s agreements with third parties, as requested from time to time by NMG, permit the NMG Companies to solicit or offer NMG Goods and Services to cardholders of Bank’s and its Affiliates’ other Credit Card programs and customers of Bank’s and its Affiliates’ other consumer loan programs.

4.4 Ownership of Accounts; Account Documentation.

(a) Except to the extent of the NMG Companies’ ownership of the NMG Licensed Marks, Bank shall be the sole and exclusive owner of all Accounts and Account Documentation and shall have all rights, powers, and privileges with respect thereto as such owner; provided that Bank shall exercise such rights consistent with the provisions of this Agreement and Applicable Law. All purchases of NMG Goods and Services in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the relevant Cardholder and Bank, respectively. The NMG Companies acknowledge and agree that (i) they have no right, title or interest (except for their right, title and interest in the NMG Licensed Marks and their option to purchase the Program Assets under Section 17.2) in or to, any of the Accounts or Account Documentation or any proceeds of the foregoing, and (ii) Bank extends credit directly to Cardholders.

(b) Except as expressly provided herein, Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts and (ii) retain for its account all Cardholder Indebtedness and all other fees and income authorized by the Cardholder Agreements and collected with respect to the Accounts and Cardholder Indebtedness. Bank shall retain for its account any income from selling Approved Ancillary Products as shall have been approved by the Management Committee in connection with the approval of the offering of such Approved Ancillary Products.

(c) Bank shall fund all Cardholder Indebtedness on the Accounts.

(d) Bank shall have the exclusive right to effect collection of Cardholder Indebtedness, except as set forth in the Servicing Agreement, and shall notify Cardholders to make payment directly to it in accordance with its instructions; provided, however, that Bank at its option may make all collections for its account using a Program name which includes the name of NMG and, if Bank so elects, the name of Bank, and may direct all checks to be made payable to “NMG” or, with NMG approval, another name combined with the name NMG. NMG grants to Bank a limited power of attorney (coupled with an interest) to sign and endorse NMG’s name upon any form of payment that may have been issued in NMG’s name in respect of any Account.

(e) Notwithstanding the foregoing, the NMG Companies shall accept payments made with respect to an Account (i) in an NMG Store as provided in Section 8.3, (ii) by telephone through the ACH Pay by Phone system and (iii) online through the NMG Companies’ websites.

(f) With respect to all Account Documentation, and notwithstanding the purchase of such Account Documentation by Bank as of the Effective Date, NMG Servicer, shall continue to hold and retain the Account Documentation following the Effective Date as bailee for the sole benefit of Bank.

(i) From time to time following the Effective Date, NMG Servicer shall deliver such Account Documentation as requested by Bank. NMG Servicer will use reasonable efforts to accommodate Bank’s shorter requested time frames, but in any event such deliveries will be made no later than the following time frames: (i) for statements, 15 days; (ii) for non-cash payment information, 10 days; (iii) for cash payment information, 5 Business Days, (iv) for application information, 20 days; (v) for sales slips, 20 days; and (vi) for all other Account Documentation, 30 days. NMG Servicer shall effect delivery of the requested Account Documentation at its sole cost and expense, unless otherwise determined by the Management Committee; provided, that in connection with any litigation, all Account Documentation shall be provided within fifteen (15) days rather than the timeframes set forth above.

(ii) In discharging its bailment duties hereunder, NMG Servicer agrees to utilize such document storage, safekeeping and security methods in accordance with Applicable Law. All Account Documentation shall be housed at NMG Servicer’s operations centers or other facilities designated by NMG Servicer. Without limiting any of their obligations under this Agreement, NMG agrees to maintain the Account Documentation for a period that complies with the document retention policy set forth in Schedule 4.4(f).

4.5 Branding of Accounts/Credit Cards/Cardholder Documentation/Solicitation Materials.

(a) The Cardholder Documentation and the Solicitation Materials shall be in the design and format proposed by the NMG Companies and approved by the Management Committee; provided that Bank shall be responsible for ensuring that the Cardholder Documentation and the Solicitation Materials comply with Applicable Law and for ensuring that the Solicitation Materials comply with the Cardholder Documentation.

(b) Bank shall be responsible for, and bear the cost of the design, development and delivery (other than delivery at NMG Channels) of the Cardholder Documentation; provided that, to the extent that changes to the design or format of Cardholder Documentation results in the per unit cost of such Cardholder Documentation being materially greater than (i) in the case of Cardholder Documentation other than Billing Statements, the cost in effect as of January 1, 2005 (as adjusted by CPI), and (ii) in the case of Billing Statements, the greater of such cost and the cost of producing statements having the specifications set forth in Schedule 7.3(a), the Management Committee shall allocate the increased costs resulting from such changes in Cardholder Documentation between the Parties.

(c) Bank shall issue a renewal NMG Credit Card and/or Loyalty Card to each Cardholder in accordance with the terms of any Loyalty Program at each scheduled NMG Credit Card and/or Loyalty Card renewal date (or earlier, at the direction of any NMG Company, if the Cardholder qualifies for an upgrade in any Loyalty Program).

(d) NMG Licensed Marks shall appear prominently on the face of the NMG Credit Cards. The NMG Credit Cards shall not bear Bank’s Licensed Marks except, in the case of a Dual-Line Credit Card, as required by the applicable Card Association; provided, however, the Bank’s name will appear on the back of the card in order to identify Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law, and in the case of a Dual-Line Credit Card, as required by the applicable Card Association.

4.6 Underwriting and Risk Management.

(a) Bank shall accept or reject any Application based solely upon application of the then-current Risk Management Policies applicable to the relevant channel. Upon satisfaction of the applicable credit criteria set forth in the Risk Management Policies, Bank shall promptly establish a Private Label Credit Account, a Non-Store Account and/or a Non-Card Payment Plan, as applicable. The procedures for determining what type(s) of NMG Credit Cards and Accounts shall be issued upon receipt of each Application are set forth in the Risk Management Policies. Bank shall have the right, power and privilege to review periodically the creditworthiness of Cardholders to determine the range of credit limits to be made available to an individual Cardholder and whether or not to suspend or terminate credit privileges of such Cardholder; provided, however, that Bank shall only decrease credit limits or suspend or terminate credit privileges on an individual, case-by-case basis consistent with the then-current Risk Management Policies and Operating Procedures and in no event in a manner less favorable, in the aggregate, than its exercise of similar rights in connection with the Comparable Partner Programs.

(b) The initial Risk Management Policies to be in effect as of the Effective Date are contained in the initial Operating Procedures. Each Party may propose modifications of any aspect of the Risk Management Policies, which modifications shall be made only upon approval in accordance with Article III.

(c) If the approval rate targets and other metrics referred to in Schedule 4.6(c) are not met and the credit profile of Account applicants has not adversely changed from that specified in Schedule 4.6(c), then Bank shall have thirty (30) days to modify the Risk Management Policies or otherwise adjust its practices to achieve such targets. If Bank does not make any such adjustments, or if such adjustments fail to result in all approval rate targets and other metrics once again being met by the 90th day after the implementation of such adjustments, the NMG Companies shall have the right to terminate this Agreement pursuant to Section 15.2(h).

(d) The Parties shall each perform all commercially reasonable security functions in accordance with the Risk Management Policies to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications. The Parties each agree to use commercially reasonable efforts to cooperate with each other in such functions.

4.7 Cardholder Terms.

(a) The terms and conditions of all Purchased Accounts shall be the terms and conditions applicable to the Account type immediately prior to the Effective Date, including the terms and conditions set forth on Schedule 4.7, provided that, at the request of NMG, the Parties shall take such actions in accordance with this Agreement as may be required to convert the Accounts specified in Schedule 4.7 to the new terms and conditions specified in Schedule 3.2(e). Additional changes to the terms and conditions of the Accounts may be made only in accordance with Article III.

(b) The account numbers and BINs of all Purchased Accounts shall remain the same after the Effective Date.

4.8 Internet Services.

(a) Cardholder Website. Bank shall develop and maintain an NMG-branded website for Cardholders and potential Cardholders to be effective as of the Systems Transition Date, with the look and feel consistent with the NMG Companies’ websites (“Program Website”). The Program Website shall be accessed solely by means of links from the NMG Companies’ websites and shall contain or otherwise be associated with only such material and links as shall be agreed by the Management Committee from time to time. The NMG Companies will provide such links on (i) their home pages, (ii) their check-out pages, and (iii) such other pages as the Management Committee shall determine from time to time. The Program Website shall also include links back to the NMG Companies’ websites, on the Program Website home page and such other pages as the Management Committee shall determine from time to time. The Program Website shall include the following functions, and such other functions as may be approved by the Management Committee from time to time (the Program Website and such functionality, collectively, the “Internet Services”).

(i) Applications. The Program Website shall permit potential Cardholders to access an Application, to complete and submit the Application online and receive real-time approvals or denials of such Application in accordance with the Risk Management Policies and Operating Procedures. Without limiting the foregoing, the Application function on the Program Website shall have at a minimum all features and functionality available on any NMG Company’s website prior to the Effective Date.

(ii) Cardholder Customer Service. The Program Website shall permit Cardholders to (A) view the Cardholder’s Account information and Billing Statements (including any Loyalty Program information, NMG Transaction information, and all other information contained in such Billing Statement); (B) to the extent requested by, and provided to the Bank by, NMG, view electronic copies of sales slips or other documents or data relating to the Cardholder’s NMG transactions, including the Cardholder’s signature; and (C) make payments on the Cardholder’s Account via automated clearing house transfer or other payment mechanism.

(b) Performance Standards. Bank shall provide the Internet Services consistent with the SLAs set forth on Schedule 4.8(b) and in accordance with industry standards.

(c) Customer Privacy. Bank shall ensure that the Privacy Policy is clearly and prominently posted on the pages of the Program Website.

(d) Internet Services Representations and Warranties. Bank represents and warrants as of the Systems Transition Date and during the Term of this Agreement that:

(i) the Program Website is solely under Bank’s control (subject to the NMG Companies’ rights under this Agreement); and

(ii) Bank has the license, right or privilege to use the hardware, software and content acquired from third parties for use in the Internet Services, and that it is the owner of all other hardware, software and content used in the Internet Services and that neither the Internet Services as a whole, nor any part thereof, infringes upon or violates any patent, copyright, trade secret, trademark, invention, proprietary information, nondisclosure or other rights of any third party.

4.9 Sales Taxes. NMG and its Subsidiaries shall pay when due any sales taxes relating to the sale of NMG Goods and Services. To the extent permitted by the Applicable Law of the relevant states, NMG shall use commercially reasonable efforts to recover sales taxes charged to any Account that has been written off by Bank. Bank shall notify the NMG Companies of any amounts written-off on Accounts by Bank, identified by Account, and shall sign such forms and provide any such other information as requested by NMG to enable the NMG Companies to pursue any such recoveries. NMG shall pay to Bank an amount equal to recovered sales taxes. To the extent Bank is permitted by Applicable Law to directly recover sales taxes charged to any Account written off by Bank, the NMG Companies shall sign such forms and provide any such other information as reasonably requested by Bank to enable Bank to pursue any such recoveries. In the event NMG is audited or assessed by a state, and as a result any amount of sales tax previously recovered is repaid to the state, Bank shall repay such amount to NMG. NMG shall use commercially reasonable efforts to negotiate such audit or assessment. Bank also shall fully cooperate in any such audit or assessment and shall pay the costs and expenses of NMG incurred in connection with negotiating any tax audit or assessment or analyzing or pursuing any bad debt claims.

4.10 Participation in Reversals.

(a) Reporting of Reversals. Each Year-End Settlement Statement shall set forth a calculation of the applicable Finance Charge Reversal Percentage and Late Fee Reversal Percentage for the preceding Fiscal Year and such other calculations as are necessary to calculate the payment in respect thereof to be made by the Parties pursuant to this Section 4.10. All amounts payable pursuant to this Section shall be netted against each other so that only a single payment shall be made pursuant to this Section.

(b) Finance Charge Reversals. If the Finance Charge Reversal Percentage with respect to the Private Label Accounts reflected in the Year-End Settlement Statement with respect to the preceding Fiscal Year is greater than the applicable High Collar, the NMG Companies shall pay Bank an amount equal to (A) the Finance Charge Reversal Percentage with respect to the Private Label Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all finance charges assessed on the Private Label Accounts during such preceding Fiscal Year. If the Finance Charge Reversal Percentage with respect to the Private Label Accounts for such Fiscal Year is less than the applicable Low Collar, Bank shall pay the NMG Companies an amount equal to (A) the applicable Low Collar minus the Finance Charge Reversal Percentage with respect to the Private Label Accounts, multiplied by (B) the aggregate amount of all finance charges assessed on the Private Label Accounts during such preceding Fiscal Year.

(c) Late Fee Reversals. If the Late Fee Reversal Percentage with respect to the Private Label Accounts reflected in the Year-End Settlement Sheet with respect to the preceding Fiscal Year is greater than the applicable High Collar, the NMG Companies shall pay Bank an amount equal to (A) the Late Fee Reversal Percentage with respect to the Private Label Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all late fees assessed on the Private Label Accounts during such preceding Fiscal Year. If the Late Fee Reversal Percentage with respect to the Private Label Accounts for such Fiscal Year is less than the applicable Low Collar, Bank shall pay the NMG Companies an amount equal to (A) the applicable Low Collar minus the Late Fee Reversal Percentage with respect to the Private Label Accounts, multiplied by (B) the aggregate amount of all late fees assessed on the Private Label Accounts during such preceding Fiscal Year.

4.11 Interest Free Accounts. Bank shall offer and support interest free Accounts in accordance with this Agreement and, subject to the limitations set forth in this Section 4.11, the cost of maintaining such interest free Accounts shall be borne by Bank. The Year-End Settlement Sheet for each Fiscal Year shall set forth, (i) Average Private Label Receivables, (ii) Average Interest Free Receivables and (iii) the Net Yield for such Fiscal Year calculated on all Billed Cardholder Debt. If the dollar amount of Average Interest Free Receivables as a percentage of Average Private Label Receivables for such Fiscal Year exceeds the applicable High Collar, there shall be included on the Year-End Settlement Sheet for such Fiscal Year (and the NMG Companies shall pay to Bank) an amount equal to (A) Net Yield, divided by (B) the Average Private Label Receivables less Average Interest Free Receivables for such Fiscal Year, multiplied by (C) the dollar amount by which Average Interest Free Receivables for such Fiscal Year exceeded the High Collar. If the dollar amount of Average Interest Free Receivables as a percentage of Average Private Label Receivables for such Fiscal Year is less than the Applicable Low Collar, there shall be included on the Year-End Settlement Sheet (and Bank shall pay to the NMG Companies) an amount equal to (A) Net Yield, divided by (B) the Average Private Label Receivables less Average Interest Free Receivables for such Fiscal Year, multiplied by (C) the dollar amount by which Average Interest Free Receivables for such Fiscal Year was less than the Low Collar.

ARTICLE V

MARKETING

5.1 Promotion of Program. In accordance with the Marketing Plan, the NMG Companies and Bank shall cooperate with each other and actively support and promote the Program to both existing and potential Cardholders.

5.2 Marketing Commitment.

(a) On the Effective Date and no later than the first (1st) Business Day of each subsequent Fiscal Year, Bank shall pay to NMG an amount equal to the NMG Marketing Commitment for such Fiscal Year, which amount shall be deposited into a marketing fund maintained by NMG (the “NMG Marketing Fund”).

(b) The NMG Marketing Fund shall be used by NMG and its Affiliates in the sole discretion of NMG for such incremental marketing of the Program and the Credit Card Business as NMG and its Affiliates shall undertake from time to time.

(c) Each Monthly Settlement Sheet shall set forth an accounting of the costs incurred, if any, by NMG and its Affiliates in the prior Fiscal Month which were paid out of the NMG Marketing Fund. To the extent that the expenditures of the NMG Marketing Commitment by NMG and its Affiliates in any Fiscal Year exceed the amount in the NMG Marketing Fund, the NMG Companies shall be entitled to reimbursement from the NMG Marketing Fund for the following Fiscal Year but not in excess of 10% of such Fiscal Year’s NMG Marketing Fund. Any amount in the NMG Marketing Fund for a given Fiscal Year that is not spent in that Fiscal Year shall remain available for use during the Term.

(d) Bank hereby agrees to credit a joint marketing fund maintained by Bank (the “Joint Marketing Fund”), no later than the first (1st) Business Day of each Fiscal Year, with an amount equal to the Joint Marketing Commitment. The Joint Marketing Commitment shall be used as set forth in the Marketing Plan and as otherwise directed by the Management Committee from time to time. The NMG Companies and Bank shall each provide to the other for inclusion in the Monthly Settlement Sheet, an accounting of such Party’s and its Affiliates’ use of the Joint

Marketing Commitment in the prior Fiscal Month, and Bank shall reimburse the NMG Companies for such amounts used by NMG and its Affiliates, and shall reduce the amount remaining in the Joint Marketing Fund by the amounts used by Bank and its Affiliates. Any amount in the Joint Marketing Fund for a given Fiscal Year that is not spent in that Fiscal Year shall remain available for use at the direction of the Management Committee during the Term.

5.3 Communications with Cardholders.

(a) NMG Inserts. NMG and its Affiliates shall have the exclusive right to communicate with Cardholders, except for any message required by Applicable Law, through use of inserts, fillers and bangtails (which shall be included on all billing envelopes) (collectively, “Inserts”), including Inserts selectively targeted for particular segments of Cardholders, in any and all Billing Statements (including electronic Billing Statements) and envelopes, subject to production requirements contained in the Operating Procedures and Applicable Law. Except as otherwise provided in the Marketing Plan, and except for Inserts required by Applicable Law (which shall be paid for by Bank), the NMG Companies shall be responsible for the content of, and the cost of preparing and printing, any such Inserts. If the insertion of Inserts in particular Billing Statements would increase the postage costs for such Billing Statements, the NMG Companies agree to either pay for the incremental postage cost or prioritize the use of Inserts to avoid postage cost over-runs. The NMG Companies shall retain all revenues they receive from all Inserts (other than any Inserts promoting the NMG Credit Cards or Approved Ancillary Products that the NMG Companies may permit to be produced and distributed in accordance with the Marketing Plan). Subject to NMG’s prior written approval, which shall not be unreasonably withheld, Bank may communicate with Cardholders in the Inserts about the Program as necessary for Bank to comply with its obligations under this Agreement.

(b) Billing Statement Messages. NMG and its Affiliates shall have the exclusive right to use Billing Statement (including electronic Billing Statement) messages and Billing Statement envelope (or electronic mail) messages in each Billing Cycle to communicate with Cardholders, subject to production requirements contained in the Operating Procedures and Applicable Law. Such messages shall be included at no cost to the NMG Companies. Notwithstanding the foregoing, any message required by Applicable Law shall take precedence over NMG’s and its Affiliates’ messages. Subject to NMG’s prior written approval, which shall not be unreasonably withheld, Bank may communicate with Cardholders about the Program in the Billing Statements as necessary for Bank to comply with its obligations under this Agreement.

5.4 Additional Marketing Support.

(a) Upon the request of NMG from time to time, Bank shall perform the following marketing functions at no cost or expense to the NMG Companies:

(i) subject to Applicable Law and any contractual prohibitions to which Bank or its Affiliates are subject:

(A)

use Bank’s and its Affiliates’ databases, analytic tools and market research and Bank’s marketing support services to assist NMG and its Affiliates in their promotion of the NMG Channels, or the marketing and promotion of NMG Goods and Services, the NMG Credit Cards or the Non-Card Payment Plans;

(B)

conduct mailings and other related marketing efforts on behalf of NMG and its Affiliates, which may include marketing materials promoting the Program, the NMG Credit Cards and Non-Card Payment Plans, the NMG Channels and/or the NMG Goods and Services at NMG’s option, based upon the customer databases and customer database analysis tools maintained by Bank and its Affiliates, including nonpersonally identifiable transaction and experience data from Bank’s and its Affiliates’ Credit Card, other consumer loan portfolio and other customer databases; provided that (unless such amounts are paid out of the NMG Marketing Fund or are paid out of the Joint Marketing Fund pursuant to the Marketing Plan) the NMG Companies shall be responsible for all out-of-pocket expenses of all marketing materials and mailing services at cost;

(ii) provide such reasonable assistance to NMG and its Affiliates as NMG may request in connection with the training of personnel of NMG and its Affiliates regarding the Program, including providing training materials developed by Bank and approved by the Management Committee;

(iii) collaborate with the NMG Companies to identify and test marketing initiatives (using Bank’s resources); provided that (unless such amounts are paid out of the NMG Marketing Fund or are paid out of the Joint Marketing Fund pursuant to the Marketing Plan) the NMG Companies shall be responsible for all out-of-pocket expenses of test marketing at cost requested in connection with the Program; and

(iv) provide models and modeling support, which may include Cardholder attrition models, prospect marketing models and other tools designed to improve Program performance.

(b) Following the Effective Date, Bank shall, at its sole expense, retain a mutually agreed upon third party to conduct surveys of Cardholder perception and satisfaction on a regular, periodic basis regarding the NMG Credit Cards and the Program but in no event less frequently than annually. Such surveys shall be in a form and employ reasonable methodologies developed in consultation with the NMG Companies and shall provide for a level of information reasonably acceptable to NMG. Bank shall make available to the NMG Companies the results of such surveys as well as all associated work papers promptly following completion thereof.

5.5 Approved Ancillary Products. Except for the Approved Ancillary Products, the NMG Credit Cards and the Non-Card Payment Plans, Bank and its Affiliates shall not offer (except as directed by NMG) any goods or services to Cardholders or through the Program. From time to time, Bank may propose to solicit Cardholders for products or services other than the foregoing. If the NMG Companies, in their sole and absolute discretion, agree to permit such solicitation, such solicitation shall only be permitted on the terms (including terms relating to the compensation of the NMG Companies with respect thereto) agreed by the NMG Companies.

5.6 Marketing Plan.

(a) Following the date hereof NMG, in consultation with Bank, shall develop a proposed Marketing Plan for the first Fiscal Year. Within thirty (30) days after the Effective Date, the Management Committee shall approve such Marketing Plan for the first Fiscal Year. For each Fiscal Year following the first Fiscal Year, the NMG Companies shall develop, in consultation with Bank, and on or before ninetieth (90th) day prior to the commencement of such Fiscal Year, the Marketing Committee shall approve a Marketing Plan for such Fiscal Year.

(b) At least once per calendar year, the Management Committee shall consider (to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party) features, terms, conditions and other aspects of other Comparable Partner Programs and Competing Partner Programs in order to identify marketplace developments for possible inclusion in the Program to ensure that the Program remains Competitive. If the Management Committee determines that a change to the Program may be required, Bank shall develop a plan with respect to implementation of such change, including the impact the proposed change would have, if any, on the revenue share, and shall present such plan to the Management Committee for its review and decision. The Management Committee shall decide whether to test or launch any such Program changes for Cardholders or potential Cardholders.

(c) Each Marketing Plan shall outline, for each NMG Channel, all programs, to the extent established and mutually agreed upon by the NMG Companies and Bank, and shall include at least the following information for each program:

(i) description of offer(s), cost per unit, expected response rate and other performance projections with respect thereto;

(ii) description of target audience;

(iii) planned budget, specifying Bank’s share and the NMG Companies’ share, if any;

(iv) distribution among the NMG Channels and types of Accounts; and

(v) target implementation date (e.g., mailing dates, calling dates, delivery dates).

(d) Each Marketing Plan shall address development of Solicitation Materials and Account Documentation; new Account acquisition strategies, including direct mailing;

preparation of unique collateral materials for the NMG Companies’ employees; activation, retention and usage; statement design and messaging; advertising of the Program; and such other marketing matters as the Parties shall agree to.

(e) Each Marketing Plan shall specify which Party is responsible for each Marketing Plan item and shall contain a budget specifying the Parties’ financial responsibilities during the applicable Fiscal Year.

(f) Any Marketing Plan may be modified or supplemented by the Parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by the Management Committee.

(g) To the extent practicable, all significant marketing initiatives developed under this Agreement shall contain unique marketing source codes to facilitate post-marketing research and analysis.

ARTICLE VI

CARDHOLDER INFORMATION

6.1 Customer Information.

(a) All sharing, use and disclosure of Cardholder Data and NMG Shopper Data under this Agreement shall be subject to the provisions of this Article VI. The Parties acknowledge that the same or similar information may be contained in the Cardholder Data, the NMG Shopper Data, and other data and that each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.

(b) NMG and Bank shall each maintain an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data and the NMG Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data and the NMG Shopper Data; (iii) protect against unauthorized access to or use of the Cardholder Data and the NMG Shopper Data; and (iv) ensure the proper disposal of Cardholder Data and NMG Shopper Data. Additionally, such security measures shall meet current industry standards and shall be at least as protective as those used by each Party to protect its other confidential customer information. Each Party shall use the same degree of care in protecting the Cardholder Data and the NMG Shopper Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care. In particular, Bank shall treat NMG Shopper Data as if it were “customer information” for purposes of the regulations above. In the event a Party becomes aware of any unauthorized use of or access to Cardholder Data, such Party shall immediately notify the other Party and shall cooperate with such other Party, as it deems necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Cardholder Data, and (z) to provide prompt notice to affected Cardholders to the extent required by Applicable Law or otherwise with the approval of the Management

Committee. In the event Bank becomes aware of any unauthorized use of or access to NMG Shopper Data, Bank shall immediately notify the NMG Companies and shall cooperate with them, as they deem necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of NMG Shopper Data, and (z) to provide prompt notice to affected NMG Shoppers to the extent required by Applicable Law or otherwise with the approval of the Management Committee. The cost and expenses of any such notice shall be borne solely by the Party that experienced the unauthorized use of or access to Cardholder Data or NMG Shopper Data.

(c) The NMG Companies shall, subject to Applicable Law, promptly provide to Bank a complete list of any Persons who (i) after the Effective Date, have requested to be on the NMG Companies’ “do not call” list and/or (ii) have requested to be on “do not mail” lists (or other similar lists), and Bank shall promptly comply with such requests with respect to its solicitation of NMG Credit Cards and Approved Ancillary Products. Bank shall, subject to Applicable Law, promptly provide to the NMG Companies a complete list of any Cardholders who (i) after the Effective Date, have requested to be on Bank’s “do not call” list and/or (ii) have requested to be on “do not mail” lists (or other similar lists) in connection with their Cardholder relationship with Bank and the NMG Companies shall promptly comply with such requests with respect to its solicitations.

6.2 Cardholder Data.

(a) As among the Parties hereto, the Cardholder Data shall be the property of and exclusively owned by Bank.

(b) The Program Privacy Policy applicable to the Cardholder Data is attached as Schedule 6.2 hereto. Any modifications to the Program Privacy Policy shall be approved by the Management Committee, provided that the Program Privacy Policy shall comply with Applicable Law at all times.

(c) Bank shall not use, or permit to be used, the Cardholder Data, except as provided in this Section 6.2. Bank may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely (i) for purposes of soliciting or marketing (in each case, solely as directed by the NMG Companies or the Management Committee) or servicing customers listed in the Cardholder Data for NMG Credit Cards, Approved Ancillary Products, and any other products and services approved by the Management Committee, (ii) as otherwise necessary to carry out its obligations or exercise its rights hereunder, or (iii) as required by Applicable Law. Bank has no rights to use the Cardholder Data for marketing purposes except as expressly provided herein.

(d) Bank shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 6.2. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data other than to NMG or any of its Affiliates. Bank may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

(i) to its authorized subcontractors in connection with a permitted use of such

Cardholder Data under this Section 6.2, provided that each such authorized subcontractor agrees in a written agreement satisfactory to NMG and Bank to maintain all such Cardholder Data as strictly confidential and not to use or disclose such information to any Person other than Bank or an NMG Company, except as required by Applicable Law or any Governmental Authority (after giving Bank and the NMG Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank and the NMG Companies of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and the NMG Companies in any investigation thereof and remedial action with respect thereto;

(ii) to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.2;

(iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to NMG if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure; or

(iv) to the extent permitted in the Risk Management Policies and Operating Procedures, to any consumer reporting agency in accordance with the federal Fair Credit Reporting Act.

(e) To the extent Bank has access to the following information in accordance with the provisions of this Agreement and subject to Applicable Law and the Program Privacy Policy, Bank shall transmit to the NMG Companies at such times as may be requested by NMG and in formats agreed to by the Parties in advance from time to time:

(i) for any customer who has applied for an NMG Credit Card, regardless of the marketing channel of such application: (A) the customer’s name, address, email address, telephone number, social security number and all other information supplied on the application or prescreened response submitted by the customer; (B) an indication of whether or not the customer has been approved for an NMG Credit Card; and (C) if the customer has been approved for an NMG Credit Card or Non-Card Payment Plan, the NMG Credit Card or Non-Card Payment Plan issued (or to be issued) to such customer;

(ii) for each Cardholder, joint-Cardholder and authorized buyer, (1) such person’s name, address, email address, telephone number, social security number and Account number; (2) any reported change to any of the foregoing information; (3) transaction and experience data; and (4) any such other Cardholder Data as the NMG Companies may reasonably request;

(iii) the Cardholder’s name and account number for any Account that is delinquent;

(iv) the Cardholder’s name and account number for any Account that has been closed; and

(v) the Cardholder Data for all categories of information available on the NMG Companies’ credit Systems as of the date hereof.

Notwithstanding the foregoing, no Party hereto shall be required to provide any information on a personally identifiable basis if the provision of such personally identifiable information would cause such Party to be considered a “consumer reporting agency” for purposes of the Fair Credit Reporting Act.

(f) Bank shall cooperate with the NMG Companies to provide NMG and its Affiliates with the maximum ability permissible under Applicable Law and the Program Privacy Policy to receive, use and disclose the Cardholder Data, including, as necessary or appropriate, through use of consents or opt-out provisions, in each case as directed by the NMG Companies. Without limiting the foregoing, NMG and each of its Affiliates may receive, use and disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy (i) for purposes of promoting the Program or promoting NMG Goods and Services, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as otherwise permitted by Applicable Law.

(g) The NMG Companies may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy. Each of the NMG Companies may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

(i) to its existing subcontractors as of the Effective Date and to authorized subcontractors that enter into agreements with an NMG Company after the Effective Date (“Future Subcontractors”) in connection with a permitted use of such Cardholder Data under this Section 6.2, provided that each such existing subcontractor and Future Subcontractor agrees in a written agreement satisfactory to NMG and Bank to maintain all such Cardholder Data as strictly confidential in perpetuity and not to use or disclose such information to any Person other than an NMG Company or Bank, except as required by Applicable Law or any Governmental Authority (after giving the NMG Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such existing subcontractor and Future Subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such existing subcontractor and Future Subcontractor agrees to notify promptly Bank and the NMG Companies of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and the NMG Companies in any investigation thereof and remedial action with respect thereto;

(ii) to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) the NMG Companies shall be responsible for the compliance by each such Person with the terms of this Section 6.2; or

(iii) to any Governmental Authority with authority over such NMG Company (A) in connection with an examination of such NMG Company; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that such NMG Company seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, such NMG Company (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure.

(h) With respect to the sharing, use and disclosure of the Cardholder Data following the termination of this Agreement:

(i) the rights and obligations of the Parties under this Section 6.2 shall continue through any Termination Period;

(ii) if NMG exercises its rights under Section 17.2, Bank shall transfer its right, title and interest in the Cardholder Data to NMG or its Nominated Purchaser as part of such transaction, and Bank’s right to use and disclose the Cardholder Data shall terminate upon the termination of the Termination Period; and

(iii) if NMG provides notice that it shall not exercise its rights under Section 17.2, NMG and its Affiliates’ right to use and disclose the Cardholder Data hereunder shall terminate upon the termination of the Termination Period.

6.3 NMG Shopper Data; NMG Prospect Data.

(a) Bank acknowledges that the NMG Companies gather information about purchasers of NMG Goods and Services and that NMG and its Affiliates have rights to use and disclose such information independent of whether such information also constitutes Cardholder

Data. As between the NMG Companies and Bank, all the NMG Shopper Data shall be owned exclusively by the NMG Companies. Bank acknowledges and agrees that it has no proprietary interest in the NMG Shopper Data. To the extent Bank is the direct recipient of such data, it shall provide such data to the NMG Companies in such format and at such times as shall be specified by NMG. Bank shall cooperate in the maintenance of the NMG Shopper Data and other data, including by incorporating in the Application and Cardholder Agreement provisions mutually agreed to by the Parties pursuant to which applicants and Cardholders shall agree that they are providing their identifying information and all updates thereto and all transaction data from NMG Channels to both Bank and NMG and its Affiliates. For the avoidance of doubt, the following information shall be deemed NMG Shopper Data:

(i) for any customer who has applied for an NMG Credit Card, regardless of the channel through which such application was completed or submitted (1) the customer’s name, address, email address, telephone number, social security number and all other commercially reasonable information supplied on the application or prescreened response submitted by the customer; and (2) an indication of whether or not the customer has been approved for an NMG Credit Card; and

(ii) for any Cardholder, (1) the Cardholder’s name, address, email address, telephone number, social security number and Account number; (2) any reported change to any of the foregoing information; and (3) Cardholder transaction and experience data in the NMG Channels at a detailed, line-item and SKU level that provides all detail provided to NMG and its Affiliates prior to the Effective Time.

(b) Subject to compliance with Applicable Law, NMG’s privacy policies, the Marketing Plan and such criteria (including format) as may be mutually agreed to from time to time, the NMG Companies shall make available to Bank, free of charge, a list of customers of NMG and its Subsidiaries who the NMG Companies have determined are available to be solicited for Accounts under the Program (the “NMG Prospect List”). As between the NMG Companies and Bank, the NMG Prospect List shall be owned exclusively by the NMG Companies. Bank acknowledges and agrees that it has no proprietary interest in the NMG Prospect List.

(c) Bank shall not use, or permit to be used, directly or indirectly, the NMG Shopper Data, except to transfer such data to the NMG Companies to the extent received by Bank. Bank shall not use, or permit to be used, the NMG Prospect List except as provided in this Section 6.3(c). Bank may use the NMG Prospect List in compliance with Applicable Law solely for purposes of soliciting customers listed in the NMG Prospect List for Accounts or as required by Applicable Law.

(d) Bank shall not disclose, or permit to be disclosed, the NMG Shopper Data or the NMG Prospect List, except as provided in this Section 6.3. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the NMG Shopper Data or the NMG Prospect List (all such rights belonging exclusively to the NMG Companies). Bank may disclose the NMG Shopper Data and the NMG Prospect List in compliance with Applicable Law solely:

(i) to its authorized subcontractors in connection with a permitted use of such

NMG Shopper Data or NMG Prospect List under this Section 6.3, provided that each such authorized subcontractor agrees in writing to maintain all such NMG Shopper Data or NMG Prospect List as strictly confidential in a manner satisfactory to NMG and not to use or disclose such information to any Person other than Bank or an NMG Company, except as required by Applicable Law or any Governmental Authority (after giving Bank and the NMG Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the NMG Shopper Data and NMG Prospect List; (x) protect against any anticipated threats or hazards to the security or integrity of the NMG Shopper Data and NMG Prospect List; (y) protect against unauthorized access to or use of the NMG Shopper Data and the NMG Prospect List; and (z) ensure the proper disposal of NMG Shopper Data and the NMG Prospect List; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank and the NMG Companies of any unauthorized disclosure, use, or disposal of, or access to, NMG Shopper Data or the NMG Prospect List and to cooperate with the Bank and the NMG Companies in any investigation thereof and remedial action with respect thereto;

(ii) to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants, with a need to know the NMG Shopper Data or NMG Prospect List in connection with a permitted use of the NMG Shopper Data or NMG Prospect List under this Section 6.3; provided that (A) any such Person is bound by terms substantially similar to this Section 6.3 as a condition of employment, of access to the NMG Shopper Data or NMG Prospect List or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.3; or

(iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide the NMG Shopper Data or NMG Prospect List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed NMG Shopper Data or NMG Prospect List, as the case may be, to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to NMG if reasonably possible under the circumstances, and (2) seeks to redact the NMG Shopper Data or NMG Prospect List to the fullest extent possible under Applicable Law governing such disclosure.

(e) Upon the termination of this Agreement, without limiting Bank’s rights and obligations with respect to the Cardholder Data pursuant to Section 17.5, Bank’s rights to use and disclose the NMG Shopper Data and NMG Prospect List shall terminate. Promptly following such termination, Bank shall return or destroy all the NMG Shopper Data and NMG Prospect Lists and shall certify such return or destruction to the NMG Companies upon request.

ARTICLE VII

OPERATING STANDARDS

7.1 Reports.

(a) Within fifteen (15) days after the end of each Fiscal Month or such other time as may be agreed by the Parties with respect to particular reports, Bank shall provide to the Management Committee and NMG the reports specified in Schedule 7.1(a)(i) (which reports shall be reported on a Fiscal Month, calendar month or cycles-basis, as agreed upon by the parties), and such other reports as are mutually agreed to by the Parties from time to time. Within fifteen (15) days after the end of each Fiscal Month or such other time as may be agreed by the Parties with respect to particular reports, NMG shall provide to the Management Committee and Bank the reports specified in Schedule 7.1(a)(ii) (which reports shall be reported on a Fiscal Month, calendar month or cycles-basis, as agreed upon by the parties), and such other reports as are mutually agreed to by the Parties from time to time.

(b) Within fifteen (15) days after the end of each Fiscal Month other than the last Fiscal Month of each Fiscal Year, NMG Servicer shall deliver to Bank a statement, in the form set forth on Schedule 7.1(b), setting forth all information required to determine the payments to be made by the Parties pursuant to this Agreement in respect of such Fiscal Month. Each such statement shall be known as a “Monthly Settlement Sheet.”

(c) Within thirty (30) days after the end of each Fiscal Year, NMG Servicer shall deliver to Bank a statement, in the form set forth on Schedule 7.1(c), setting forth all information required to determine the payments to be made by the parties pursuant to this Agreement in respect of the last Fiscal Month of such Fiscal Year and any annual payments to be made in respect of such Fiscal Year. Each such statement shall be known as a “Year-End Settlement Sheet”.

7.2 Servicing.

(a) As Services are transferred by NMG to Primary Servicer pursuant to the Servicing Agreement, Primary Servicer shall perform such transferred Services in accordance with the terms and conditions of this Agreement, the Risk Management Policies and the Operating Procedures. Without limiting the foregoing, Primary Servicer shall service the Accounts in compliance with Applicable Law, in such a way as to not disparage or embarrass the NMG Companies or their names, with a level of service to Cardholders and with no less care and diligence than the degree of care and diligence employed by NMG prior to the Effective Date. In addition, without limiting the foregoing, with respect to the Services to be performed by Primary Servicer, Primary Servicer agrees that it shall perform such functions with no less care and diligence than that degree of care and diligence employed by it in servicing the Comparable Partner Programs.

(b) Upon transfer by NMG of any services pursuant to the Servicing Agreement, the Primary Servicer shall accept appointment as servicer with respect to such Services and shall be required to meet the SLAs applicable to Primary Servicer for such Services set forth in Schedule

7.3(a) (as such SLAs may be amended from time to time in accordance with this Agreement). Upon the date of the foregoing transfer, NMG shall be released from any further obligation with respect to the performance of such Services. In the event that customer service is transferred to Primary Servicer as a transferred Service in accordance with the Servicing Agreement and this Section 7.2(b), Primary Servicer shall continue to monitor the customer disputes in substantially the same manner as is described in the Dispute Resolution and Service Profile Report Process section of the Operating Procedures.

(c) Upon transfer of any of the Services to Primary Servicer in accordance with Section 2.03(b) of the Servicing Agreement and Section 7.2(b), the amount payable to Servicer set forth in Schedule 9.1(a)(i) shall be adjusted as set forth in Schedule 9.1(a)(i) in order to reflect the reduction of Services being performed by Servicer and the assumption of the performance of such Services by Primary Servicer, which transferred Services shall be performed at the sole cost and expense of the Primary Servicer.

(d) Notwithstanding Section 7.2(b), Primary Servicer and NMG agree that the Documentation Services shall be transferred to Primary Servicer as soon as practicable after the date hereof (the date of such transfer, the “Documentation Services Transition Date”) and, upon such transfer, Primary Servicer shall be required to meet the SLAs applicable to the Documentation Services set forth in Schedule 7.3(a).

(e) Primary Servicer shall maintain records relating to its performance of the Services in accordance with the record retention policies set forth on Schedule 4.4(f). Records may be kept in either paper or electronic form. Primary Servicer shall retrieve, reproduce and deliver to NMG any records reasonably requested from time to time by NMG for the purpose of providing customer assistance or resolving customer disputes, and NMG shall compensate Primary Servicer on demand for the reasonable costs and expenses associated with such retrieval, reproduction and delivery.

(f) Primary Servicer shall have the right to perform any portion of the Services through one or more subservicers; provided that (i) any subservicer that is not an Affiliate of Primary Servicer shall be subject to approval pursuant to Article III and (ii) Primary Servicer shall remain fully responsible to NMG for the portion of the Services performed by any subservicer(s) (including its Affiliates). Notwithstanding the foregoing, to the extent Primary Servicer subcontracts or outsources to any third party any Services as of the date hereof, Primary Servicer may continue to subcontract or outsource such Services to such third party (and Primary Servicer shall be fully responsible for the performance of such subcontracted or outsourced Services).

(g) Notwithstanding any arrangement whereby Bank provides any Services through an Affiliate (or third party as permitted under Section 7.2(f)), Bank shall remain obligated and liable to the NMG Companies for the provision of such Services without diminution of such obligation or liability by virtue of such arrangement.

(h) This Section 7.2, Section 7.3 and the Servicing Agreement shall only apply to the servicing of all Accounts other than the Non-Store Accounts.

7.3 Service Level Standards.

(a) Primary Servicer shall perform the applicable Services in accordance with the SLAs set forth on Schedule 7.3(a).

(b) Primary Servicer shall report to the NMG Companies monthly, in a mutually agreed upon format and on a calendar month basis, Primary Servicer’s performance under each of the SLAs set forth on Schedule 7.3(a). If Primary Servicer fails to meet any SLA, Primary Servicer shall (i) immediately report to the Management Committee the reasons for the SLA failure(s); and (ii) promptly take any action reasonably necessary to correct and prevent recurrence of such failure(s).

(c) With respect to any SLA set forth on Schedule 7.3(a), the provisions set forth in Schedule 7.3(c) shall apply.

(d) Throughout the Term, Primary Servicer shall maintain a disaster recovery and business continuity plan that complies with Applicable Law and is consistent with plans maintained for its Comparable Partner Programs. Primary Servicer shall be prepared to and have the ability to implement such plan if necessary. Primary Servicer shall provide NMG with access to review such plan upon request. Primary Servicer shall test the plan annually and shall promptly implement such plan upon the occurrence of a disaster or business interruption. Primary Servicer shall be excused from its failure to meet any applicable SLAs that result directly from the failure of any of the NMG Systems.

7.4 Credit Systems.

(a) The NMG Companies and Bank shall work together (including through a subcommittee of the Management Committee formed for this purpose) to develop a mutually agreeable plan relating to the Credit Systems, which may include a conversion plan designed to convert such data to the Bank Systems. Subject to the satisfaction of each of the requirements set forth in Section 7.4(b), at such time, if any, when both NMG and Bank are satisfied with the terms of such conversion plan and have concluded that such conversion will further the Program Objectives and provide cost efficiencies and features and functionality superior to those available on the NMG Systems without an unacceptable level of Program disruption, such conversion shall be implemented (the date of any such conversion the “Systems Transition Date”). Bank shall bear all out-of-pocket costs and expenses associated with the Systems conversion (whether incurred by Bank or any of its Affiliates or NMG or any of its Affiliates).

(b) The Parties acknowledge and agree that no Systems conversion shall occur pursuant to Section 7.4(a) in absence of satisfaction of each of the following requirements:

(i) Bank shall ensure that all identified features and functionality available on the NMG Systems prior to the Systems Transition Date (including data gathering, interface capabilities with the NMG Companies’ other Systems, Loyalty Program support and core systems/customer service functionality) are available on the Bank Systems as of the Systems Transition Date to the extent the NMG Systems are to be converted to the Bank Systems;

(ii) Bank shall ensure that all features and functionality set forth in Schedule 7.4(b) are available on the Bank Systems as of the Systems Transition Date;

(iii) all existing credit data feeds used by NMG or any of its Affiliates in connection with the Credit Card Business or otherwise prior to the Effective Date shall have been replicated on the Bank Systems prior to the Systems Transition Date; and all data feeds necessary to provide NMG with the information necessary to prepare the Monthly Settlement Sheets and Yearly Settlement Sheets pursuant to Section 7.1 shall have been created prior to the Systems Transition Date;

(iv) Bank shall provide and the Bank Systems shall support the Internet Services described in Section 4.8;

(v) Bank shall keep the same structure of Account numbers;

(vi) without limiting the foregoing, the Bank Systems shall interface with the NMG Systems that are not converted to Bank Systems in a manner reasonably acceptable to NMG;

(vii) Bank shall have a disaster recovery and business continuity plan applicable to the Bank Systems as set forth in Section 7.3(d) and the Bank shall be prepared to and have the ability to implement such plan if necessary;

(viii) Bank shall have identified and implemented all hardware and other Systems changes necessary to ensure that the Bank Systems will be compatible with those NMG Systems that will interface with the Bank Systems, including the POS Systems of NMG and its Affiliates; and

(ix) Bank shall provide training to all employees of NMG, its Subsidiaries and its Licensees who use the Bank Systems.

(c) Prior to the Systems Transition Date, the Parties shall agree on a statement of work covering the development and testing of, and conversion to, the Bank Systems.

(d) Neither Party shall make any change to any of its Systems that would render them incompatible in any way with the other Party’s or its Affiliates’ Systems or require the other Party or its Affiliates (or the Retail Merchants) to make any change to any of their Systems (including any POS terminals) or reduce or restrict interfacing or System feeds, in any such case without the prior approval of the Management Committee. Neither Party will make any material change to its Systems with respect to the Program without the prior approval of the Management Committee.

7.5 Systems Interface; Technical Support.

(a) Required Interfaces.

(i) The NMG Companies and Bank shall identify, prior to the Effective Date, the Systems interfaces required to be sustained among the NMG Companies and Bank. The

NMG Companies and Bank shall maintain such interfaces and cooperate in good faith with each other in connection with any modifications to such interfaces as may be requested by either Party from time to time.

(ii) Each of the NMG Companies and Bank agrees to maintain at its own expense its respective Systems interfaces so that the operation of the Systems as a whole is at all times no less functional than prior to the Effective Date. Bank agrees to provide sufficient personnel to support the Systems interfaces required to be sustained among the NMG Companies and Bank.

(b) Additional Interfaces; Interface Modifications. All requests for new interfaces, modifications to existing interfaces and terminations of existing interfaces shall be presented to the Management Committee for approval. Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify or terminate the existing interfaces, as applicable, on a timely basis. Except as otherwise provided herein (including in Section 7.4), all costs and expenses with respect to any new interface or interface modification or termination shall be borne by the requesting Party unless otherwise determined by the Management Committee.

(c) Secure Protocols. The Parties shall use secure protocols for the transmission of data from Bank and its Affiliates, on the one hand, to NMG and its Affiliates, on the other hand, and vice versa.

7.6 Customer Management Systems. Bank hereby agrees to establish the Customer Management System with the features set forth in Schedule 7.6 by the dates specified in such schedule. The Customer Management System shall be established and maintained by Bank at its own expense in order to support NMG in the marketing of the Program and the Credit Card Business.

ARTICLE VIII

MERCHANT SERVICES

8.1 Transmittal and Authorization of NMG Charge Transaction Data. NMG shall, and shall cause its Subsidiaries and Licensees (such Subsidiaries and Licensees, together with NMG, the “Retail Merchants”) to, accept the NMG Credit Cards or Non-Card Payment Plans for NMG Goods and Services. The Retail Merchants shall transmit NMG Charge Transaction Data for authorization of NMG Transactions to Bank as provided in the Operating Procedures. NMG Servicer, on Bank’s behalf, shall authorize or decline NMG Transactions on a real time basis as provided in the Operating Procedures, including transactions involving split-tender (i.e., a portion of the total transaction amount is billed to an NMG Credit Card or Non-Card Payment Plan and the remainder is paid through one or more other forms of payment), transactions over the phone, on-line or hand keyed, as applicable, or down-payments on NMG Goods and Services for later delivery. If any Retail Merchant is unable to obtain authorizations for NMG Transactions for any reason, such Retail Merchant may complete such NMG Transactions without receipt of further authorization as provided in the Operating Procedures.

8.2 POS Terminals. The Retail Merchants shall maintain POS terminals capable of processing NMG Credit Card, Non-Card Payment Plan and Account transactions as handled as of the Effective Date. To the extent that the Retail Merchants are required to make changes to any POS terminal (including hardware and software) in order to process NMG Transactions and transmit NMG Charge Transaction Data under this Agreement as a result of any System conversion contemplated by Section 7.4 or any other change or modification to any Bank System or a new Bank System approved by the Management Committee, Bank shall pay the costs and expenses associated with such changes.

8.3 In-Store Payments. The Retail Merchants may accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures, the Risk Management Policies and any procedures required under Applicable Law. The Retail Merchants shall, as necessary, provide proper endorsements on such items. If the Retail Merchants receive any In-Store Payments, NMG shall, directly or through its Affiliates, be deemed to hold such In-Store Payments in trust for Bank until such Payments are either delivered to Bank or applied to reduce amounts payable by Bank to NMG pursuant to Section 8.4(b). Bank hereby grants to each of the NMG Companies and the Retail Merchants a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account. The NMG Companies and Bank shall jointly develop procedures in the Operating Procedures with respect to the manner in which such In-Store Payments shall be processed (it being understood that such procedures shall provide for immediate credit toward the applicable open-to-buy limits of the respective Account upon receipt of an In-Store Payment). The NMG Companies, on behalf of the Retail Merchants, shall notify Bank upon receipt of In-Store Payments and Bank shall include the NMG Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other NMG Charge Transaction Data. The Retail Merchants shall issue receipts for such payments in compliance with Applicable Law.

8.4 Settlement Procedures.

(a) NMG shall transmit NMG Charge Transaction Data to Bank in accordance with the Operating Procedures on each day on which such Retail Merchants are open for business, other than Sunday. If NMG Charge Transaction Data is received by Bank’s processing center on or before 6:00 am (Central time) on any Business Day on which Bank is open for business, Bank shall process the NMG Charge Transaction Data and initiate a wire transfer of the payment in respect thereof before 1:00 pm (Central time) on the same Business Day. If the NMG Charge Transaction Data is received after 6:00 am (Central time) on any day a Retail Merchant is open, or at any time on a day other than a Business Day, Bank shall process the NMG Charge Transaction Data for payment by 1:00 pm (Central time) on the following Business Day.

(b) Bank shall remit to NMG, for itself and the Retail Merchants, an amount equal to (i) the total amount of charges identified in all NMG Charge Transaction Data not yet paid in accordance with Section 8.4(a) less (ii) the sum of (A) the total amount of any credits included in such NMG Charge Transaction Data, plus (B) the total amount of In-Store Payments (if any), plus (C) any amounts charged back to such Retail Merchants pursuant to Section 8.5. The total amount of charges reflected in the NMG Charge Transaction Data shall include the amount of all Special Discounts such that upon daily settlement of such NMG Charge Transaction Data in accordance with this Section 8.4(b), Bank shall pay NMG the price of the NMG Goods and Services without giving effect to such discount(s). NMG shall reimburse Bank for the amount of such discounts on a monthly basis as set forth in Section 8.4(c).

(c) Not more than five (5) days after the end of each Fiscal Month, NMG Servicer shall deliver or cause to be delivered to Bank a report for such preceding Fiscal Month of all Special Discounts reflected in the NMG Charge Transaction Data and paid for by Bank in such preceding Fiscal Month (and, in the case of NMG Charge Transaction Data for a credit to an Account, all reversals of Special Discounts reflected in the credits included in such NMG Charge Transaction Data). The sum of (i) the net amount of Special Discounts paid by Bank with respect to such Special Discounts during such Fiscal Month, as reflected on such report (after deducting any Special Discounts reversed in respect of NMG Goods and Services for which a credit was issued), plus (ii) an amount equal to the product of such net amount of Special Discounts and the Program Fee Percentage shall be paid by NMG to Bank within three (3) Business Days of such report.

(d) NMG shall be responsible for allocating such remittances among the Retail Merchants as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to accept NMG Charge Transaction Data directly from, or make remittances to, any person other than NMG).

8.5 Bank’s Right to Charge Back. Bank shall have the right to charge back to NMG the amount of any Cardholder Indebtedness, including Cardholder Indebtedness incurred prior to the Effective Date with respect to Purchased Accounts, relating to NMG Charge Transaction Data if with respect to the related NMG Transaction:

(a) The Cardholder refuses to pay the charge based on a dispute regarding the quality or delivery of NMG Goods and Services representing a valid defense to payment consistent with Applicable Law; provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of NMG, after consultation with Bank;

(b) The Cardholder refuses to pay the charge based on a claim of unauthorized use of the NMG Credit Card at a Retail Merchant; provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of NMG, after consultation with Bank;

(c) The charge was not for a bona fide sale or delivery of NMG Goods and Services by or through a NMG Channel;

(d) The charge slip is a duplicate of a charge slip previously paid;

(e) The price of NMG Goods and Services shown on the charge slip differs from the amount shown on the Cardholder’s copy of the charge slip;

(f) The charge or Account arose from fraud of any employee or agent in a Retail Merchant; or

(g) The Cardholder refuses to pay the charge based on a dispute regarding accuracy of the material NMG Charge Transaction Data or the charge slip is illegible with respect to such NMG Charge Transaction Data or is missing information in any material respect.

8.6 Exercise of Chargeback. If Bank exercises its right of chargeback, Bank may set off all amounts charged back against any sums due to the NMG Companies under this Agreement, or Bank may demand payment from NMG for the full amount of such chargeback. In the event of a chargeback pursuant to this Article VIII, upon payment in full of the related amount by NMG, Bank shall immediately assign to NMG or the relevant Retail Merchant, without any representation, warranty or recourse, (i) all right to payments of amounts charged back in connection with such Cardholder charge, and (ii) any security interest granted by the NMG Companies under Section 19.1. Bank shall cooperate fully in any effort by the NMG Companies to collect the chargeback amount, including by executing and delivering any document necessary or useful to such collection efforts.

8.7 No Merchant Discount. None of NMG, its Affiliates or the Retail Merchants shall be required to pay any Merchant Discount on any NMG Transaction. Bank shall directly process the NMG Transactions such that the Retail Merchants do not incur any merchant acquirer/processor or similar fees.

ARTICLE IX

PROGRAM ECONOMICS

9.1 NMG Compensation.

(a) Payments.

(i) Not later than 1:00 pm (Central time) on each Business Day, Bank shall pay to NMG an amount equal to the amount set forth on Schedule 9.1(a)(i) with respect to the Accounts other than the Non-Store Accounts.

(ii) Not later than 1:00 pm (Central time) on the tenth (10th) Business Day after the end of each Fiscal Month, Bank shall pay NMG the amounts determined in accordance with Schedule 9.1(a)(ii) with respect to the Accounts other than the Non-Store Accounts.

(iii) Not later than 1:00 pm (Central time) on the tenth (10th) Business Day following the receipt of the Year-End Settlement Sheet, each Party shall pay to the other Party the amounts, if any, determined in accordance with such Year-End Settlement Sheet.

(iv) On the dates and times agreed to by the Parties with respect to the Dual-Line Credit Cards pursuant to Section 2.2(c)(ii), Bank shall pay to NMG the amounts payable with respect to such Dual-Line Credit Cards.

(v) Such amounts shall be paid to NMG or Bank, as the case may be, regardless of whether any amounts are disputed by Bank or NMG. For the avoidance of doubt, any such payment shall not be deemed a waiver of, or in any other way limit, a Party’s right to pursue any dispute with respect to such payment in accordance with the terms of this Agreement and each of Bank or NMG may invoke the dispute resolution procedures set forth herein following payment of such amounts.

(b) Form of Payment. All payments pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated in writing by NMG or Bank, as the case may be, unless otherwise agreed upon by the Parties in writing.

9.2 Dispute Resolution. Any disputes regarding the amounts owed under this Agreement shall be resolved in accordance with Section 12.3.

ARTICLE X

INTELLECTUAL PROPERTY

10.1 The NMG Licensed Marks.

(a) Grant of License to Use the NMG Licensed Marks. Subject to the terms and conditions of this Agreement, NMG hereby grants to Bank a non-exclusive, royalty-free, non-transferable right and license to use the NMG Licensed Marks (i) with respect to the Program in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program and (ii) in connection with any sale permitted by this Agreement of the Accounts and Cardholder Indebtedness to third parties for liquidation. All use of the NMG Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by NMG to Bank from time to time (which NMG shall so deliver). All uses of the NMG Licensed Marks shall require the prior written approval of NMG. To the extent Bank delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, Bank may sublicense its rights in the NMG Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the NMG Licensed Marks hereunder and Bank shall remain liable for such Person’s failure to so comply. Except as expressly set forth in this Section 10.1, the rights granted pursuant to this Section 10.1 are solely for use of Bank and may not be sublicensed without the prior written approval of NMG.

(b) New NMG Marks. If NMG or any of its Subsidiaries adopts a trademark, service mark or other source indicator that is a successor to an NMG Licensed Mark or that NMG has otherwise elected to use in connection with the Program but which is not listed on Schedule 1.1(d) hereto (a “New NMG Mark”), Bank may request that NMG add such New NMG Mark to Schedule 1.1(d) hereto and license its use hereunder; NMG shall not unreasonably fail to do so, and upon NMG’s written approval of the addition of such New NMG Mark, such New NMG Mark shall be deemed added to Schedule 1.1(d).

(c) Termination of License. Except to the extent otherwise provided in Section 17.5, the license granted in this Section 10.1 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 17.2 is exercised, the Program Purchase Date. Upon termination of the license granted in this Section 10.1, all rights in the NMG Licensed Marks granted hereunder shall revert to NMG and Bank shall: (i) discontinue immediately all use of the NMG Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) destroy all unused NMG Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the NMG Licensed Marks; provided that if the purchase option under Section 17.2 is exercised, at NMG’s election, such items shall constitute Program Assets and will be transferred and delivered to NMG or its Nominated Purchaser pursuant to Section 17.2.

(d) Ownership of the NMG Licensed Marks. Bank acknowledges that (i) the NMG Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of NMG, (ii) it shall take no action which shall adversely affect NMG’s exclusive ownership of the NMG Licensed Marks, or the goodwill associated with the NMG Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts as required by Applicable Law do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of the NMG Licensed Marks by Bank shall inure to the benefit of NMG. Nothing herein shall give Bank any proprietary interest in or to the NMG Licensed Marks, except the right to use the NMG Licensed Marks in accordance with this Agreement, and Bank shall not contest NMG’s title in and to the NMG Licensed Marks.

(e) Infringement by Third Parties. Bank shall use reasonable efforts to notify NMG, in writing, promptly upon acquiring Knowledge of any infringing use of any of the NMG Licensed Marks by any third party. If any of the NMG Licensed Marks is infringed, NMG alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if NMG fails to take reasonable steps to prevent infringement of the NMG Licensed Marks and such infringement has an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that NMG take action necessary to alleviate such adverse impact. Bank shall reasonably cooperate with and assist NMG, at NMG’s expense, in the prosecution of those actions that NMG determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the NMG Licensed Marks.

10.2 The Bank Licensed Marks.

(a) Grant of License to Use the Bank Licensed Marks. Subject to the terms and conditions of this Agreement, Bank hereby grants to the NMG Companies a non-exclusive, royalty-free, non-transferable right and license to use the Bank Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program. All uses of the Bank Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by Bank to NMG from time to time (which Bank shall so deliver). All uses of the Bank Licensed Marks shall require the prior written approval of Bank. To the extent the NMG Companies delegate any of their rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, the NMG Companies may sublicense their rights in the Bank Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the Bank Licensed Marks hereunder and the NMG Companies shall remain liable for such Person’s failure to so comply. Except as expressly set forth in this Section 10.2, the rights granted pursuant to this Section 10.2 are solely for use of the NMG Companies and may not be sublicensed without the prior written approval of Bank.

(b) New Bank Marks. If Bank adopts a trademark, service mark or other source indicator that is not listed on Schedule 1.1(a) hereto (for purposes of this Section 10.2, a “New Bank Mark”), NMG may request that Bank add such New Bank Mark to Schedule 1.1(a) hereto and license its use hereunder; Bank shall not unreasonably fail to do so, and upon Bank’s written approval of the addition of such New Bank Mark, such New Bank Mark shall be deemed added to Schedule 1.1(a).

(c) Termination of License. The license granted in this Section 10.2 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 17.2 is exercised, six (6) months after the Program Purchase Date. Upon the termination of the license granted in this Section 10.2, all rights in the Bank Licensed Marks granted hereunder shall revert to Bank and the NMG Companies shall: (i) discontinue immediately all use of the Bank Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) destroy all unused NMG Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items, in each case, bearing any of the Bank Licensed Marks.

(d) Ownership of the Bank Licensed Marks. Each of the NMG Companies acknowledges that (i) the Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which shall adversely affect Bank’s exclusive ownership of the Bank Licensed Marks or the goodwill associated with the Bank Licensed Marks, and (iii) any and all goodwill arising from use of the Bank Licensed Marks by the NMG Companies shall inure to the benefit of Bank. Nothing herein shall give the NMG Companies any proprietary interest in or to the Bank Licensed Marks, except the right to use the Bank Licensed Marks in accordance with this Agreement, and the NMG Companies shall not contest Bank’s title in and to the Bank Licensed Marks.

(e) Infringement by Third Parties. Each of the NMG Companies shall use reasonable efforts to notify Bank, in writing, promptly upon acquiring Knowledge of any infringing use of any of the Bank Licensed Marks by any third party. If any of the Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of the Bank Licensed Marks and such infringement has an adverse effect upon the Program or the rights of the NMG Companies hereunder, the NMG Companies may request that Bank take action necessary to alleviate such adverse impact. The NMG Companies shall reasonably cooperate with and assist Bank, at Bank’s expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Bank Licensed Marks.

10.3 Intellectual Property.

(a) Independently-Owned Intellectual Property. Each Party shall continue to own all of its Intellectual Property that existed as of the Effective Date. Each Party also shall own all right, title and interest in the Intellectual Property it develops or creates independently of the other Party during the Term.

(b) Joint Intellectual Property. Each Party shall have the right to use, license and otherwise exploit jointly owned Intellectual Property without any restriction or obligation to account to the other Party; provided, however, that no such jointly owned Intellectual Property shall be used by Bank in connection with any Comparable Partner Program or Competing Retail Program without the prior written consent of NMG. Patents and patentable inventions shall be deemed to be owned jointly, as between the Parties, only if the respective personnel of each Party are deemed co-inventors under the patent law, and (ii) software and other works of authorship and associated copyrights shall be deemed to be jointly owned only if the Parties are deemed co-authors or co-owners of such software or other work of authorship under the copyright law. Any other Intellectual Property developed by a substantially equal investment of time, human, intellectual and financial resources by each Party during the Term of this Agreement shall be owned jointly by the Parties. By way of example and not of limitation, a Party shall not be a joint owner of any such Intellectual Property if its contribution thereto consists solely of data, unless that is the only contribution of the other Party. Otherwise, all patents, patentable inventions, software, other works of authorship and related copyrights and all other Intellectual Property (and any improvements thereto) shall be deemed to be owned solely by one Party. Thus, to the extent that a work created by one Party is based on or incorporates Intellectual Property of the other Party, but the Parties are not joint owners as set forth above, then one Party shall be the sole owner of the Intellectual Property in the underlying work and the other Party shall be the sole owner of the Intellectual Property in the new work. Any information or data provided by or on behalf of one Party to the other Party remains, as between the Parties, the sole property of the providing Party, and if applicable, shall be considered “Confidential Information” under Section 13.1. Any Intellectual Property, systems or networks of a Party used to process, store or analyze information or data of the other Party remain, as between the Parties, the sole property of the first Party.

(c) During and after the Term of this Agreement, each Party may use, license or otherwise exploit (or permit others to do so) any jointly owned Intellectual Property referenced herein solely at its own risk.

ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 General Representations and Warranties of NMG. Except as Previously Disclosed, NMG makes the following representations and warranties to the Bank Companies as of the date hereof and as of the Effective Date:

(a) Corporate Existence. Each NMG Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the

NMG Companies’ ability to perform their obligations hereunder; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the NMG Companies, the Program, the Accounts, Cardholder Indebtedness or the NMG Companies’ ability to perform their obligations under this Agreement.

(b) Capacity; Authorization; Validity. Each NMG Company has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of such NMG Company hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by such NMG Company pursuant hereto. The execution and delivery by the NMG Companies of this Agreement and all documents, instruments and agreements executed and delivered by the NMG Companies pursuant hereto, and the consummation by the NMG Companies of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate actions of the NMG Companies. This Agreement (i) has been duly executed and delivered by the NMG Companies, (ii) constitutes the valid and legally binding obligation of the NMG Companies, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c) Conflicts; Defaults; Etc. Subject to receipt of any licenses and qualifications required for NMG to perform its servicing obligations under the Servicing Agreement, the execution, delivery and performance of this Agreement by each of the NMG Companies, their compliance with the terms hereof, and consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which NMG or any of its Subsidiaries is a party or by which they are bound, or to which any of the assets of NMG or any of its Subsidiaries are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of the NMG Companies; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to the NMG Companies; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which any NMG Company is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the NMG Companies, the Program, the Accounts, Cardholder Indebtedness or the NMG Companies’ ability to perform their obligations under this Agreement.

(d) No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of NMG, threatened against NMG or any of its Subsidiaries, at law, in equity or otherwise, by or before any Governmental Authority, to which

NMG or any of its Subsidiaries is a party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the NMG Companies, the Program, the Accounts, Cardholder Indebtedness or the NMG Companies’ ability to perform their obligations under this Agreement.

(e) Compliance with Laws. Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program or the ability of the NMG Companies to perform their obligations under this Agreement, the NMG Companies are in compliance with all requirements of Applicable Law relating to the Credit Card Business and neither of the NMG Companies nor any of their Affiliates is subject to any order, directive or restriction of any kind issued by any Governmental Authority that restricts in any respect its ability to perform its obligations under the Program.

(f) Servicing Qualifications. NMG is or will be at the Effective Date licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of NMG to perform its obligations under this Agreement.

(g) Books and Records. All books and records of the NMG Companies related to the Credit Card Business have been maintained accurately and in accordance with all requirements of Applicable Law applicable to the NMG Companies and the Credit Card Business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a material adverse effect on the ability of the NMG Companies to perform their obligations under this Agreement.

(h) Insurance. The NMG Companies maintain insurance policies with respect to their properties under such terms and conditions as are (i) commercially reasonable and available from time to time and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a material adverse effect on the ability of the NMG Companies to perform their obligations under this Agreement.

(i) The NMG Licensed Marks. NMG has the right, power and authority to grant the rights to use the NMG Licensed Marks expressly granted herein.

11.2 General Representations and Warranties of the Bank Companies. Except as Previously Disclosed, the Bank Companies hereby make the following representations and warranties to the NMG Companies as of the date hereof and as of the Effective Date:

(a) Corporate Existence. Each Bank Company: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of the its business or the activities in which it is engaged, or proposes to engage pursuant to this Agreement, makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Bank Companies, the Program, the Accounts,

Cardholder Indebtedness or the Bank Companies’ ability to perform their obligations under this Agreement. The Bank Companies have all necessary licenses, permits, consents or approvals from or by, and have made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of their businesses and the Credit Card Business pursuant to this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Bank Companies, the Program, the Accounts, Cardholder Indebtedness or the Bank Companies’ ability to perform their obligations under this Agreement.

(b) Capacity; Authorization; Validity. Each Bank Company has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of such Bank Company hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by such Bank Company pursuant hereto. The execution and delivery by the Bank Companies of this Agreement and all documents, instruments and agreements executed and delivered by the Bank Companies pursuant hereto, and the consummation by the Bank Companies of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of the Bank Companies. This Agreement (i) has been duly executed and delivered by the Bank Companies, (ii) constitutes the valid and legally binding obligation of the Bank Companies, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by each of the Bank Companies, their compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which any of Bank Parent or any of its Subsidiaries is a Party or by which they are bound, or to which any of the assets of Bank Parent or any of its Subsidiaries are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of the Bank Companies; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to the Bank Companies; (iv) require the consent or approval of any other Party to any contract, instrument or commitment to which any Bank Company is a Party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Bank Companies, the Program, the Accounts, Cardholder Indebtedness or the ability of the Bank Companies to perform their obligations under this Agreement.

(d) No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Bank, threatened against Bank Parent or any of its Subsidiaries, at law, in equity or otherwise, by or before any Governmental Authority, to which Bank Parent or any of its Subsidiaries is a Party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Bank Companies, the Program, the Accounts, Cardholder Indebtedness or the ability of the Bank Companies to perform their obligations under this Agreement.

(e) Compliance with Laws.

(i) Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program or the ability of the Bank Companies to perform their obligations under this Agreement,

(A) the Bank Companies are in compliance with all requirements of Applicable Law relating to their Credit Card business; and

(B) none of the Bank Companies or any of their Affiliates is subject to any capital plan or supervisory agreement, cease-and-desist or similar order or directive or memorandum of understanding between it and any Governmental Authority or issued by any Governmental Authority, nor has any of them adopted any board resolutions at the request of any Governmental Authority.

(ii) None of the Bank Companies or any of their Affiliates is subject to any order, directive or restriction of any kind issued by any Governmental Authority that restricts in any respect its operation of their Credit Card business; and the Bank Companies are not aware of any fact or circumstance that would in any way delay or impede their ability to perform all of their obligations under the Program.

(f) Servicing Qualifications. The Bank Companies are licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Bank Companies to perform their obligations under this Agreement. Primary Servicer has all necessary facilities, equipment, supplies and such other resources as are reasonably necessary to provide any Services required to be provided by it pursuant to Section 7.2.

(g) Bank Licensed Marks. Bank has the right, power and authority to grant the rights to use the Bank Licensed Marks expressly granted herein.

(h) Books and Records. All books and records of the Bank Companies and their Affiliates related to their Credit Card business have been maintained accurately and in accordance with all requirements of Applicable Law applicable to Bank and its Credit Card business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a material adverse effect on the ability of the Bank Companies to perform their obligations under this Agreement.

(i) Insurance. The Bank Companies maintain insurance policies with respect to their properties under such terms and conditions as are (i) commercially reasonable and available from time to time and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a material adverse effect on the ability of the Bank Companies to perform their obligations under this Agreement.

11.3 No other Representations or Warranties. Except as expressly set forth in Sections 11.1 and 11.2, neither Bank nor NMG has made or makes any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Credit Card Business, the Program, the Bank Companies or the NMG Companies, or as to any other matter whatsoever.

11.4 General Covenants of the NMG Companies.

(a) Litigation. Each of the NMG Companies promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or the NMG Companies’ ability to perform their obligations hereunder.

(b) Reports and Notices. Each of the NMG Companies shall provide Bank with a facsimile notice specifying the nature of any NMG Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute an NMG Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts, Cardholder Indebtedness or the NMG Companies’ ability to perform their obligations pursuant to this Agreement. Notices pursuant to this Section 11.4(b) relating to NMG Events of Default shall be provided within two (2) Business Days after any of the NMG Companies has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.4(b) shall be provided (i) promptly after any of the NMG Companies has Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice provided under this Section shall be confirmed in writing to Bank within five (5) Business Days after the transmission of the initial notice.

(c) Applicable Law/Operating Procedures. The NMG Companies shall at all times during the Term comply in all material respects with Applicable Law affecting their obligations under this Agreement and the Operating Procedures.

(d) Servicing Qualifications. NMG shall at all times during the Term remain licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of NMG to perform its obligations under this Agreement.

(e) Disputes with Cardholders. The NMG Companies shall cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

(f) Financial Statements. If at any time during the Term, NMG does not publicly file periodic reports with the Securities and Exchange Commission, NMG shall provide to Bank (i) its audited consolidated annual financial statements within 90 days of the end of each Fiscal Year, and (ii) its unaudited consolidated quarterly financial statements within 60 days of the end of each Fiscal Quarter. Such statements shall include the consolidated balance sheet, income statement and statement of cash flows and financial position, all prepared in accordance with GAAP applied on a consistent basis (except for normal year end adjustments and the absence of footnotes on the quarterly statements).

(g) Books and Records. NMG shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of NMG’s financial transactions relating to the Program, are made in accordance with GAAP and the requirements of this Agreement. NMG shall keep adequate records and books of account with respect to its activities in connection with the Program, in which proper entries reflecting all of NMG’s financial transactions are made in accordance with GAAP.

(h) Program Support. NMG shall not take any action that Bank reasonably concludes is materially inconsistent with the Program Objectives or otherwise materially adversely affects the Program or Bank’s private label Credit Card business.

11.5 General Covenants of the Bank Companies.

(a) Litigation. Bank shall notify NMG in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or any Bank Company’s ability to perform its obligations hereunder.

(b) Reports and Notices. Bank shall provide NMG with a facsimile notice specifying the nature of any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts or Bank’s ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 11.5(b) relating to Bank Events of Default shall be provided within two (2) Business Days after any Bank Company has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.5(b) shall be provided (i) promptly after any Bank Company obtains Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice produced under this section shall be confirmed in writing to NMG within five (5) Business Days after transmission of the initial notice.

(c) Applicable Law/Operating Procedures. The Bank Companies shall at all times during the Term comply in all material respects with Applicable Law affecting their obligations under this Agreement and the Operating Procedures. Bank shall at all times during the Term maintain a federal bank charter and continue its existence as a bank under the laws of the United States.

(d) Books and Records. The Bank Companies shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of the financial transactions relating to the Program, are made in accordance with GAAP and the requirements of this Agreement. The Bank Companies shall keep adequate records and books of account with respect to their activities, in which proper entries reflecting all of the financial transactions are made in accordance with GAAP.

(e) Servicing Qualifications. The Bank Companies shall at all times during the Term remain licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Bank Companies to perform their obligations under this Agreement. Primary Servicer shall at all times during the Term maintain the necessary facilities, equipment, supplies and such other resources in good working order as are reasonably necessary to provide any Services required to be provided by it pursuant to Section 7.2 in accordance with the SLAs set forth in Schedule 7.3(a).

(f) Program Support. The Bank Companies shall not take any action that NMG reasonably concludes is materially inconsistent with the Program Objectives or otherwise materially adversely affects the Program or NMG’s retail business or relations with its customers in any material respect.

(g) Disputes with Cardholders. The Bank Companies shall cooperate with the NMG Companies in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

(h) Card Association. From and after the issuance of a Dual-Line Credit Card between NMG and Bank, Bank shall be a member in good standing of the relevant Card Association on the Dual-Line Credit Card throughout the Term.

ARTICLE XII

ACCESS, AUDIT AND DISPUTE RESOLUTION

12.1 Access Rights. Each Party shall permit the other Party and its representatives and regulators to visit its facilities related to the Program during normal business hours with reasonable advance notice. The reviewing Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the reviewed Party’s normal business operations. The reviewed Party shall use commercially reasonable efforts to facilitate the reviewing Party’s review, including making reasonably available such personnel of the reviewed Party and its service providers to assist the reviewing Party and its representatives as reasonably requested. Each Party shall also permit the other Party and its representatives and regulators to review (during normal business hours) and obtain copies of the books and records relating to the Program; provided that neither Party shall be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, Bank or the NMG Companies (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party) or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

12.2 Audit Rights. Twice per year or at any time that a Party disputes the amount of any monies owed by either Party to the other hereunder, such Party, at its sole cost and expense and upon five (5) days’ prior notice to the other Party, may conduct an audit of those of the other Party’s financial and operational records that are under the control and/or direction of the audited Party and relate to the Program or can be reasonably segregated. Such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the audited Party’s normal business operations. The audited Party shall use commercially reasonable efforts to facilitate the auditing Party’s review, including making reasonably available such personnel of the audited Party and its service providers to assist the auditing Party and its representatives as reasonably requested. The audited Party shall deliver any document or instrument necessary for the auditing Party to obtain such records from any Person maintaining records for the audited Party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, the audited Party also shall be required to provide records relating to the Program held by Persons performing services in connection with the Program at the auditing Party’s request. Notwithstanding the generality of the foregoing, the audited Party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, Bank or the NMG Companies (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party) or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

12.3 Accounting Dispute Resolution.

(a) Any dispute with respect to amounts of $1 million or less due or payable under this Agreement or other calculations hereunder of amounts of $1 million or less between the Parties arising out of or relating to this Agreement shall be resolved as provided in this Section 12.3.

The Parties agree to attempt in good faith to resolve any such disputes. Except with respect to any indemnification claim arising under Article XVII, which shall not be subject to the procedures of this Section 12.3, in the event the Parties are unable to resolve any such dispute, after negotiating in good faith for a period of not less than ten (10) Business Days, either Party may request a nationally recognized firm of independent accountants mutually agreeable to the Parties (the “Accountants”) to reconcile any amounts in dispute; provided, however, that the Accountants’ determination shall be limited to the amount disputed by the Parties and in no event shall such determination provide for a payment to any Party higher than the amount claimed by the Party to be owed to such Party. Any such request shall be in writing and shall specify with particularity the disputed amounts being submitted for determination. Each Party agrees to promptly and in good faith take all necessary action to designate the Accountants no later than ten (10) Business Days after a request that such a designation be made. The Parties shall cooperate fully in assisting the Accountants in their review, including by providing the Accountants full access to all files, books and records (including work papers of internal and independent accountants of the Parties) relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review. Notwithstanding the generality of the foregoing, the Parties shall not be required to provide the Accountants with access to records to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged or (iii) such records relate to other customers of, or credit programs operated by, the Party (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party). In the event the determination made by the Accountants requires either Party to make payment to the other Party of any additional amount, such Party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to the Parties of such determination plus interest at the Federal Funds Rate on any such amount due computed from and including the date such amount should have been paid through and excluding the date of payment. The fees and expenses of such Accountants arising out of such reviews shall be borne by the Parties in proportion to the relative difference between their respective claims regarding the amount in dispute and the amount determined by the Accountants. The determination of the Accountants shall be final and binding on the Parties subject to the correction of obvious errors.

12.4 Dispute Resolution.

(a) Generally. Any dispute among the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by NMG or Bank hereunder that is not otherwise required to be submitted for resolution under Section 12.3 shall be resolved as provided in this Section 12.4; provided, however, that this provision shall not limit either Party’s right to obtain any provisional or other remedy, including, without limitation, specific performance or injunctive relief from any court of competent jurisdiction, as may be necessary, in the aggrieved Party’s sole discretion, to protect its rights under this Agreement. This Section 12.4 does not apply to disputes among the Management Committee members with respect to decisions expressly allocated to the Management Committee pursuant to this Agreement (other than matters submitted to the Management Committee pursuant to the dispute resolution procedure referred to in Section 12.4(b)(i)(B)). Such disputes shall be resolved in accordance with Section 3.2.

(b) Informal Dispute Resolution.

(i) Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:

(A) Managers. Upon the written request of either Party containing a short statement as to the nature of the dispute and the requesting Party’s position with respect thereto, the Managers shall meet for the purpose of negotiating in good faith to seek resolution of such dispute.

(B) Management Committee. If, after a period of five (5) Business Days, the Managers are unable to resolve the dispute to the satisfaction of NMG and Bank, the dispute shall be brought before the Management Committee in accordance with Section 3.2(e); provided, however, if the Management Committee cannot resolve the dispute within five (5) days, the dispute shall not be considered an Unapproved Matter.

(C) Appointment of Representatives. If, after a period of five (5) Business Days, the Management Committee is unable to resolve the dispute to the satisfaction of both the NMG Companies and Bank, each Party shall appoint a designated knowledgeable, responsible representative who is one of the top five highest executives in the Credit Card division of Bank and one of the top five executives of NMG and who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of negotiating in good faith to seek resolution of the dispute.

With respect to clauses (A), (B) and (C) above, discussions, documents and correspondence exchanged among the Managers and representatives, or submitted to the Management Committee for purposes of these negotiations, shall be treated as Confidential Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any lawsuit without the concurrence of the Parties. Documents identified in or provided with such communications, which were not prepared for the purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in any lawsuit.

(ii) Formal proceedings for the resolution of the dispute shall not be commenced until the earlier of:

(A) either of the designated representatives concludes in good faith that amicable resolution through continued negotiation of the dispute does not appear likely and so states in a notice to the other designated representative or in a joint declaration signed by each of them; or

(B) twenty (20) Business Days after the appointment of designated representatives pursuant to Section 12.4(b)(i)(C) above (it being understood that this period shall be deemed to run notwithstanding any claim that the process described in this Section 12.4 was not followed or completed).

(iii) This Section 12.4 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier than provided in clause (ii) above, to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

ARTICLE XIII

CONFIDENTIALITY

13.1 General Confidentiality.

(a) For purposes of this Agreement, “Confidential Information” means any of the following: (i) information that is provided by or on behalf of either NMG or Bank to the other Party or its agents in connection with the Program (including information provided prior to the date hereof or the Effective Date); (ii) information about NMG or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information regarding any products offered or proposed to be offered under the Program or the manner of offering of any such products; (D) information unrelated to the Program obtained by NMG or Bank in connection with this Agreement, including by accessing or being present at the business location of the other Party; and (E) proprietary technical information, including source codes, or other proprietary information developed in connection with the Program; (iii) the terms and conditions of this Agreement; and (iv) the Marketing Plan. The provisions of this Article XIII governing Confidential Information shall not govern Cardholder Data, NMG Shopper Data or NMG Prospect Data, which shall be governed by the provisions of Article VI.

(b) The restrictions on disclosure of Confidential Information under this Article XIII shall not apply to information received or obtained by NMG or Bank, as the case may be, that: (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (ii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iii) is contained in, or is capable of being discovered through examination of, publicly available records or products; (iv) is required to be disclosed by Applicable Law; provided that the Party subject to such Applicable Law shall use reasonable efforts to avoid such disclosure and notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third Parties; provided, further, that such information shall be disclosed only to the extent required by such Applicable Law and shall otherwise remain Confidential Information; or (v) is developed by NMG or Bank, as the case may be, without the use or knowledge of any proprietary, non-public information provided by the other Party under, or otherwise made available to such Party as a result of, this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

(c) The terms and conditions of this Agreement and the Marketing Plan and all of the items referred to in clauses (A) through (B) of Section 13.1(a) shall each be the Confidential Information of NMG and Bank and each of the Parties to this Agreement shall be deemed to be a Receiving Party of each of them; provided, however, that the terms of this Agreement may be filed by either Party with any Governmental Authority (including public filings with the Securities and Exchange Commission) to the extent required by Applicable Law.

(d) If the NMG Companies, on the one hand, or Bank, on the other hand, receives Confidential Information of the other Party (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential Information of the other Party (“Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

13.2 Use and Disclosure of Confidential Information.

(a) Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

(b) Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers, accountants, advisors and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program, the sale of Program Assets or other assets of NMG and its Affiliates or the establishment of a new Credit Card or other program or arrangement for an NMG Company, in each case in accordance with the terms of this Agreement, and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by a confidentiality agreement containing the restrictions set forth in this Article XIII.

13.3 Unauthorized Use or Disclosure of Confidential Information. Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information or of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use.

13.4 Return or Destruction of Confidential Information. Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include return of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.

ARTICLE XIV

RETAIL PORTFOLIO ACQUISITIONS

14.1 Retailer that Operates a Credit Card Business. If NMG or any of its Subsidiaries acquires or otherwise combines with (including by merger, consolidation or other business combination) a retail department store business that directly or through an Affiliate issues a Credit Card in the United States, unless such transaction is one giving right to a termination by NMG pursuant to Section 16.2(c) and as to which NMG has exercised such right, Bank shall have a right of first offer to acquire the related Credit Card business offered for sale by such retailer in connection with NMG’s or its Subsidiary’s acquisition of the retail department store business (such Credit Card business accounts, the “New Portfolio”) as follows. Prior to or promptly following the consummation of the acquisition, NMG shall provide notice to Bank indicating its intention to engage in, or the consummation of, as the case may be, such acquisition and shall provide Bank with a reasonable opportunity to conduct due diligence, and for this purpose NMG shall provide Bank and its representatives with reasonable access to the records and accounts (including the master file) relating to such New Portfolio, subject to the execution of a confidentiality agreement reasonably satisfactory to NMG. Not later than the 20th day following receipt by Bank of due diligence information reasonably requested by Bank and available to NMG, Bank may make an offer to NMG with respect to the purchase of such New Portfolio, which offer shall be required to remain open for a period of not less than forty-five (45) days. NMG shall be under no obligation to accept such offer or to provide Bank with any right to match any offer received by NMG from any third party. NMG may elect to (A) accept the offer made by Bank, (B) keep such New Portfolio or (C) offer such New Portfolio for sale to a third party; provided that NMG shall not sell such New Portfolio to a third party unless such third party makes an offer having financial terms and conditions (including terms relating to the manner in which the conversion costs relating to the contemplated transaction are to be allocated among the Parties) substantially more favorable in the aggregate than the terms and conditions offered by Bank. If NMG does not sell such New Portfolio to Bank (whether because NMG elects to keep such New Portfolio or sell it to a third party), the restrictions of Section 2.2 shall not apply to the Credit Card business associated with such New Portfolio, including any growth thereof.

14.2 Retailer that has a Credit Card with another Issuer. If NMG or any of its Subsidiaries acquires or otherwise combines with (including by merger, consolidation or other business combination) a retail department store business that through an unaffiliated Person (other than Bank or any of its Affiliates) issues a Credit Card in the United States, unless such transaction is one giving right to a termination by NMG pursuant to Section 16.2(c) and as to which NMG has exercised such right, Bank agrees that it shall negotiate in good faith for the purchase of the retailer’s Credit Card portfolio from such unaffiliated issuer associated with the retail assets being acquired. Prior to or promptly following the consummation of the acquisition, NMG shall provide notice to Bank indicating its intention to engage in, or the consummation of, as the case may be, such acquisition and shall cooperate to the extent practicable to provide Bank with a reasonable opportunity to conduct due diligence. In the event that Bank is unsuccessful in its bid for the Credit Card portfolio, NMG may offer the Credit Card program of such unaffiliated issuer until the expiration of the agreement governing such program, and Bank shall negotiate in good faith for the purchase of the Credit Card portfolio at that time; provided, however, that if Bank is unable to agree to the terms of the purchase of such Credit Card portfolio prior to the time that notice of termination or election to extend the term, as applicable, is due under such program agreement, NMG shall have the right to continue to operate such Credit Card portfolio under the existing program agreement or to purchase and operate such retailer’s Credit Card business itself or to engage a third party to do so; provided, however, that NMG shall not engage a third party other than Bank unless the financial terms and conditions (including terms relating to the manner in which the conversion costs relating to the contemplated transaction are to be allocated among the Parties) pursuant to which such third party is to operate such Credit Card business are substantially more favorable in the aggregate to NMG than the terms and conditions offered by Bank. If NMG or any of its Subsidiaries, directly or with a third Person, acquires the Credit Card business of another retailer pursuant to this provision and this Agreement remains in effect, Section 2.2 shall not apply to such acquired Credit Card business or to the associated acquired retail operations, including any growth thereof.

14.3 Retailer that has a Credit Card with Bank. If NMG or any of its Subsidiaries acquires (including by merger, consolidation or other business combination) a retail department store business that through Bank or any of its Affiliates issues a Credit Card in the United States, Bank and NMG shall assess and mutually agree whether to integrate such Credit Card portfolio with the Program or operate such portfolio separately as provided in Section 14.5 below.

14.4 Co-Branded Credit Card. Except as provided in Section 14.5, neither Bank nor NMG shall have any obligation under this Article XIV with respect to any co-branded Credit

Card unless (i) Bank is already providing a Dual-Line Credit Card program for the NMG Companies at the time of the proposed acquisition or (ii) NMG has already given notice to Bank of its desire to issue a Dual-Line Credit Card pursuant to Section 2.2(c)(ii) and Bank is fully committed to issuing, and able to issue, such Dual-Line Credit Card within the Development Period.

14.5 Conversion of Purchased Accounts.

(a) If Bank acquires any Credit Card portfolio pursuant to Section 14.1 or 14.2, or operates a Credit Card portfolio as set forth in Section 14.3, NMG and Bank shall negotiate in good faith in order to arrive at mutually agreeable terms pursuant to which the acquired Credit Card portfolio would be integrated into the Program, it being understood that, absent unique characteristics of the accounts acquired or impediments under Applicable Law or the cardholder agreements applicable to the acquired accounts, it is the mutual intent of the Parties that the acquired accounts be integrated as follows; provided, however, that if based on the foregoing principles and pursuant to such good faith negotiations the Parties determine that the terms of this Agreement should not apply to such acquired assets, the acquired accounts shall be governed by such other and/or additional terms as the Parties shall agree; provided that accounts in any portfolio operated by Bank and acquired pursuant to Section 14.3 shall continue to be governed by the agreement then in effect with respect to such accounts. Subject to the foregoing:

(i) Private label Credit Card accounts shall be converted to Accounts established under the Program, which converted Accounts shall be subject to the same terms and conditions as the Accounts and to this Agreement, and participate in the Program, as if they were originated under this Agreement.

(ii) If the NMG Companies have a Dual-Line Credit Card program with Bank at the time of such purchase, purchased co-branded Credit Card accounts shall be converted to Non-Store Accounts to the extent permitted by Card Association rules, which converted accounts shall be subject to the same terms and conditions and participate in such program as if they were originated under this Agreement.

(iii) If the NMG Companies do not have a Dual-Line Credit Card program with Bank at the time of such purchase, purchased co-branded Credit Card accounts shall continue under the same terms and conditions being offered to the purchased retailer’s customers, or such other terms and conditions upon which NMG and Bank shall mutually agree.

(b) Bank shall cover all costs related to conversions pursuant to this Section 14.5, including replacement of Credit Cards, notices to Cardholders and complying with other requirements of Applicable Law.

14.6 No Other NMG Obligations. Except as set forth in this Article XIV, the NMG Companies shall have no obligation to include in the Program any Credit Card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction or otherwise cause them to be transferred to the NMG Companies or otherwise transfer any such program to Bank. Except to the extent included in the Program, an acquired portfolio may be operated free of the exclusivity restrictions set forth in this Agreement.

ARTICLE XV

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

15.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by a Party hereunder:

(a) Such Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any SLAs), and (i) such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such failure in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such failure shall not constitute an Event of Default if the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure, and (ii) such failure shall either have a material adverse effect on the licensed marks of the non-defaulting Party, or materially diminish the economic value of the Program to the non-defaulting Party.

(b) Any representation or warranty by such Party contained in this Agreement shall not be true and correct in any respect as of the date when made, and (i) the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such breach in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such breach shall not constitute an Event of Default if the defaulting Party shall have initiated a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such breach, and (ii) such failure shall either have a material adverse effect on the Program or the licensed marks of the non-defaulting Party or materially diminish the economic value of the Program to the non-defaulting Party.

15.2 Defaults by Bank. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Bank hereunder:

(a) Bank shall fail to settle NMG Charge Transaction Data and make payment in full therefor within two (2) Business Days after such settlement payment is due pursuant to Section 8.4.

(b) Bank shall fail to make payment in full of any amount set forth on a Monthly Settlement Sheet or Yearly Settlement Sheet when due and payable.

(c) Bank shall fail to make payment in full of any amount due to NMG pursuant to Schedule 7.3(c) within two (2) Business Days after such payment is due pursuant to Schedule 7.3(c).

(d) Bank Parent shall fail to make payment in full of any amount owed under the Bank Guarantee to one or more of the NMG Companies when due and payable.

(e) Any Bank Company or Bank Parent shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of such Bank Company’s or Bank Parent’s regular course of business.

(f) Any regulatory authority having jurisdiction over a Bank Company or Bank Parent shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Bank Company or Bank Parent, as the case may be, or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of any Bank Company or Bank Parent, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(g) Any Bank Company or Bank Parent shall (i) consent to the institution of proceedings specified in paragraph (f) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or (ii) take corporate or similar action in furtherance of any such action.

(h) Bank shall fail to meet the approval rate targets and other metrics set forth in Schedule 4.6(c) and such failure shall have resulted in a termination right pursuant to the terms of Section 4.6(c).

(i) Primary Servicer shall fail to meet one or more SLAs expressly giving rise to the right to terminate hereunder in accordance with Section 7.3 and Schedule 7.3(c).

(j) As a result of the regulatory status of a Bank Company or Bank Parent or any constraints imposed on a Bank Company or Bank Parent by any Governmental Authority, the benefits of the Program to the NMG Companies are materially diminished or the NMG Companies experience a material decline in customer satisfaction, unless such constraint, diminishment or decline would be incapable of being eliminated or mitigated if NMG were to terminate this Agreement and/or repurchase the Program Assets (either for itself and its Affiliates or in order to enter into alternative program arrangements with a third party other than Bank).

(k) The Bank Guaranty shall expire or terminate or otherwise fail to be in full force and effect or Bank Parent shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity, enforceability or effectiveness of, the Bank Guaranty.

15.3 Defaults by the NMG Companies. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by the NMG Companies hereunder:

(a) NMG shall fail to make payment in full of any amount set forth on a Monthly Settlement Sheet or Yearly Settlement Sheet when due and payable.

(b) A petition under the U.S. Bankruptcy Code or similar law shall be filed against NMG and not be dismissed within sixty (60) days.

(c) A decree or order by a court having jurisdiction (i) for relief in respect of NMG pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of NMG or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of NMG shall, in any such case be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(d) NMG shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of NMG or any substantial part of its properties, or (iii) take corporate or similar action in furtherance of any such action.

(e) NMG shall fail to meet one or more SLAs expressly giving rise to the right to terminate hereunder in accordance with Section 5.02 of the Servicing Agreement.

15.4 Remedies for Events of Default. In addition to any other rights or remedies available to the Parties at law or in equity, upon the occurrence of an Event of Default pursuant to Section 15.1, 15.2 or 15.3, the non-defaulting Party shall be entitled to collect from the defaulting Party any amount indisputably in default plus interest based on the Federal Funds Rate.

ARTICLE XVI

TERM/TERMINATION

16.1 Term. This Agreement shall continue in full force and effect for five (5) years from the Effective Date (the “Initial Term”). The Agreement shall be renewed by mutual agreement of the Parties for successive three (3) year terms (each, a “Renewal Term”) at least six (6) months prior to the expiration of the Initial Term or current Renewal Term, as the case may be. If the Parties do not agree to renew the Agreement at least six (6) months prior to the expiration of the Initial Term or the current Renewal Term, as the case may be, the Agreement shall automatically terminate at the end of the Initial Term or current Renewal Term, as the case may be.

16.2 Termination by NMG Prior to the End of the Initial Term or a Renewal Term. NMG, on behalf of the NMG Companies, may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term:

(a) after the occurrence of a Bank Event of Default;

(b) upon thirty (30) days’ prior written notice if (i) there is a Change of Control of Bank Parent or (ii) one or more Persons that is not an Affiliate of Bank on the date of this Agreement acquires a direct or indirect controlling interest in Bank or any other Person conducting a substantial part of the Credit Card business conducted within the corporate group of Bank Parent or such corporate group otherwise disposes of or terminates a substantial part of such Credit Card business;

(c) upon thirty (30) days’ prior written notice following a Change of Control of NMG if the other Party to the business combination transaction which resulted in or constituted such Change of Control issues, offers or otherwise provides (either itself or through Affiliates) or is Party to any contractual arrangement with any other Person to issue, offer or otherwise provide, any Credit Card in the United States; provided, that if this Agreement is terminated pursuant to this Section 16.2(c), NMG shall pay Bank the amount set forth in Schedule 16.2(c).

(d) upon thirty (30) days’ prior written notice if there is a change in Applicable Law which reduces or could reasonably be expected to reduce in any material respect the ability of NMG or any of its Subsidiaries to gain access to, or to use, any Cardholder Data, NMG Shopper Data or NMG Charge Transaction Data below the level of access and use permitted under Applicable Law immediately prior to the date of this Agreement, unless such reduction in access would be incapable of being eliminated or mitigated if NMG were to terminate this Agreement and/or repurchase the Program Assets (either for itself and its Affiliates or in order to enter into alternative program arrangements with a third party other than Bank); provided, however, that prior to delivering a notice of termination pursuant to this Section 16.2, NMG shall engage in good faith negotiations with Bank to modify the Program in a way that would preserve at least the same level of access and use of such data for the benefit of NMG and its Affiliates following the relevant change in Applicable Law as was permissible prior to the date of this Agreement, such negotiations not to terminate (in the absence of an agreement between the Parties on any modification) earlier than thirty (30) days after the earlier of (i) the date on which one of the Parties delivers a notice to the other that the relevant change in Applicable Law is likely to occur or (ii) the date on which the relevant change in Applicable Law takes effect; or

(e) upon thirty (30) days’ prior written notice if there have been more than three (3) Unapproved Matters within the last twelve (12) Fiscal Months; provided that if the Management Committee votes on an identical matter more than one time and fails to reach agreement on such identical matter without any change in the circumstances surrounding such matter, for purposes of this Section 16.2(e), such matter will only count as one (1) Unapproved Matter.

16.3 Termination by Bank Prior to the End of the Initial Term or a Renewal Term. Bank may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term:

(a) after the occurrence of an NMG Event of Default; or

(b) upon six (6) months’ prior written notice following the end of a Fiscal Year, if during such Fiscal Year, NMG has not maintained the retail store square footage set forth on Schedule 16.3(b).

16.4 Automatic Termination. Upon termination of the Purchase Agreement without the occurrence of the Closing, this Agreement shall automatically terminate and shall be null and void.

ARTICLE XVII

EFFECTS OF TERMINATION

17.1 General Effects.

(a) All solicitations, marketing and advertising of the Program, other than acceptance of applications through NMG Channels in the ordinary course of business consistent with past practice, shall cease upon the expiration or termination of this Agreement, except as the Parties may otherwise mutually agree, provided that the Parties shall continue to operate the Program in accordance with the terms of this Agreement and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Section 17.2 are satisfied. The Parties shall cooperate to ensure the orderly wind-down or transfer of the Program.

(b) Upon the satisfaction of the provisions of Section 17.2, all obligations of the Parties under this Agreement shall cease, except that the provisions specified in Section 19.26 shall survive.

17.2 The NMG Companies’ Option to Purchase the Program Assets.

(a) If this Agreement expires or is terminated by either Party for whatever reason, NMG has the option to purchase, or arrange the purchase by a third party nominated by NMG (a “Nominated Purchaser”), of the Program Assets from Bank.

(b) The purchase option given by Section 17.2(a) is exercisable by NMG or the Nominated Purchaser serving notice on Bank no later than sixty (60) days after the receipt of the information with respect to the Program Assets required to be delivered by Bank pursuant to Section 17.2(e); provided, however, that NMG shall request such information with respect to the Program Assets within ten (10) days following either (i) the date on which the Parties’ right to agree to renew the Agreement pursuant to Section 16.1 has expired without such renewal having occurred or (ii) the date any Party receives written notice of the exercise of the other Party’s termination rights pursuant to Article XVI.

(c) If such purchase option is exercised, NMG or the Nominated Purchaser must complete the purchase of the Program Assets within one hundred eighty (180) days after the notice has been given pursuant to Section 17.2(b); provided, that if, in connection with the purchase of the Program Assets by a Nominated Purchaser, any required regulatory approvals or rating agency consents are not received within one hundred eighty (180) days after notice has been given pursuant to Section 17.2(b), NMG shall complete the purchase of the Program Assets on behalf of the Nominated Purchaser within two hundred seventy (270) days after notice has been given pursuant to Section 17.2(b). The date of the completion of any purchase under this Section 17.2(c) shall be the “Program Purchase Date.”

(d) The purchase price for the Program Assets purchased, payable on the Program Purchase Date, shall be equal to the sum of (i) the par value of the Cardholder Indebtedness related to the Private Label Accounts and Non-Card Payment Plans at the time of repurchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policy then applicable to the Program) plus (ii) the Fair Market Value of the Non-Store Accounts, except that if the repurchase right arises as a result of (A) an early termination of this Agreement by Bank for an NMG Event of Default pursuant to Section 16.3 or (B) an early termination by the NMG Companies pursuant to Section 16.2(c), then such purchase price for the Program Assets shall be an amount equal to the sum of (x) the par value of the Cardholder Indebtedness related to the Private Label Accounts and Non-Card Payment Plans at the time of repurchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policy then applicable to the Program), plus (y) the Fair Market Value of the Cardholder Indebtedness related to the Non-Store Accounts plus (z) de-conversion costs of the Bank in an amount not to exceed $1 million.

(e) The Parties shall use commercially reasonable efforts to minimize transaction costs and Bank shall provide NMG and the Nominated Purchaser and their respective representatives reasonable access to the records and accounts relating to the Program Assets for the purpose of conducting due diligence investigations to determine whether they wish to purchase the Program Assets and shall provide as soon as reasonably practicable (but in no event more than fifteen (15) days) following a request therefor from NMG or its Nominated Purchaser a master file of the Accounts (which shall include data for at least the twelve (12) month period preceding the month in which the master file is requested and shall be updated upon request of NMG); provided, however, that Bank shall be entitled to require any Nominated Purchaser to enter into customary confidentiality arrangements before providing it with such access. The Parties shall promptly negotiate in good faith and execute a purchase agreement for the Program Assets to be repurchased, which shall contain terms and conditions substantially similar to those in the Purchase Agreement (if applicable). Bank shall provide reasonable assistance in connection with the conversion of the Program Assets to the Systems of NMG or the Nominated Purchaser, including provision of interim services in accordance with the provisions of this Agreement until such conversion occurs; provided, however, that Bank shall not be obligated to provide such interim services for more than (i) two hundred seventy (270) days after notice has been given pursuant to Section 17.2(b) in connection with a purchase of the Program Assets by a Nominated Purchaser or (ii) one year after the execution date of the purchase agreement with respect to the repurchase of the Program Assets by NMG subject to a reasonable servicing fee. The Parties shall not unreasonably withhold or delay execution of such purchase agreement or any other documents necessary to effectuate such sale. The Parties shall use reasonable efforts to ensure that the Program Purchase Date occurs as promptly as reasonably practicable following the execution of such purchase agreement.

17.3 Fair Market Value. In the event that this Agreement terminates and, if NMG notifies Bank that it shall purchase the Program Assets, Bank and NMG (or its Nominated Purchaser) shall attempt to mutually determine the fair market value of the Non-Store Accounts (“Fair Market Value”). If the Parties cannot reach such agreement, each Party shall nominate an investment banker who together shall select a third investment banker to value the Non-Store Accounts. In determining the Fair Market Value of the Non-Store Accounts, the investment bankers shall assume that (a) the terms and conditions of this Agreement, including all financial terms and conditions, Bank’s right to use the NMG Licensed Marks in accordance with this Agreement and all other material elements of the transactions contemplated by this Agreement, shall continue in respect of the Non-Store Accounts being purchased during the period of valuation and (b) the Non-Store Accounts being purchased shall continue to operate on an ongoing basis in accordance with past practice. In such case, the Fair Market Value shall be the average of the two closest valuations provided by the investment bankers; provided, however, if the median valuation is within plus or minus twenty (20) percent of the mean of the three valuations, the Fair Market Value shall be the mean. NMG may in its sole discretion select any purchaser to purchase the Non-Store Accounts, provided that the Bank shall receive an amount equal to the purchase price as determined above.

17.4 Dedicated Program Personnel. Upon termination or expiration of the Program for any reason and until the date that is ninety (90) days after Bank ceases to provide any services hereunder, NMG shall have the right to offer employment to employees and independent contractors of Bank and any of Bank’s Affiliates that perform all or substantially all of their work for Bank or its Affiliates in connection with the Program.

17.5 Rights of Bank if Purchase Option Not Exercised.

(a) If this Agreement expires or is terminated and the NMG Companies give written notice that they shall not exercise their option referred to in Section 17.2 or otherwise fail to exercise their option within the time period specified in Section 17.2, the NMG Companies shall have no further rights whatsoever in the Program Assets. In such event, Bank shall have the right in its sole discretion on or after the expiration or termination of this Agreement to:

(i) issue to Cardholders a replacement or substitute Credit Card (which card must not bear any NMG Licensed Marks or any other trademarks or source indicators confusingly similar thereto) with such characteristics as Bank considers appropriate (the cost of card re-design and re-issue being borne by Bank); provided that the replacement or substitute Credit Card shall not be issued in cooperation with any retailer; provided, further, that the NMG Companies shall be permitted to add an enclosure to the last two (2) Billing Statements to the effect that the Program has been terminated;

(ii) subject to Applicable Law, notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid;

(iii) sell the Accounts and associated receivables to a third party purchaser, other than a competitor of NMG and its Affiliates selected by Bank at a price agreed between Bank and the purchaser; or

(iv) any combination of (i), (ii) and (iii).

(b) Notwithstanding the foregoing, in no event shall Bank use or disclose or permit any of its Affiliates to use or disclose the Cardholder Data to market or promote a Credit Card or ancillary product together with any retailer.

(c) If this Agreement expires or is terminated and the NMG Companies give written notice that they shall not exercise their option referred to in Section 17.2 or otherwise fail to exercise their option within the time period specified in Section 17.2, the NMG Companies shall provide reasonable assistance in connection with the conversion of any Program Assets resident on NMG Systems to the Bank Systems, including provision of interim services in accordance with the provisions of this Agreement until such conversion occurs, which shall not be later than one hundred eighty (180) days after the NMG Companies give written notice that they shall not exercise their option referred to in Section 17.2 or after the time period for the NMG Companies to exercise such option shall have expired. Bank shall bear all costs and expenses of any such conversion and the transitioning of services performed by the NMG Companies to the Bank.

(d) Within sixty (60) days (or one hundred twenty (120) days in the case of Dual-Line Cards) after the NMG Companies give written notice that they shall not exercise their option referred to in Section 17.2 or after the time period for the NMG Companies to exercise such option shall have expired, Bank shall no longer use any of the NMG Licensed Marks (or any other trademarks or source indicators confusingly similar thereto) and must rebrand the NMG Credit Cards; provided that thereafter Bank may continue to use the NMG Licensed Marks solely to the extent necessary to identify the Accounts in connection with the billing and collection thereof and as otherwise required by Applicable Law.

ARTICLE XVIII

INDEMNIFICATION

18.1 NMG Indemnification of Bank. From and after the Effective Date, the NMG Companies shall indemnify and hold harmless Bank, its Affiliates, and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

(a) any Retail Merchant’s negligence or recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b) any breach by an NMG Company of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement;

(c) any actions or omissions by Bank taken or not taken at an NMG Company’s written request or direction pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of the NMG Companies;

(d) dishonest or fraudulent acts by a Retail Merchant, or any of its agents or employees, in connection with the Program (except to the extent of any amount charged back pursuant to Section 8.5);

(e) any failure by the Retail Merchants to satisfy any of their obligations to third parties with respect to the sale by them to such third parties of NMG Goods and Services;

(f) any Solicitation Materials distributed by an NMG Company and not (i) approved by the Management Committee or (ii) provided by Bank;

(g) any claim, suit or proceeding by any third party arising out of the failure of a Retail Merchant to comply with Applicable Law in connection with the Program or the Operating Procedures, unless such failure was the result of any action taken or not taken by such Retail Merchant at the written request or direction of Bank;

(h) the NMG Companies’ Inserts or Billing Statement messages; and

(i) allegations by a third party that the use of the NMG Licensed Marks constitutes infringement of any Intellectual Property right of such third party.

18.2 Bank Companies’ Indemnification of the NMG Companies. From and after the Effective Date, the Bank Companies’ shall indemnify and hold harmless NMG, its Affiliates and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

(a) Bank’s or its Affiliate’s negligence or recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b) any breach by Bank or any of its Affiliates, employees or agents of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement or any Cardholder Agreement;

(c) any actions or omissions by any of the NMG Companies taken or not taken at the Bank Companies’ written request or direction pursuant to this Agreement, except where the NMG Companies would have been otherwise required to take such action (or refrain from acting) absent the request or direction of any Bank Company;

(d) dishonest or fraudulent acts by Bank, or any of its Affiliates, agents or employees, in connection with the Program;

(e) any failure by the Bank Companies to satisfy any of their obligations to (i) Cardholders with respect to the Program or the Accounts, whether pursuant to the Cardholder Agreements or otherwise or (ii) any other third parties in connection with its provision of other products and services to such third parties;

(f) any Account Documentation and Solicitation Materials approved by the Management Committee and used by any of the NMG Companies in that form and in accordance with Bank’s instructions and/or the Operating Procedures that fails to comply with Applicable Law, other than any content in the Solicitation Materials that primarily relates to Loyalty Programs and was included in the Solicitation Materials in the form provided by NMG without any input from Bank with respect to Applicable Law;

(g) any claim, suit or proceeding by any third party arising out of the failure of the Bank Companies to comply with Applicable Law in connection with the Program or the Operating Procedures unless such failure was the result of any action taken or not taken by the Bank Companies at the specific written request or direction of the NMG Companies;

(h) Bank’s Inserts or Billing Statement messages; and

(i) allegations by a third party that the use of the Bank Licensed Marks constitutes infringement of any Intellectual Property right of such third party.

18.3 Procedures.

(a) In case any claim is made, or any suit or action is commenced, against a Party (the “Indemnified Party”) in respect of which indemnification may be sought by it under this Article XVIII, the Indemnified Party shall promptly give the other Party (the “Indemnifying Party”) notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice from the Indemnified Party, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, except as set forth in Section 18.3(b), the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.

(b) The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events the attorneys’ fees and expenses of counsel to the Indemnified Party shall be borne by the Indemnifying Party.

(c) The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in, the defense of any such claim, suit or action.

(d) The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

18.4 Notice and Additional Rights and Limitations.

(a) If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article XVIII may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover from the Indemnified Party for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.

(b) This Article XVIII shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights that either Party might otherwise have at law or in equity.

(c) Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to the other for punitive or exemplary damages relating to or arising out of this Agreement, any breach hereof or any of the transactions provided for therein, unless the Indemnified Party shall have become liable to a third party for such amounts.

ARTICLE XIX

MISCELLANEOUS

19.1 Precautionary Security Interest. The NMG Companies and Bank agree that this Agreement contemplates the extension of credit by Bank to Cardholders and that the NMG Companies’ submission of NMG Charge Transaction Data to Bank shall constitute assignment by the NMG Companies of any and all right, title and interest in such NMG Charge Transaction Data and the Cardholder Indebtedness reflected therein. However, as a precaution in the unlikely event that any person asserts that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to secure the NMG Companies’ payment of and performance of all obligations of the NMG Companies to Bank, the NMG Companies hereby grant to Bank a first priority present and continuing security interest in and to the following, whether now existing or hereafter created or acquired: (i) all Accounts, Cardholder Indebtedness, Account Documentation and NMG Charge Transaction Data, (ii) all deposits, credit balances and reserves on the Bank’s books relating to the Program, and (iii) all proceeds of the Cardholder Indebtedness. In addition, the NMG Companies agree to take any reasonable action requested by Bank, at Bank’s expense, to establish the first lien and perfected status of such security interest. Upon the termination or expiration of this Agreement, Bank shall execute such releases and file such notices as the NMG Companies may request to evidence the termination of the security interest provided for in this Section 19.1.

19.2 Securitization, Participation or Pledge of Cardholder Indebtedness.

(a) Bank shall have the right to securitize, participate or pledge the Cardholder Indebtedness or any part thereof by itself or as part of a larger offering at any time, in such a manner that allows Bank to obtain cash flows representing all or most of the economic benefits of owning such Cardholder Indebtedness. Such securitization, participation or pledge shall not affect the NMG Companies’ rights or Bank’s obligations hereunder. Bank shall not securitize, participate or pledge the Cardholder Indebtedness in any manner that may encumber any of the NMG Companies’ rights hereunder to purchase Program Assets. All uses of the NMG Licensed Marks in any securitization document shall be made in accordance with Section 10.1 and with the prior written approval of NMG.

(b) In the event the NMG Companies elect to purchase the Program Assets pursuant to Section 17.2 and Bank has securitized, participated or pledged any of the Cardholder Indebtedness included in the Program Assets, the Parties will cooperate to transfer such assets, or Bank’s interest in and servicing rights with respect to such assets, to NMG or its Nominated Purchaser on reasonable terms pursuant to instruments in form and substance satisfactory to the Parties, and the purchase price set forth in Section 17.2(d) shall be reduced by the outstanding principal balance of such obligations on the Program Purchase Date.

19.3 Assignment. None of the NMG Companies, on the one hand, and the Bank Companies, on the other hand, shall assign this Agreement or any of its rights hereunder without the prior written consent of the other Party, except to the extent (i) the Cardholder Indebtedness is securitized as permitted pursuant to Section 19.2 or (ii) otherwise permitted under the Servicing Agreement.

19.4 Sale or Transfer of Accounts. Bank shall not sell or transfer in whole or in part any Accounts; provided, however, that this Section 19.4 shall not restrict the ability of Bank to securitize, participate or pledge the Cardholder Indebtedness pursuant to Section 19.2. Bank may from time to time propose to NMG the terms under which it desires to sell any NMG Accounts that have been written-off in accordance with the Risk Management Policies, including the payments proposed to be made to NMG and Bank in connection with any such sale. NMG shall consider any such proposal in good faith but shall be entitled to accept or reject any such proposal in its sole discretion.

19.5 Subcontracting. Except as approved by the Management Committee, it is understood and agreed that, in fulfilling its obligations under this Agreement, no Person other than a Party hereto or its Affiliates may perform such Party’s functions; provided that, to the extent a Party is not required to obtain Management Committee approval under Section 3.2(d)(iv) to outsource or subcontract a service, the Parties and their Affiliates may subcontract or outsource such service to such third party. Each Party hereto shall be responsible for functions performed by such Affiliates or other Persons to the same extent the Party would be responsible if it performed such functions itself.

19.6 Sales and Use Tax. This Agreement is intended to be a tax included contract for Texas sales and use taxes due on the taxable Texas portion of the Services performed by NMG that benefit Bank in Texas. Bank shall provide to NMG a multi-state benefit exemption certificate and a letter instructing NMG to pay directly to the State of Texas the Texas sales and use tax due under this Agreement.

19.7 Amendment. Except as provided herein, this Agreement may not be amended except by a written instrument signed by each of the Bank Companies and each of the NMG Companies.

19.8 Non-Waiver. No delay by a Party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a Party’s rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such Party under this Agreement or in law or at equity.

19.9 Severability. In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

19.10 Waiver of Jury Trial and Venue.

(a) Each Party hereby waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

(b) Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the State of Delaware or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware over any action arising out of this Agreement, and each Party hereby irrevocably waives any objection which such Party may now or hereafter have to the laying of improper venue or forum non conveniens. Each Party agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against a Party if given as provided herein.

19.11 Governing Law; Compliance with Law.

(a) This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed within such State and applicable federal law.

(b) Each Party shall comply in all material respects with Applicable Law in connection with its activities and the exercise of its rights and performance of its obligations hereunder.

19.12 Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of Article VI, X or XIII or the failure of a Party to perform any of its material obligations hereunder, and that, in addition to all other remedies, each Party will be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any such breach or failure to perform its material obligations hereunder. Each Party waives any requirements for the securing or posting of any bond in connection with such remedy.

19.13 Captions. Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

19.14 Notices. Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:

If to the NMG Companies:	c/o The Neiman Marcus Group, Inc. One Marcus Square 1618 Main Street Dallas, Texas 75201 Attention: General Counsel Facsimile: (214) 573-5354

c/o The Neiman Marcus Group, Inc. One Marcus Square 1618 Main Street Dallas, Texas 75201 Attention: Credit Card Program Manager Facsimile: (214) 743-7646

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Maripat Alpuche, Esq. Facsimile: (212) 455-2502

If to the Bank Companies:	c/o HSBC Bank Nevada, N.A. 2700 Sanders Road Prospect Heights, Illinois 60070 Attention: Managing Director - Client Relations, HSBC Retail Services Facsimile: (908) 203-4217

With a copy to:	HSBC Retail Services 2700 Sanders Road Prospect Heights, Illinois 60070 Attention: General Counsel, Retail Services Division Facsimile: (847) 205-7417

19.15 Coordination of Consents and Approvals. With respect to any consent or approval to be given by the NMG Companies, NMG may give consents or approvals on behalf of the other NMG Company and Bank shall be entitled to rely on any such consent or approval of NMG acting on behalf of any or all of the NMG Companies.

19.16 Further Assurances. The NMG Companies and Bank agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

19.17 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the Parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between the NMG Companies and the Bank Companies, and no act of either Party shall be deemed to create any such relationship. The NMG Companies and the Bank Companies each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

19.18 Press Releases. The NMG Companies, on the one hand, and the Bank Companies, on the other hand, each shall obtain the prior written approval of the other Party with regard to the substance and timing of any press releases which announce the execution of this Agreement or the transactions specified herein, which prior approval shall not unreasonably be withheld. At all times thereafter, the NMG Companies and the Bank Companies, prior to issuing any press releases concerning this Agreement or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other Party relating thereto. The foregoing notwithstanding, it is understood that neither Party shall be required to obtain any prior consent, but shall consult with each other to the extent practicable, with regard to (a) filings, press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any governmental agency or stock exchange and (b) publications prepared solely by and for employees of any of the NMG Companies or the Bank Companies, or their respective Affiliates.

19.19 No Set-Off. The NMG Companies and the Bank Companies agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other Party held by the Party or (ii) any indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party under this Agreement, except as expressly set forth herein.

19.20 Conflict of Interest. Each Party hereto, in performing it obligations hereunder, shall establish and maintain appropriate business standards, procedures and controls designed to ensure that such Party shall perform and conduct its operations in a manner consistent with the Program Objectives and in such a way as not to disparage or embarrass or otherwise adversely affect the other Party and its Affiliates. Each Party shall review such standards, procedures and controls with reasonable frequency during the Term including those related to the activities of its employees and agents in their relations with the employees, agents and representatives of the other Party hereto and with other third parties.

19.21 Third Parties . There are no third-party beneficiaries to this Agreement. Except for the Indemnified Parties with respect to indemnity claims pursuant to Article XVII, the Parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a Party to be created in favor of any person or entity other than the other Party.

19.22 Force Majeure. If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, terrorist attacks, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a Party and could not have been prevented by reasonable precautions, (each, a “Force Majeure Event”) then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event. A Party excused from performance pursuant to this Section 19.22 shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Section 7.3(d), and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either Party to settle a strike or other labor dispute when it does not wish to do so. Notwithstanding the foregoing, if a condition constituting a Force Majeure Event with respect to the Bank Companies, on the one hand, or the NMG Companies, on the other hand, exists for more than thirty (30) consecutive days (or five (5) days in the case of any payment obligation) and such Party is unable to perform a material obligation (which shall be deemed to include any payment obligation pursuant to Article VIII or Article IX) under this Agreement due to such Force Majeure Event, then the other Party shall have the right to terminate this Agreement upon written notice to the Party subject to such Force Majeure Event; provided, however, that (i) prior to delivering written notice of termination in respect of such Force Majeure Event, the Party seeking to terminate this Agreement shall call, and the Parties shall attend one or more Management Committee to consider and vote upon a plan to outsource the material obligation that such Party is unable to perform and (ii) in the event such outsourcing arrangement is agreed to, the Parties shall promptly implement such arrangement and this Agreement may not be terminated unless such Force Majeure Event continues on the fifteenth (15th) day following approval of such outsourcing arrangement.

19.23 Entire Agreement. This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by the NMG Companies and Bank (or by any officer or employee of any such Parties) relating to the matters specified herein, and constitutes the entire agreement by the Parties related to the matters specified herein or therein.

19.24 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other.

19.25 Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile of an executed counterpart shall be deemed an original.

19.26 Survival. Upon the expiration or termination of this Agreement, the Parties shall have the rights and remedies described herein. Upon such expiration or termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Article VI (Cardholder Information), Section 8.5 (Bank Right to Charge Back), Article X (Intellectual Property), Article XII (Access, Audit and Dispute Resolution), Article XIII (Confidentiality), Article XVII (Effects of Termination), Article XVIII (Indemnification), Section 19.1 (Precautionary Security Interest), Section 19.6 (Sales and Use Tax), Section 19.10 (Waiver of Jury Trial and Venue) and Section 19.11 (Governing Law; Compliance with Law) shall survive the expiration or termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Steven P. Dennis
Name:	Steven P. Dennis
Title:	Senior Vice President, Strategy, Business Development and Multichannel Marketing

BERGDORF GOODMAN, INC.

By:	/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	Senior Vice President

HSBC BANK NEVADA, N.A.

By:	/s/ Joseph W. Hoff
Name:	Joseph W. Hoff
Title:	Executive Vice President

HOUSEHOLD CORPORATION

By:	/s/ Joseph W. Hoff
Name:	Joseph W. Hoff
Title:	President

SCHEDULE 1.1(a)

Bank Licensed Marks

Mark	Serial/Registration Number

HSBC Card Services	[***]
HSBC Bank Nevada	[***]
HSBC Finance Corporation	[***]
HSBC Retail Services	[***]

HSBC
[***]

SCHEDULE 1.1(b)

Comparable Partner Programs

Saks Incorporated

Domain

Helzberg Diamonds

Liz Claiborne

SCHEDULE 1.1(c)

Program Loyalty Program and Loyalty Cards

Section A: Description of Current Program Loyalty Programs

Neiman Marcus InCircle Rewards Program

The Neiman Marcus InCircle Rewards program has successfully driven the use of the NM Card and has stimulated ongoing retail sales for over 20 years. The Neiman Marcus InCircle Rewards Program applies automatically to any NM Card (in limited cases, InCircle Rewards can be awarded to select AMEX cards enrolled in the program by a customer). Under the current InCircle Rewards Program, each time a customer uses the NM Card, the customer earns one point for each dollar spent. Once a customer accumulates 5,000 points during an annual period, the customer automatically becomes a member of the InCircle Rewards program and receives an InCircle Rewards card.

With membership come certain special privileges, as determined by NMG. In the past those privileges have included the following, subject to changes made by NMG from time to time: two publications and a newsletter, complimentary gift packaging on purchases over $25, Hertz double upgrade/discount, double InCircle Reward points on the customer’s birthday and $25 dinner certificate for Smith & Wollensky restaurant. Also cardholders receive advance notice of sales and special events at Neiman Marcus. NMG will periodically have double-point days at Neiman Marcus stores when cardholders can earn two points for every dollar spent on the card, driving more customer traffic into the stores.

Once a customer earns 100,000 InCircle Rewards points within the annual program period, the customer becomes a Platinum Preference Award member and receives unlimited double InCircle Rewards points on all NM Card purchases for that annual period. The customer also receives special privileges, as determined by NMG. In the past, these privileges have included the following, subject to changes made by NMG from time to time: customer selected rewards for redemption, 1,000 InCircle Reward points on the customer’s birthday, complimentary subscriptions, memberships to Latitude global services, MEDJET ASSISTANCE, bottle of champagne, cruise gift certificate and $100 dinner gift certificate to Smith & Wollensky restaurant. If the customer reaches 1,500,000 InCircle Rewards points, the customer becomes a member of the Chairman’s Circle and the special privileges become even more exceptional.

A member’s account must be in good standing and at the current point level for thirty days to be eligible to redeem points for rewards. Merchandise returns and other financial adjustments are deducted from the InCircle Rewards account points. Corporate and employee accounts are not eligible to participate in the InCircle Rewards programs.

All point redemptions for InCircle Rewards must be made during the annual program period (which lasts for fourteen months from January to the following March 1st). After March 1st, 25% of unredeemed InCircle Rewards points (up to a maximum of 5,000 points) will be carried over into the next annual program period. Points are not earned on sales tax, beauty salons, delivery and processing, alterations, gift packaging charges or NM Gift Cards®. Points are not convertible to cash or payment on Neiman Marcus accounts. Customers are responsible for all federal, state, and local taxes; for delivery, processing, and handling fees; and for insurance. NMG also offers special privileges determined by NMG from time to time (such as personal shopper services, invitations to exclusive events, free consultations and private shopping hours) as well as InCircle Rewards points to AMEX Centurion (“Black”) and Platinum cardholders.

The InCircle Rewards program also permits point owners to convert points from InCircle Rewards points to points for other programs, including United and American Airlines (point for point). The InCircle Program has relationships with third parties where InCircle points are rewarded to customers of those third parties in connection with the purchase of certain goods and services from such parties. In addition, the InCircle Program rewards points to couples who have registered at NMG for items purchased off their wedding registry regardless of tender type.

Bergdorf Goodman Card Rewards Program

The Bergdorf Goodman Rewards program currently operates differently than the Neiman Marcus InCircle Rewards program. Beginning in January 2005, the Bergdorf Goodman Rewards program permits select AMEX cards (Centurion and Platinum cardholders only) to be enrolled in the Bergdorf Goodman Rewards program. Every Bergdorf Goodman card account is automatically enrolled in the program. A Bergdorf Goodman card receives Bergdorf Goodman Rewards points if it is used at either Bergdorf Goodman or a Neiman Marcus store (but not a Neiman Marcus Clearance Center) on a one point per dollar basis. Beginning in January 2006, the Bergdorf Goodman Rewards program will be rolled into the InCircle Rewards program.

Section B: Loyalty Cards

InCircle Rewards Card

InCircle Platinum Rewards Card

Bergdorf Goodman Rewards Card

SCHEDULE 1.1(d)

NMG Licensed Marks

	Serial/Registration	Applicable Retail
Mark	Number	Division/NMG Channel
BERGDORF GOODMAN	1902799
BERGDORF GOODMAN	0992733
IN CIRCLE IN and Design (Circle around IN)	1337166
INCIRCLE REWARDS	2442806
NEIMAN MARCUS	2209260
NEIMAN MARCUS	0934177
NEIMAN MARCUS	SN 78/374184
NEIMAN MARCUS (stylized)	1733202
NEIMAN-MARCUS	1154006
NM	1558605
PLATINUM PREFERENCE REWARDS	SN 78/420272

SCHEDULE 1.1(e)

Non-Card Payment Plans and Private Label Credit Cards

Section A: Non-Card Payment Plans

Signature Accounts

Commercial or Corporate Accounts

Studio Accounts

Club Accounts

Section B: Private Label Credit Cards

Neiman Marcus

Neiman Marcus Card

Neiman Marcus Gold Card

Bergdorf Goodman

Bergdorf Goodman Card

SCHEDULE 1.1(f)

“High Collar” means (i) with respect to the Finance Charge Reversal Percentage applicable to the Private Label Accounts, [***], (ii) with respect to the Late Fee Reversal Percentage applicable to the Private Label Accounts, [***], (iii) with respect to the dollar amount of Average Interest Free Receivables as a percentage of Average Private Label Receivables, [***]%, or, in each case, such other level as may from time to time be set by the Management Committee.

“Low Collar” means (i) with respect to the Finance Charge Reversal Percentage applicable to the Private Label Accounts, [***], (ii) with respect to the Late Fee Reversal Percentage applicable to the Private Label Accounts, [***], (iii) with respect to the dollar amount of Average Interest Free Receivables as a percentage of Average Private Label Receivables, [***], or, in each case, such other level as may from time to time be set by the Management Committee.

SCHEDULE 1.1(g)

Special Discounts

[***]

SCHEDULE 2.1(b)

Private-Label Credit Card Re-issuance

For the initial Private Label Credit Card re-issuance, preliminary and on-going meetings between Bank and NMG must take place to discuss the criteria for Cardholders receiving the re-issued Private Label Credit Card mailing. During the initial meetings, timeframes must be reviewed in order to avoid a significant increase in customer service call volume. At a minimum, the Private Label Credit Card re-issuance shall (i) take place in separate mailings across a 90-120 day minimum timeframe based on account status and (ii) be structured such that active cardholders receive the re-issued Credit Cards first followed by in-active Cardholders in equally-staged mailings. In addition to defining the testing and project plan to be implemented in connection with this re-issuance, other considerations to be addressed by the Management Committee include a potential account purge of some inactive Accounts, the development of fraud prevention steps and the coding for Credit Card activation at the POS (or through the IVR/VRU). In accordance with the design of the Cardholder Documentation associated with the re-issuance pursuant to Section 4.5, Bank will be responsible for the production, mailing, audit reporting and communication of the appropriate loyalty-level Private Label charge cards and related materials to all cardholders. In addition to the staged mailing process, Bank must work with NMG to ensure that the Private Label Credit Cards and related materials meet NMG standards in order to address the customer service impact of the re-issuance. Prior to any mailing of re-issued Private Label Credit Cards, Bank and NMG must discuss and agree upon the maximum daily mailing volumes in this staged process.

SCHEDULE 2.2(c)(i)

Dual-Line Credit Card Testing

Section A: Dual-Line Credit Card Development and Product Design

Bank shall perform consumer research and product design including initial design and proposal of Cardholder terms and conditions, Account acquisition and activation value proposition, integration with current Private Label program, and integration with current Program Loyalty Program, all subject to review and approval by NMG. Bank and NMG will jointly develop the Dual-Line/Co-Brand Risk Management Policies, Marketing Plan, implementation schedule, look and feel of the Solicitation Material, including Dual-Line/Co-Brand program collateral (i.e., cards, welcome kit, applications), and Cardholder and store communications.

Section B: Dual-Line Credit Card Testing

Bank and NMG will jointly develop and the Management Committee will approve a live test plan, such plan to include channel, geographic and customer segmentation strategies, (if applicable), and which may include, among other items, direct mail to existing Private Label Cardholders and/or placing Dual-Line/Co-Brand applications in select test stores. The Management Committee will approve the live test plan, including identifying, setting and reporting of the metrics used to measure the success of the test, as well as the length of time of the test period; provided, that such test period will commence no later than the Dual-Line Card Deadline and after conversion to the Bank Systems.

Section C: Dual-Line Credit Card Definitions

“Development Period” means the period beginning on the day that NMG provides notice of its desire to test Dual-Line Cards pursuant to Section 2.2(c)(ii) and ending on the ninetieth (90th) day following such notice.

“Dual-Line Card Deadline” means June 30, 2006, as may be extended in NMG’s sole discretion.

“Dual-Line Testing Date” means December 31, 2005.

SCHEDULE 2.2(c)(ii)

Dual-Line Credit Card Terms

[***] branded

[***] general-purpose credit line

No Merchant Discount in the Retail Merchants

Tied to a Program Loyalty Program

Economics to be agreed between NMG and Bank, including compensation for Program Loyalty Program points with respect to all spending and marketing outside of the NMG Channels

Servicing and service level standards to be mutually agreed upon by NMG and Bank

SCHEDULE 2.2(d)

Section A: Non-NMG Credit Cards

The NMG Companies shall have the right to accept Credit Cards other than NMG Credit Cards except that, with respect to the Neiman Marcus store line (excluding NM Direct, NM Online, Last Call and Bergdorf Goodman stores), only the NMG Credit Cards and American Express Credit Cards shall be accepted, except that any or all Credit Cards may be accepted in (i) [***], (ii) [***] and (iii) [***].

Section B: Permitted Loyalty Program Arrangements

[***]

SCHEDULE 3.2(e)

Initial Program Changes

Annual Fee	No annual fee, except for $50 NM Gold Card program membership fee.

Late Payment or Late Fee (at cycle)	Based upon two prior month’s statement balance:
• $20-$49 Balance = $5
• $50-$149 Balance = $15
• $150-$299 Balance = $20
• $300+ Balance = $29

Returned Check Fees (BG to be standardized as NM)	$25 per returned check

Minimum Payment Amount (BG to be standardized as NM)	10% of billed balance (but at least $25 and, for closing balances of $250 or more, rounded up to the nearest $10).

Minimum Finance Charge	$.50

Standard APR

21.0% APR for all residents (or at NMG’s election, all residents other than 1,500 VIP Accounts plus up to 5,000 other Accounts) except in two states to be agreed upon; [TBD%] plus Prime variable APR for two states to be agreed upon.

Grace Period for the Repayment of Purchases	27 days

Method of Computing the Balance for Purchases	Average Daily Balance (including new purchases)

SCHEDULE 3.2(g)(i)

Private Label Account Profiles

Bank may make changes to the Risk Management Policies with respect to a channel in response to changes in the credit profiles for Account applicants in such channel if the Population Stability Index (PSI) based on the Fair, Isaac Score indicates a change in excess of [***] in such channel for two consecutive months

•                  For purposes of determining the PSI benchmark: NMG will send to Equifax the through-the-door (TTD) application population for the most recent quarter

•                  Equifax will access both NMG’s and Bank’s current scoring methodology and develop a cross-talk table to translate NMG’s current scores to Bank’s scores

•                  The scores will be used to develop the PSI

The objective of the Population Stability Index (PSI) is to answer the question ‘Is the current application population scoring differently from a Benchmark population’. The PSI is designed to indicate the level of change in the applicant population. The Index can be interpreted as follows:

[***]

The NMG application file will be used to benchmark the PSI by Next Gen, FICO Score and New Account Scorecard Score if contractually allowed by FICO. The historical approval rates for NMG for the past 12 months will be used to indicate the seasonal trend in credit quality and approval experience by NMG. The information would be segmented by channel and monitored on a monthly basis.

The PSI would be developed jointly over the first six months following the Effective Date with the Risk Management Policies remaining unchanged during this time.

Attached is an example of a PSI.

SCHEDULE 3.3

Program Relationship Managers; Partner Program Team

1.                                       Initial Manager of NMG: Steven Dennis

2.                                       Initial Manager of Bank: To be determined by the Parties prior to Closing.

3.                                       Bank’s Program Team Requirements and Specifications

(a)                                  Fully-Dedicated Team Members: Bank shall ensure that the following full-time employees, in each case having the experience and skills referred to below shall devote 100% of their work efforts to the Program:

(i) Two (2) marketing strategists with cumulative experience in the credit card or retail marketing industry of at least 15 years, or such other experience acceptable to NMG; and

(ii) Two (2) fully-trained data mining analysts

The foregoing dedicated employees shall devote substantially all of their efforts to performing Bank’s obligations pursuant to Section 5.4.

(b) Other Program team requirements:

Each Program team member would have a minimum of five (5) years of relevant experience working with similar programs.

Upon mutual agreement of NMG and Bank, two (2) of the team members, including one of the marketing strategists, would be located at the NMG offices in Dallas.

Bank will identify and assign a lead technology and a lead risk management representative to work with the Program team members. Each lead representative will be the functional subject matter expert relative to the Program and will be assigned for a period of time to provide consistency in knowledge and experience to the Program team members.

SCHEDULE 3.3(d)

List of Retailers

Saks

Nordstrom

Barney’s

Coach

Jeffrey

Tiffany

Holt Renfrew

Fred Segal

Stanley Korshak

Scoop

LVMH

Prada Group

PPR Group

Federated

SCHEDULE 4.1(b)

Operating Procedures

Schedule 4.1(b)

Risk Management Policies and

Operating Procedures

New Account

Risk Management Policies and
Operating Procedures

A-1

[***]

Multiple PaySys CDM Screen Prints showing full
application flow will be attached.

B-1

[***]

Authorizations

Risk Management Policies and
Operating Procedures

C-1

[***]

Multiple PaySys Custom Rescore Screen Prints
showing rescore matrixes and parameters
will be attached.

D-1

[***]

Customer Service/InCircle
Risk Management Policies and
Operating Procedures

E-1

[***]

Collections
Risk Management Policies and
Operating Procedures

F-1

POPULATION STABILITY COMPARISON

Benchmark vs Current Month Application Data

[***]

SCHEDULE 4.4(f)

Document Retention Policy

Beginning as of the Effective Date, NMG shall comply with the following document retention policy:

Title	Description	Retention
Regulatory Complaints	Complaint resolutions resulting from complaints to any regulatory agency.	[***]
Customer Application & Agreement Forms	Samples of forms used for customers applying for credit. Forms include two parts: 1) Application form and 2) cardholder agreement and disclosures	[***]
General Customer Correspondence

Retention of customer correspondence that is currently required in writing, including name changes, FTC dispute letters, bankruptcy filings and deceased notifications. Other customer correspondence including address changes, credit limit change requests and financial adjustment requests are not retained since these requests can be accepted verbally today.

[***]
Sales Slips (Signature Slips)	Signature slips that show the transaction total, tender information and customer signature but not the transaction detail.	[***]
GI.B Privacy Opt Outs	Opt-out code will be retained on-line for [***] months and opt-out reply notices will be retained on paper for [***] months	[***] Months (on-line opt-out code) and [***] Months (opt-out reply notices)
Completed Approved Applications	All new applications that are signed by the applicant	60 Months
Customer Inquiry Decline Reason Response

After applicant receives initial new account decline letter, decline reason response generally handled via phone but follow-up letters mailed explaining specifics are not retained although noted on the application on-line for [***] months. Existing cardholders inquiry as to a declined authorization is also handled verbally in most cases with follow-up letters, if necessary, not retained although noted on the account.

[***] Months for new account declined application signed by applicants, [***] Months for other customer inquiry decline reason responses
Adverse Action Letters	On-line letter code notations on the declined application or existing account that had a declined sale, declined application or their account closed, and the template of the adverse action letter.	[***] Months
Approvals - Credit Line Increase Request	The date implemented and the revised credit guideline is retained on-line	[***] Months
Overlimit Report	Retained on-line through current SystemWare RDS platform but not stored on paper	[***] Months

Resolved Disputes	On-line history of each Adjustment Jacket dispute including resolution stored in Forms Database	[***] Months

Title	Description	Retention
Credit Bureau Change Request/Correction	Currently do not keep any paperwork but the electronic consumer dispute verification (CDV) is stored on-line for [***] days from date of submission	[***] Months
Currency Transaction Report	Currently stored within each Store Cash Office but transitioning to centralized filing process	[***] Months
Suspicious Activity Reports	Currently not done but will be instituting process similar to Currency Transaction Report with a centralizing filing and reporting control	[***] Months
OFAC Reporting	Foreign OFAC reporting currently in place but new reporting to be developed for all new applicants going forward	[***] Months
USA Patriot Act Customer Identification Information	Account opening information such as: Name, Date of Birth, Social Security Number and Physical Address are stored on-line but not all information is necessarily required to open new account	[***] Months after the account is closed (on-line)
USA Patriot Act Customer Identification Information	Pass/fail indicators of each new account reason is stored on the on-line application record although no specific beyond this indicator except any notes made by Universal Agent are retained.	[***] Months after account opening (on-line)
Customer Identification Program Reporting

Exception reports to identify customer program reporting is not existing at this time other than an internal fraud file that can refer a new application for manual intervention. NM Direct channel has additional fraud prevention capabilities.

TBD
Cash Payment Reporting	See above Currency Transaction Report	[***] Months
Performance Reports	Various daily, weekly, monthly or cycle reports used to measure performance in various credit department functions that are retained on-line through SystemWare XNET or RDS platform	[***] Months

SCHEDULE 4.6(c)

Risk Management Policies Targets

[***]

SCHEDULE 4.7

Cardholder Terms

[***]

SCHEDULE 4.8(b)

Internet Services

All Internet-based system functionality provided and maintained by the Bank must be available to cardholders 24 hours a day, 7 days a week with a minimum [***] system availability. Scheduled system maintenance not exceeding 4 hours is allowed per month during the hours of 12 am and 6 am CST. Internet functionality shall include:

•                  Real-Time Application Processing with Fraud Authentication – Provided Bank product offers extended application functionality beyond NM Online real-time application process (to be implemented in June 2005), Bank application processing product must be submitted through CDM or comparable system and completely processed back to Internet within 45-second window. Authentication product is a necessity to release new account number immediately back to Internet applicant. Authentication product must give NMG the ability to influence question weighting structure and type of demographic or credit bureau-related questions asked. Detailed fraud reporting and if available, the ability for Universal Agents to quickly view applicant’s category questions whenever necessary are other requirements. In the event that fraud expenses increase for 2 consecutive months compared to fraud expenses from Fiscal Year 2004 as a result of authentication changes by moving from the NMG to the Bank authentication and system platform, formal discussion with the Management Committee must be held to discuss alternatives and implement new fraud strategies to either enhance or replace current authentication tools. The authentication tools would also be beneficial in other application arenas if available.

•                  Real-Time Authorization Processing (on NM/BG revolving/option accounts) - Direct communication to and from NM Direct/On-line CMOS system with a less than 2-second response time per authorization request is a requirement. Current or comparable system over-limit percentage parameters and rescore tier I and II matrix guideline increase processes must be in place to eliminate as much manual intervention as reasonably possible. Authorization processing through this channel must be done from a line or ticket-level authorization prior to the item being shipped instead of at order time or as a total authorization request. If items including drop ship or back-ordered items are not shipped within 30 days of the authorization request, the item must be re-sent through the systemic authorization processes for re-authorization. All authorizations not able to be approved systemically will require a batch or queue-related decision process with NMG Credit Services to manually decision pending transactions. If approved manually by the Universal Agent on the same day as the sale date, an immediate release of that order within the CMOS system must occur as it does today.

•                  Signature Account (SIG600) Functionality – On furniture and Home Décor items, upon NMG’s request, Bank shall offer NM On-line customers a 6-month, no finance charge Signature Account tender option for those purchases over $600 dollars. The real-time authorization processing for these Accounts must allow for these requests to be sent to NMG Credit Services for manual intervention. SIG600 accounts are setup to bill 1/6th of the billed balance to ensure that 6 equal payments exist for each item based on item ship date. The Signature Account Agreement and terms letter following a Signature Account approval must be automated within the respective credit systems. SIG600 denials will automatically receive appropriate adverse action letter. If the Bank system can support a signature sale initiated as a secondary plan on the option/revolving account, this option will be used instead of a secondary account upon mutual agreement by Bank and NMG in writing. Should this one-account option be used, no further Signature Account Agreement forms or terms letter will be required for NM On-line customers.

•                  New Account Prescreening or Prospecting – In coordination with NM On-line personnel, new account and existing account prescreening options on the web will be discussed by NMG and Bank The Parties intend to encourage creditworthy third party customers, either during the check-out process or afterwards through an e-mail confirmation, to open an NM or BG charge account with or without a promotion (i.e. bonus InCircle points or free shipping). Other prospecting options to encourage existing NM or BG cardholders to use their charge card to shop will also be discussed by NMG and Bank with input from NM On-line personnel with respect to specifications and design of such options.

•                  E-Pay Functionality – Electronic payment functionality must give the cardholder the ability to pay their bill on-line, even on their closing or due date, until 7 p.m. CST if not later and be posted with this same date by the next business day. The MOD-10 check-digit routine and other NMG account number logic (i.e. account must begin with 04 or 05, be 12-digits) must be part of initial process to eliminate “account not found” transactions. Should an on-line customer request to change or cancel their payment on the same day, Universal Agents must have an ability to correct these payments. Daily transmissions of these electronic payments will be submitted through TRAMS or comparable receivable system to post payments regularly. Returned payment transmission or reporting must be given to NMG daily to immediately reverse payment transaction. Initial ACH Authorization Form requirements to initiate an e-pay request must be explored further between Bank and NMG. Recurring payment functionality with this e-pay product would also be included if Bank has such capability. As a note, NMG currently utilizes several ACH vendors through the IVR including Harbor Payments (Bank of New York) that can be used for this e-pay process fairly easily.

•                  E-Bill Functionality - On-line bill presentment must be readily available to cardholders within 24 hours of each cycle close and should contain at a minimum all data that is currently printed on the NM or BG monthly billing statement. Billing functionality should allow cardholders to view up to 12 months of their billing statements on-line. The Parties will cooperate to implement the ability to display sub-total amounts per item in addition to selective marketing and InCircle loyalty messages and displays. Universal Agents must have ability to view and discuss on-line e-bill functionality with cardholders whenever necessary.

•                  E-Service Functionality – The Parties will also cooperate to provide real-time memo and cycle-to-date balance information as well as customer address maintenance and credit card re-ordering capabilities provided these on-line requests do not immediately update cardholder credit system data. Instead, a security question (i.e. last four digits of SSN) will be asked of cardholder at time of entry and updated data sent to a credit queue for manual approval before actually updating the credit system. Upon such time, if any. review would be required until NMG Credit Services is comfortable with customer-initiated updates received from the on-line channel and manual control could be eliminated.

SCHEDULE 5.2

Marketing Commitments

Section A: NMG Marketing Commitment

The NMG Marketing Commitment for each Fiscal Year shall be equal to (i) [***], plus (ii) in the case of any Fiscal Year following the first Fiscal Year, [***] multiplied by the applicable Program Growth Percentage for such Fiscal Year.

The “Program Growth Percentage” is, for each Fiscal Year after the first Fiscal Year of the Program, the percentage by which Net Credit Sales for such Fiscal Year exceed Net Credit Sales for NMG’s Fiscal Year ended July 31, 2005.

Section B: Joint Marketing Commitment

The Joint Marketing Commitment for each Fiscal Year shall be equal to (i) [***], plus (ii) in the case of any Fiscal Year following the first Fiscal Year, [***] multiplied by the applicable Program Growth Percentage for such Fiscal Year.

The “Program Growth Percentage” is, for each Fiscal Year after the first Fiscal Year of the Program, the percentage by which Net Credit Sales for such Fiscal Year exceed Net Credit Sales for NMG’s Fiscal Year ended July 31, 2005.

SCHEDULE 6.2

Program Privacy Policy

HSBC Bank Nevada, N.A.

A Privacy Statement for Neiman Marcus and Bergdorf Goodman Cardholders

Introduction – Our Commitment to You

HSBC Bank Nevada, N.A. (“HSBC”) is proud to be the issuer of the Neiman Marcus and the Bergdorf Goodman private label credit card, each of which allows you to charge purchases from The Neiman Marcus Group, Inc. (“Neiman Marcus Group”), which includes Bergdorf Goodman, Inc., and their various affiliated companies. This Privacy Statement describes the collection, use, and protection of information about you and your Neiman Marcus and/or Bergdorf Goodman credit card account. This policy has been in effect as of [date]. [to be updated as appropriate]

HSBC is part of a financial services organization that has been providing superior products and services to its customers for more than 150 years. We greatly appreciate the trust that you and millions of customers have placed in us, and we will protect that trust by continuing to respect the privacy of all our applicants and customers even if our formal customer relationship ends.

What Information We Collect

It is important for you to know that in order to ensure that our customers get the very best service and the highest quality products, HSBC collects demographic information (such as your name and address) and credit information (such as information related to your accounts with us and others). This information is collected from the following sources:

•                  Information we receive from you on your application or other form;

•                  Information you provide by telephone or in person to a Neiman Marcus sales associate, Bergdorf Goodman sales associate or other representative;

•                  Information about your transactions on your account with us, or our affiliates;

•                  Information from an outside source such as your credit bureau report;

•                  [Information from list vendors;]

•                  [Information from public sources;] and

•                  Information about your Internet usage if you visit our website.

How We Share Information with Neiman Marcus Group

In order to provide you with the benefits and services available to you as a Neiman Marcus or Bergdorf Goodman cardholder, it is necessary for HSBC to share certain information about you with Neiman Marcus Group. Neiman Marcus Group includes Neiman Marcus Stores, Neiman Marcus Direct (including Horchow), and neimanmarcus.com, in addition to Bergdorf Goodman, Inc. including Bergdorf Goodman Stores, Bergdorf Goodman Direct and bergdorfgoodman.com.

Your Neiman Marcus or Bergdorf Goodman credit card can be used to make purchases at all of these locations.

The information we share with Neiman Marcus Group may come from your application, such as your name, address, e-mail address, telephone number, and social security number. Neiman Marcus Group may have also received some or all of this information from you. The information we share may also come from your transactions with us, such as your account number, information about your credit card purchases and your account performance. Neiman Marcus Group uses the information we share solely in connection with providing the benefits and services available to you as a Neiman Marcus or Bergdorf Goodman cardholder.

Except for accounts with Vermont mailing addresses, we may also share non-public personal information about you with Neiman Marcus Group which Neiman Marcus Group may use to provide you with information about benefits and services available to you as a Neiman Marcus Group customer, but that are not necessarily related to your account with us.  This information comes from the sources described above and may include your name, address, and account experience with us.

You may tell us not to share information with Neiman Marcus Group as set forth in the immediately preceding paragraph by completing the form below. For Vermont, state law requires us to obtain your permission in order to share information about you in this way, and we will not share information about you in this way unless you authorize us to do so. We will automatically treat accounts with Vermont mailing addresses as if they have opted out of such information sharing.

How We Share Information with Companies Affiliated with HSBC

From time to time, for general business purposes such as fraud control, or when we think it may benefit you, we share certain information with our companies in our corporate family (e.g., Affiliates), except as prohibited by applicable law. These affiliated companies, doing business under the HSBC name, all provide financial services, such as banking, insurance, mortgage, and brokerage services. The information we share might come from your application, such as your name, address, telephone number, and e-mail address. Also, the information we share could include your transactions with us or our Affiliates (such as your account balance, payment history, and parties to the transaction), your Internet usage, or credit card usage.

How We Share Information with Other Third Parties

We may provide information to non-affiliated companies that perform operational, collection, or fraud control services related to your account. The sharing of information with these types of companies is permitted by law. Such a company might include a financial company (such as an insurance service provider) or a non-financial company (such as a data processor or internet service provider) with whom we have a service agreement. These companies are contractually obligated to protect the information that they receive from us and may not use it for any other purpose other than for performance of services on behalf of HSBC. The information we may share also comes from the sources described above and might include your name, address, phone number, and account experience with us.

Finally, we may provide information about you to non-affiliated companies such as credit reporting agencies and companies which provide services related to your account. This information sharing is also permitted by law.

Security of Your Information

Safekeeping of your non-public personal information is a high priority. We maintain physical safeguards, such as secure areas in buildings; electronic safeguards, such as passwords and encryption; and procedural safeguards, such as customer authentication procedures to detect identity theft. We restrict access to information about you to only those who need to know that information to provide products or services to you. We carefully select and monitor outside service providers, such as mail vendors, who have access to customer information, and we require them to keep it safe and secure. We do not allow them to use or share the information for any purpose other than to perform the service for which they are engaged. We train our employees with respect to security procedures and monitor compliance therewith.

How to Opt-Out of Information Sharing with Our Affiliates (Applicable to residents of all states except Vermont)

If you prefer that we not disclose nonpublic personal information about you to our Affiliates, you may opt out of those disclosures, that is, you may direct us not to make those disclosures (other than disclosures permitted by law) by completing this detachable reply form and mailing it to the following address:

The Neiman Marcus Group, Inc.

P.O. Box 720937

Dallas, Texas 75372-0937

We will be happy to comply with your request. This request will not apply to information about your transactions or experience with HSBC (such as account information, account usage, or payment history) and will only apply to the private label accounts you have with HSBC. Private Label accounts are not general purpose accounts such as MasterCard® or Visa®, but are accounts that may be used only at the specific merchant(s) named on the credit card. An opt-out request by any party on a joint account will apply to all parties on the joint account. Vermont residents are automatically opted-out of credit information sharing with our Affiliates.

How to Opt-Out of Information Sharing with Neiman Marcus Group (Applicable to residents of all states except Vermont)

If you do not want us to share your non-public personal information with Neiman Marcus Group for purposes that are unrelated to your account with us, please let us know by completing this detachable reply form and mailing it to the following address:

The Neiman Marcus Group, Inc.

P.O. Box 720937
Dallas, Texas 75372-0937

We will be happy to comply with your request. Your request will not apply to the sharing of information which we are permitted or required by law to share, and will only apply to the private label accounts you have with HSBC. If your account with HSBC is a joint account, an opt-out by any party on the joint account will apply to all parties on the account. Vermont residents are automatically opted-out of information sharing with Neiman Marcus Group that is not otherwise permitted or required by applicable law.

Changes to Privacy Statement

We reserve the right to modify or supplement our Privacy Statement at any time. If we make material changes, we will provide our current customers with a revised notice that describes our new practices. The current Privacy Statement applicable to Neiman Marcus and Bergdorf Goodman credit cards will always be available at the neimanmarcus.com web site.

The Neiman Marcus Group Privacy Policy

Neiman Marcus Group also wants you to be aware that whenever you shop with Neiman Marcus or Bergdorf Goodman – online, through their catalogs, or in the stores – Neiman Marcus Group obtains information from you needed to complete the transaction, including the specific products or services you purchase or use, which is shared among Neiman Marcus corporate affiliates. A separate privacy policy describing the collection, use, and protection of this and other information about you and your relationship to the Neiman Marcus Group companies is available at neimanmarcus.com, at any Neiman Marcus or Bergdorf Goodman location, or by writing to Neiman Marcus, P.O. Box 720937, Dallas, Texas 75372-0937.

SCHEDULE 7.1(a)(i)

Bank Reports

Department	Report	Description
Late Stage Collections	Roll Rates	Trial Balance By Cycle Trial Balance By Balance Range Roll Rate

Dialer Reports

Collection QA Reports

Agency Batch Track Analysis

Write-Off Performance

Agency Placement Strategies

Calling Strategies

Debt Management Inventory Report

Outbound/Inbound Dialer Volume

Collection Productivity Reports

Job Performance Summary

Monthly Job Performance Summary

Monthly System Performance Summary

Monthly System Completion Code Summary

Monthly Job Completion Code Summary

NM Monitoring Form

Billing Calendar - Dialer Work Schedule

Payment Plans

CCCS Inventory

Refer to Dialer Reports

Collector Synopsis Summary Reports (By Team)

Payment Processing Image RPS Reports Statistical Reports

Cash Letter

Reject Items Report

Deposit Report

Client Total Items

Host File Batch Summary Report

Payment Distribution Report

NTN 100D

15,000+ Report

Consolidated Cover Report

Collection Report

Transmission Report

Image RPS Operators Report

Encoding Errors Report

Opener Statistics

Listing of checks to be deposited in pocket cut
Displays item rejected by machine or operator
Pocket cut totals

Pass I Pocket totals

NM & BG Batch listing for host file

NM & BG Batch payment distribution by amount paid (PIF, min payment, etc.)

NCR Payment Processing Control Listing

Payments in excess of 15,000

Cash Letter Listing Foreign Conversions

Collection Letter

Printout of transmission and acceptance of file (to host)

Statistics on each operator

Monthly Quantity of keying errors

Monthly Report on quantity and rate of envelopes opened

Statement Mailing	Statement Count Recap Detail Statistics By Package Statement of Mailing Statistical Totals Cass Report Reprint Statement Tray Labels Misc. Excel Schedules	Total Number of Cycles Processed Total Number of Statements

Total Hours Processing Time

Average Cycle Processing Time

Average Statements Per Hour

Number of Statements Mailed Same Day

Number of Statements Mailed Within 24 Hours

Number of Statements Mailed Within 48 Hours

Number of Statements Mailed After 48 Hours

Total Postage by Presort/USPS

Explanations for Missed SLA’s

Credit Card Issuance	Data Card Audit File Misc. Excel Schedules

Total Number of Jobs Processed

Total Number of Cards & Customers

Total Hours Processing Time

Average Job Processing Time By Type

Average Cards Per Hour By Type

Number of Cards Mailed Same Day

Number of Cards Mailed Within 24 Hours

Number of Cards Mailed Within 48 Hours

Number of Cards Mailed After 48 Hours

Postage Reconciliation

Total Postage By Card Type

Cards & Forms Reconciliation

Explanations for Missed SLA’s

Note: In the event of a transfer of service, the reports provided by Bank shall be mutually agreed upon by NMG and Bank.

SCHEDULE 7.1(a)(ii)

NMG Reports

Department	Hotel Report	Brookline Equivalent
Collections	Roll Rates	Trial Balance By Cycle
Trial Balance By Balance Range
Roll Rate
	Dialer Reports	Job Performance Summary
Monthly Job Performance Summary
Monthly System Performance Summary
Monthly System Completion Code Summary
Monthly Job Completion Code Summary
	Collection QA Reports	NM Monitoring Form
	Collection Agency Audit Packages	Collection Agency Account Audit
e.g. Attorney Placement Summary (Strong Law Firm)
	Collection Bureau Disputes	Report Card Information; Summary of Responses
	Calling Strategies	Billing Calendar - Dialer Work Schedule
	Block Code Report	Blocked Account Report
	Block Code/User Code Report	No applicable Report
	Debt Management Inventory Report	Payment Plans
CCCS Inventory
	Outbound/Inbound Dialer Volume	Refer to Dialer Reports
	Collection Productivity Reports	Collector Synopsis Summary Reports (By Team)

Credit	Override Report	Credit Application Processing System CAPS Listing
	Credit Line Increases	New Accounts With Guidelines Exceeding $
Credit Limit Change Report
	Forced Authorization Report	Daily Approval Override Code Usage - Manager Overrides
Daily Approval Override Code Usage - Credit Center Overrides
Authorization Production By Operator ID
Auto & Manual Decline Transactions
	Reinstatement Report	No applicable Report
	Application Decision Timing	No applicable Report
	Adverse Action Timing	Adverse Action Letter Generation
	Decline Reason Timing	Adverse Action Letter Generation

Fraud	New Fraud Claims Report	CAPS - Real-Time Fraud Detection Payment Report Model
Pending Fraud Write-Off
	Fraud By Name Plate Report	Fraud Expense Forecast
Fraud Expense By Location
	Fraud Block Code Vintage Report	No applicable Report
	Fraud By Type	Fraud Loss By Type
	Fraud Write-Off Policies	No applicable Report
	Fraud Investigation Procedures	Loss Prevention Training Program - Module 5/Fraud Investigators
	SAR Reporting Timelines	No applicable Report

Customer Service	Credit Balance Refund Aging Report	Credit Balance Report
Check Register
	Dispute Aging Report	Neiman Marcus FCBA Log
Service Profile By Division
Fiscal 2005 YTD Totals
Dispute Items Report
	Lost/Stolen Account Maintenance	Accounts Transferred Today
Transactions On Transfers
	SSCRA Reporting	No applicable Report
	Repeat Credit Bureau Disputes	No applicable Report
	QA Monitoring	Credit Services Quality Assurance Form
	Key Performance Measures	Service Levels - Credit Call Center
	Telephone Statistics Summary	Split/Skill Summary Monthly Authorizations
Split/Skill Summary Monthly Infobot
Split/Skill Summary Monthly Incircle/Gold
Split/Skill Summary Monthly Incircle/Platinum
Split/Skill Summary Monthly - NMD/NMO Referrals
Split/Skill Summary Monthly Customer Service Help
	Dispute Processing & Procedures	Dispute Resolution Process

Compliance	Right to Financial Privacy	Subpoena Log
	Compliance Training	No applicable Report
	Escalated Complaint Reporting	No applicable Report
	Cash Payment Monitoring	Reporting Monies Received on In-Store Cash Payments
	OFAC Exception Reporting	Report Distribution Change Request
	High Risk Country Reporting	No applicable Report
	CIP Exception Reporting	No applicable Report

A/R System	Activity Recap Report (R16)	Activity Recap Report (R16)
	Reject Re-Entry Report (R15)	Reject Re-Entry Report (R15)
	Warehoused Transactions (D10)	Warehoused Transactions (D10)
	Blocked Account Report (O07)	Blocked Account Report (O07)
	Trial Balance by Account (O08)	Trial Balance by Account (O08)
	Charged Off Accounts Report (D09)	Charged Off Accounts Report (D09)
	Audit Exception Report (D15)	Audit Exception Report (D15)
	Generated Transaction Journal (D11)	Generated Transaction Journal (D11)
	Daily Balancing Report (R32)	Daily Balancing Report (R32)
	Accounts Transferred Today (O24)	Accounts Transferred Today (O24)

Risk/Portfolio Management	Application Result Summary	CAPS Listing
	Key Portfolio Statistics	Customer Aging Report (CAR)
	Authorization Summary	Daily Authorization Totals
Rescore Summary Report
Rescore With Limit Increase/Decrease - Tier I
Rescore Tier II With Limit Increase
Rescore Without Limit Increase/Decrease
Rescore Tier II Without Increase By Reason Code
	Charge-Off & Recovery Trends	Bad Debt Provision
Primary Collection Agency Performance Report
Secondary Agency & Bankruptcy Performance Report

Bankruptcy Analysis
Bankruptcy Write-Off Analysis
Behavior Score Control Chart	No applicable Report
Credit Reclassification Summary Report
FICO Score Control Chart	No applicable Report
Custom Score Control Chart	Population Stability Report Final Scores
Account Review Analysis	Quest Totals

SCHEDULE 7.1(b)

Monthly Settlement Sheet

The Monthly Settlement Sheet shall set forth:

(a)           the aggregate of all Joint Marketing Commitment Amounts spent by the NMG Companies in such Fiscal Month;

(b)           the number of In-Store Payments received by any of the NMG Companies in such Fiscal Month; and

(c)           any other amounts owed to the NMG Companies as explicitly provided herein or as otherwise agreed by the parties in writing with line item specificity, which amounts may be netted.

SCHEDULE 7.1(c)

Yearly Settlement Sheet

The Yearly Settlement Sheet shall set forth:

(a)           the aggregate of all [***] spent by the NMG Companies in the last Fiscal Month of such Fiscal Year;

(b)           the number of In-Store Payments received by any of the NMG Companies in the last Fiscal Month of such Fiscal Year;

(c)           the Finance Charge Reversal Percentage for such Fiscal Year and the calculation of any amounts due pursuant to Section 4.10(b);

(d)           the Late Fee Reversal Percentage for such Fiscal Year and the calculation of any amounts due pursuant to Section 4.10(c);

(e)           Average Private Label Receivables, (ii) Average Interest Free Receivables and (iii) the Net Yield for such Fiscal Year calculated on all Billed Cardholder Debt and the calculation of any amounts due pursuant to Section 4.11; and

(f)            any other amounts owed to the NMG Companies as explicitly provided herein or as otherwise agreed by the parties in writing with line item specificity, which amounts may be netted.

SCHEDULE 7.3(a)

Primary Servicer Service Level Standards

For the Initial Term and each Renewal Term, the following Servicing Levels will be maintained by Bank if they are providing such Services:

A. Documentation Services Bank will meet the following service levels on average each month:

1.              Percentage of all billing statements that will be mailed out within 4 days of cycle close date provided that this standard shall not apply if a NMG systems problem prevents communication of the credit input data to Bank’s credit operations (monthly reporting will be completed on an Excel spreadsheet): [***] * [Regulatory SLA]

2.              Statement Mailing Services and Credit Card Production Services paper quality for multi-color statements, carriers and matching window envelopes must meet minimum specifications: Ziegler 24-pound, 8 1/2” x 11” virgin white stock, maximum blank white perforated paper

3.              Term notifications and privacy and other inserts included in mailings use minimum paper specifications: 60-pound offset

4.              Statement programming developed must produce the following billing statement capabilities: multi-color and multiple, selective messaging billing statement capabilities along with an upgraded (from 3 of 9) insertion barcode. Current or upgraded (as approved by NMG) loyalty point information must also be included on the billing statement.

5.              Statement insert dimension specifications: Correlate with billing statement size but must continue to meet single-page 1.000 ounce discounted qualification postal rate

6.              Percentage of daily payments that will be processed within 48 hours of receipt (functionality includes desktop image archive capability up to 2 years for browse access): [***]

B. Credit Card Production Services Bank will meet the following service levels on average each month:

1.              Percentage of all new account and replacement credit cards, including any Program Loyalty Program Cards, that will be mailed out within 4 business days after they are requested (monthly reporting will be completed on an Excel spreadsheet): [***] *

C. Late and Early-Stage Collections Bank will meet the following service levels on average each month:

1.              The percentage of time that Bank shall make its collections operations available during the following times: [***]

Monday through Thursday 7:00 a.m. to 11:00 p.m.

Friday 7:00 a.m. to 5:00 p.m.

Saturday 7:00 to 11:00 a.m.

Sunday closed

2.              The percentage of time that Bank shall complete the following minimum number of Account reviews for those accounts without a contact or tentative agreement still in the CTA sub-system: [***]

•	Mid balances [***]	every 3 days
•	Balances [***]	every 3 days
•	Balances greater than [***]	every 3 days

3.              Percentage of time that Bank shall maintain a [***] monthly promise to pay ratio of accounts worked from the auto-dialer: [***]

4.              Percentage of time that Bank shall maintain a [***] monthly contact ratio of accounts worked from the auto-dialer: [***]

5.              Percentage of time that Bank shall maintain a [***] cure rate for Accounts worked excluding Accounts with balances greater than [***]: 98% *

6.              Percentage of Accounts (greater than [***] balance) which initially enter the collections queue and are worked within [***] hours of such entry into the collections queue: [***]

D. Credit Processing Services & Customer Service Services Bank will meet the following service levels on average each month:

1.              Percentage of all customer service inquiry batch-work correspondence (including address or name changes or credit bureau inquiries) that will be opened and reviewed within 5 days of receipt: [***]

2.              Authorization, Customer Service and InCircle calls will be answered on a monthly average within the following timeframes after the call first becomes available for a Universal Agent to answer:

•                  [***] during the months of April through October;

•                  [***] during the months of November through February; and

•                  [***] during March or during a month when there is a significant promotion, sale event or another special event including the annual InCircle, Platinum and Gold charge card re-issuance (and the

Management Committee has been notified of such promotion, sale or special event).

If more than half of all Accounts receive a Change of Terms, then these standards will not be applied for the months during which the Change of Terms is becoming effective and one month after the Change of Terms has become effective. *

3.              Percentage of all adverse action letters that will be mailed out within 21 days after the adverse decision was made: [***] [Regulatory SLA]

4.              Upon the request of a Cardholder or upon the end of the fourth cycle for any Account with a Credit Balance up to [***], the percentage of Credit Balance refunds requested verbally or systemically that will be sent out within 3 days of such request or cycle end date provided that no Credit Balance refund will be sent out for a Credit Balance under [***] [Regulatory SLA]

5.              Upon the request of a Cardholder or upon the end of the fourth cycle for any Account with a Credit Balance up to [***], the percentage of Credit Balance refunds requested by mail correspondence that will be sent out within 7 days of such request or cycle end date provided that no Credit Balance refund will be sent out for a Credit Balance under [***] [Regulatory SLA]

6.              The percentage of Fair Credit billing and all other customer initiated disputes that are addressed within 60 days of receipt of notification: [***] * [Regulatory SLA]

7.              The percentage of time that Bank shall make its customer service operations available from Monday through Friday from 8:00 a.m. CST to 7:00 p.m. CST and Saturday from 9:00 a.m. CST to 1:00 p.m.: [***]

8.              The percentage of time that Bank shall make its authorizations and new account operations available from Monday through Friday from 9:00 a.m. CST to 11:00 p.m. CST, Saturday from 9:00 a.m. CST to 11:30 p.m. CST and Sunday from 9:00 a.m. CST to 10:30 p.m. CST (and will extend these hours to accommodate the store operations when formal store hours are extended due to special sales events and seasonal demands): [***]

V. Systems Bank will meet the following service levels on average each month:

1.              Percentage of time that all Internet-based system functionality provided and maintained by Bank will be available to cardholders 24 hours a day, 7 days a week (other than scheduled system maintenance not exceeding four (4) hours per month during the hours of 12 am and 6 am CST: [***]

* Denotes a Starred SLA

SCHEDULE 7.3(c)

Primary Servicer Defaults

I.                                        Primary Servicer Default. It shall be a “Primary Servicer Default” if either of the events set forth below shall occur and be continuing and remain unremedied prior to the expiration of the specified period:

(a)           Significant Failure. If Primary Servicer (i) is more than [***] below the target for any Starred SLA in any Fiscal Month, (ii) fails to meet any individual Starred SLA in two (2) consecutive Fiscal Months or (iii) fails to meet any Starred SLA four (4) times in any twelve (12) Fiscal Month period (including multiple breaches of the same and individual breaches of different Starred SLAs) (each, a “Significant Failure”).

(b)           Regulatory Failure. If Primary Servicer fails to meet an SLA designated as a regulatory-based SLA on Schedule 7.3(a) (a “Regulatory SLA”) and such failure results in a breach by Primary Servicer of Applicable Law (such failure, a “Regulatory Failure”).

II.                                    Remedies.

(a)           In the event of a Significant Failure, Primary Servicer shall: (A) promptly report to NMG the reasons for the Starred SLA failure(s); (B) within thirty (30) days of such Significant Failure, propose a remediation plan for taking such action as Primary Servicer deems necessary to correct and prevent recurrence of such failure(s); and (C) subject to NMG’s agreement, implement the remediation plan as soon as practicable. However, under no circumstances shall the time period between NMG’s agreement to the remediation plan and completion of such plan exceed two (2) months.

(b)           If Primary Servicer has an additional failure of any of the same Starred SLA(s) (“Subsequent Failure”) during the twelve (12) Fiscal Months following the occurrence of any Significant Failure, Primary Servicer shall pay NMG Two Hundred Thousand Dollars [***], within fifteen (15) days of the end of such Fiscal Month, for each such Subsequent Failure.

(c)           Upon the occurrence of the second Subsequent Failure and each additional Subsequent Failure of the same Starred SLA during the twenty four (24) Fiscal Months following a Significant Failure or upon the occurrence of a Regulatory Failure, Primary Servicer shall pay NMG Five Hundred Thousand Dollars [***], within fifteen (15) days of the end of such Fiscal Month, per each additional Subsequent Failure.

(d)           Upon the occurrence of (i) the third and each additional Subsequent Failure of the same Starred SLA during the twenty four (24) Fiscal Months following a Significant Failure or (ii) a second Regulatory Failure of the same Regulatory SLA, NMG shall, in addition to payment as provided in paragraph (c) above, have the right to terminate the Program Agreement by providing thirty (30) days prior written notice to Bank, in which event the parties shall have the rights set forth in Article XVII; provided, however, that prior to NMG electing to terminate the Program Agreement, the Management Committee shall meet to discuss the occurrence of the Subsequent Failure and shall determine whether such SLA should be modified. If the Management Committee determines that such SLA shall be modified, then NMG shall not be entitled to terminate the Program Agreement as a result of the Subsequent Failure discussed at the meeting of the

Management Committee unless and until an additional Subsequent Failure of the same Starred SLA occurs.

(e)               Notwithstanding the foregoing, in the case of any Primary Servicer Default, after the Management Committee meeting referred to above and assuming that no SLA is modified, in lieu of terminating the Program Agreement, NMG may elect to cause the Services subject to such Servicer Default or all of the Services being provided by Primary Servicer to be transferred to NMG or another party designated by NMG; provided, that for purposes of transferring Services pursuant to this paragraph (n), an SLA that is both a Starred SLA and a Regulatory SLA shall be deemed to be a Regulatory SLA.

(f)               No such servicing transfer or termination of this Agreement pursuant to paragraph (e) above shall be effective until either assumption by NMG of the provision of the Services or the appointment by NMG of a successor servicer reasonably satisfactory to Bank pursuant to a servicing agreement reasonably satisfactory to Bank. Following the delivery by the applicable Party of written notice of a servicing transfer or termination, NMG shall have reasonable access to Primary Servicer’s operations and systems to ensure continuity of business and systems required to service the Accounts until such time as NMG assumes the provision of the Services or appoints a successor servicer reasonably satisfactory to Bank.

III.                                Non-Starred SLAs. For purposes of this Schedule 7.3(c), “Starred SLA” shall be deemed to include Non-Starred SLAs in the event that there have been more than eight (8) Significant Failures in any twelve (12) month period with respect to any Non-Starred SLAs; provided, that in the event there are no Significant Failures in the immediately following twelve (12) month period with respect to any of the Non-Starred SLAs, then such Non-Starred SLAs shall no longer be deemed to be Starred SLAs.

SCHEDULE 7.4(b)

Bank Systems

The system conversion date to the Bank PaySys environment is dependent on the following requirements:

1.               NMG is currently using PaySys Release 2.59. Bank PaySys platform must have exact or enhanced screen and programming functionality. If newer release is offered, PaySys functionality in this new release must be conducive to a retail environment in all aspects related to all sub-system functionality.

2.               Whether Universal Agents will be GUI-based screens or mainframe (green) screens, primary ‘work’ screen must have combined authorizations and customer service functionality to be able to decision majority of pending authorizations and perform generalized customer service non-financial maintenance and financial adjustments without further screen toggling.

3.               All PaySys customization (see attached customized programming and reporting list by sub-system) currently used in the NMG PaySys environment must be converted to the Bank PaySys platform unless an enhanced product offered by Bank and mutually agreed upon can be substituted instead.

4.               All credit system interfaces (see attached batch and on-line credit system interface lists) including POS, Sales Audit, CMOS and InCircle must continue without interruption or delayed service during and after PaySys system conversion.

5.               Upgraded real-time adherence and/or call management technology that enhances NMG environment including Witness call monitoring software or a similar product with comparable technology must be converted at same time (if not sooner) as PaySys system conversion.

6.               Updated technology associated with re-developing score models through StrategyWare initiatives or a comparable product with similar technology related to new account scorecards, restore matrixes or internal behavioral scores will be explored. This could potentially eliminate the need to convert current customization from NMG PaySys platform.

7.               Explore and determine if other technological enhancements including fraud detection and Internet-related products can be utilized and upgraded immediately following PaySys system conversion.

8.               Independent of the conversion to the Bank PaySys environment, the Parties shall have ongoing discussions regarding potential conversion of other credit systems used by Universal Agents that can be converted separately from the PaySys conversion. Regardless of whether other systems are converted, the Parties shall discuss the impact that the Bank PaySys conversion will have on these other systems and appropriate action shall be taken to minimize any effect of such conversion on these other systems. These systems include the check authorization system, gift card maintenance system, InCircle loyalty point redemption system, XNET signature slip, statement viewer and numerous other miscellaneous systems.

PaySys Release 2.59

Custom Functionality & Reporting
(excluding any batch or on-line interfaces and
any customization for other credit systems used)

NMG will review Bank’s current solution for a fit to the NMG business need. If NMG agrees that Bank functionality fulfills the NMG requirement, the enhancement request will be marked as “not required”. If NMG determines that Bank functionality does not fulfill the NMG requirement, NMG will then decide if the function is a “must have” for conversion, or is a candidate for a post-conversion implementation. Prior to any custom functionality or enhancement being deemed for a post-conversion implementation, NMG must be satisfied with the Bank timeline for implementation and Bank must use commercially reasonable efforts to implement such functionality within the proposed timeline. If Bank does not implement such functionality within the agreed-upon timeline (and allowing for a thirty (30) day grace period), such failure will be escalated to the Management Committee for an appropriate resolution. NMG’s prior written consent must be obtained in order to waive the implementation of any custom functionality detailed below. Prior to any conversion to the Bank Systems, NMG may specify additional custom functionalities that are required for a PaySys conversion as long as such functionalities are part of the NMG Systems prior to such conversion.

Credit Management System (CMS)

1.              A special function within the POS System accesses the PaySys System for POS account look-up using various search criteria (i.e. name, address, phone, social security number) and responds back with up to 4 matching account numbers for selection.

2.              Upgraded ARNL account look-up functionality to be able to search by social security number and through various phonetic methods. Retrieved account data on page 1 also displays account status code, block codes, current balance and the ability to view total balance owed on a customer with multiple accounts (revolving, signature, etc).

3.              Old 9-digit account numbers are automatically run through the Mod-10 check-digit routine to define the full 12-digit account number when assessed through ARIQ.

4.              Enhanced the customer statement formatting product (Metavante CSF) to re-design the statement for NMG (including InCircle point information and messages).

5.              Custom late fee calculation method to assess the fee based on a percentage of the previous statement balance. Enhanced PaySys to accommodate late payment fees in addition to late fees with logic to only assess one fee per billing. Additionally, customers paying in full, regardless of delinquency level, will not be assessed a late payment fee.

6.              Added a new screen to add a plan segment to an account without need for a sale (logic module 01) first.

7.              New fields calculating last year’s total sales tax and this year’s total sales tax is displayed on each account.

8.              High payment all-time date now displayed next to high payment all-time amount.

9.              Added new screen ACH Pay by Phone functionality to authorize documentation of customer bank information and ACH history in order for customers to perform ACH payments.

10.        Permanently display new account scorecard, new account score, credit bureau risk score (at time of opening) as well as high activity and updated credit bureau risk scores with dates with semi-annual portfolio reviews are done.

11.        Foreign address logic at statement, credit card and letter correspondence time to suppress the ‘XX’ state and ‘99999’ zip code fields based on the ‘1’ in the language indicator field is done. The user demo 1 field housing the country is displayed instead.

12.        E-mail information currently stored in the employer field has been expanded to 40 characters. A ‘Do Not E-Mail’ field is also being stored and will be sent to marketing channels. New e-mail update date and an e-mail share field that is also sent to marketing channels.

13.        Store number data contained in the employee code field automatically stops a credit card from being issued and sends a message to the InCircle system to stop employee point redemption. When this store number is removed from this field as an employee leaves the Company, a credit card is automatically mailed to the customer. This field is also being expanded to 3-digits.

14.        Upgraded ARML25 credit classification tables to measure ‘N’ class based on credit bureau risk score and remaining classes on risk score in additional to performance ratios.

15.        On embossing screen, updated functionality for Universal Agents to define embossing card type (i.e. Regular, Gold, Platinum) to be mailed to the customer by the Credit Card Processing Department. New credit cards mailed out contain full customer name in mag-stripe.

16.        Zero balance statements are not printed and sent to the customer.

17.        CRM complimentary gifts scanned at the POS as a transaction code are delivered through the PaySys System as a ‘memo’ transaction for $0 that is eventually displayed on the billing statement as such.

18.        Universal Agent keying and storage of GLB privacy sharing, California SB1 sharing restriction, Do Not Mail and affiliated credit bureau sharing codes and dates. In some instances, this information is passed to external systems for appropriate compliance.

19.        Multiple new transaction codes in 100-300 series setup for both organizations (NM and BG) with GL level setup at a store level.

20.        Specialized messaging for sales tax and InCircle customers done upon request to either replace existing mass marketing message temporarily and as an additional message on the billing statement.

21.        Custom Reporting

[***]

[***]

Credit Decision Management (CDM)

1.              Usage of 4 distinct Fair Isaacs (FICO) new account scorecard models separated based on the applicant’s time on file with the credit bureau and net fraction revolving burden. Each new account scorecard has different characteristics, point measurements and cut-off scores associated with overall risk.

2.              Customized PaySys System to interface with the FICO Search model to retrieve a credit bureau report and accommodate cradle to grave application processing was built to stream-line application process and communicate back to the POS or NM Direct CMOS channels.

3.              New account credit bureau reports received from TransUnion contain both an Empirica risk score and a TransRisk New Account (TRNA) Score for thin file application decisioning. If no Empirica is available, TRNA score acts as primary score.

4.              POS Express Application input data populates PaySys screens automatically with name, address, phone, date of birth, driver’s license information, e-mail address and social security number.

5.              POS Express Application process to link POS application input to CDM cradle to grave process. Delivery of either the account number or the application referral number is generated at POS within a 45-second window. On the NM Direct side, this same process is handled within a 45-second window but through the CMOS channel.

6.              As ARMO7 billing records are being updated with last cycle billed data, APTM17 new account cycle assignment for all CDM types is automatically updated with appropriate next billing cycle to be used.

7.              Internal fraud file utilized within the cross-checks process to refer those applicants with matching name, address, phone or social security number criteria.

8.              Authentication pass/fail referral housed within the cross-checks section will indicate to Universal Agents to proceed to TransUnion website and obtain specific applicant questions and answers related to NM On-line application submission. [June 2005]

9.              Duplicate account referral in cross-checks validates whether subscriber number used to pull bureau report (NM or BG) already has a trade-line on the bureau for that organization. If so, the referral is created to ensure this account cannot be re-used before setting up a duplicate new account.

10.        Date of birth provided on the bureau report is reformatted into the MMDDYYYY format to coincide with PaySys date of birth fields.

11.        Multiple fraud custom referrals built to measure California 3-ID checks, address mismatches as well as bureau delivered fraud and consumer messages.

12.        Customized age variance and 3-day retail specific inquiry counter referrals developed through FICO and utilized as an effective retail fraud predictor today.

13.        Signature adverse action CDM types setup by new and existing accounts to input proposed sale date and whether the sale is store or customer initiated. If the signature request is declined or the customer walks away from a “customer-initiated” sale and the proposed sale data has elapsed, an adverse action letter is sent to the customer.

14.        When both of the bureau agencies are down, “time out waiting on bureau” applications stored during this downtime are not automatically being processed through when bureaus are back up.

15.        Custom Reporting

[***]

Financial Authorization System (FAS)

1.              Authorization credit bureau reports received from TransUnion contain both an Empirica risk score and a Horizon bankruptcy indicator score.

2.              In-house behavioral score model developed by Experian updated monthly at billing to recalculate customer payment and purchase behavior.

3.              A customized initial 6-digit POS referral number that can eventually lead to an authorization approval code generated in Central Credit requires forced compliance input at the POS. Outside of system generated approval code, a ‘daily override code’ allows for approval at POS beyond the compliance input approval code.

4.              Return and payment transactions go through same POS to FAS (OFAA) authorization process as a sale transaction does to ensure account number is validated before completing credit transaction.

5.              Customized ‘Pay Review’ authorization referral and on-line reporting process for check-paying customers over-paying their last statement balance or for newer accounts paying before being billed.

6.              Warning codes (housed on ARMB1) for Mr. and/or Mrs. Only, Credit Card Only or Check ID restrictions are prompted at the POS for selling associates to confirm acceptance before proceeding with the sale.

7.              Separation of ‘open-to-buy’ versus an ‘open-to-buy, credit bureau exists’ referral to advise Universal Agent of when an existing credit bureau report (currently retained for 90 days) is still on file.

8.              A specialized ‘excessive amount approved’ referral to automatically refer all customers who have had memo or same day transactions approved totaling over [***] for manual review.

9.              An ‘irregular bureau’ referral was developed for those bureaus that either have no risk score, limited trade-line data or special considerations (i.e. mixed file possibility).

10.        A ‘zip code check’ referral to compare the address on file to the newly pulled bureau address particularly on inactive customers is done to ensure we have the correct billing address.

11.        A ‘time out’ referral that coincides with FICO Search automatic move to our secondary bureau (CBI Equifax) should TransUnion be down may occur if the delay is too significant. If so, this eliminates any transactions from being “hung” and allows Central Credit to call for immediate problem resolution support.

12.        FACT Act fraud detection custom authorization referrals to trigger those customers who are changing their billing address, then ordering a credit card (and vice versa) in the designated period of time. In addition to referring the first purchase after receiving the credit card, the credit card mail-out date may be delayed intentionally until such time that the customer receives and can appropriate respond to an address change and credit card ordering confirmation letter.

13.        FACT Act fraud detection custom authorization referrals to review address discrepancies (ADI) between the address on file and the address on the bureau as well as HAWK or other fraud messages on the bureau.

14.        Ability for Universal Agents to see dual referral reasons on all authorization referrals. Additionally, some referrals are combined (i.e. HAWK, ADI or HAWK/ADI referrals) to display more than two reasons when pertinent.

15.        Real-time daily sales tracking screen to view up-to-date sales and transaction counts across all stores. This helps in forecasting scheduling needs, particularly on sale days, for the remainder of the day.

16.        On-line total account relationship screen for high-balance customers being built to quickly decipher customer status and indebtedness based on pertinent balance and payment information displayed. [June 2005]

17.        Custom Reporting

[***]

[***]

Rescore Custom System (RCS)

1.               Sub-system completely customized with POS to PaySys/RCS interface so when a customer hits their account open-to-buy, a bureau is automatically pulled through FICO Search and the account attempts to go through rescore.

2.               Various screen parameters to fully control which accounts can go through rescore tier I and II by block code and other factors including high payment all-time and bureau risk score are used.

3.               Using (ARML25) credit classification score, the Empirica or Beacon risk score and net fraction revolving burden (revolving debt ratio), 24 3-dimensional rescore tier I matrixes (separated first by credit classification score) contain new guideline assignments. Provided the rescore guideline is sufficient to approve the pending sale at POS, the approval back to POS is systemically done and the account guideline increased.  If not, POS generates a 6-digit referral number for manual handling.

4.               In most cases where rescore tier I was not sufficient or a bureau is already on file for a customer (in which case they will not go through rescore tier I), rescore tier II customized tables can be utilized. First, a customized scorecard using a point accumulated system determines which of the 5 rescore tier II tables a customer goes through (1 being the best, 5 the worst). The rescore tier II tables are 2-dimensional based on a Horizon bankruptcy score and the customer’s last 6-months payments. These two variables result in a multiplier (i.e. 3.5%) amount that is then used to calculate against the last 6-months payments. Provided this calculation is enough the automatically proceed at the POS with approving the pending transaction and increasing the account guideline, it is done. Otherwise, POS generates a 6-digit referral number for manual handling.

5.               If an existing credit bureau is still on file, before proceeding with ordering a new bureau report, a message asks the Universal Agent if they are sure a new bureau needs to be ordered.

6.               The ability to release a California or Texas freeze file bureau report provided the customer gives us their PIN number is available.

7.               Custom Reporting

[***]

Account Services Management (ASM)

1.               Customized Universal Agent screen to perform authorization referrals and most customer service inquiries from one screen with limited, if any toggling to other screens needed. PaySys screens ASMW, ARMN, ARIH, ASSD, OFCP and OFRS useful information are contained on this customized screen. ASMN custom screen allows for account maintenance including name or address changes, guideline or block code updates, ASM action code utilization and statement re-print ordering. Most authorization referrals are made from this screen and include the ability, if so desired, to notate why the decision was made and what manager, if any, assisted in the approval or denial. However, all customer service maintenance or authorization decisions made on this screen are automatically notated within ASHI with a before and after recap (i.e. block code changed from ‘E’ to ‘F’ or AGM approved a $15,564.48 sale on 5/11/05 at 3 pm for store 1, referred for HAWK/ADI and OTB, TU score of 712, manager DCV approved).

2.               Pending FCRA screens by state that control address change, then credit card reorder requests within a specified period of time. A special ASM queue to manually release credit card requests once the customer has responded to the FCRA confirmation letter was built and is used today.

3.               Custom Reporting

a.               Custom Balancing Report — Summary [NCRM5932-1]

Collections Tracking System (CTA)

1.               Replaced a PC client server RecoverMaster System and migrated the functionalities into CTA.

2.               GUI-based front-end interface for Avaya auto-dialer.

3.               Custom Reporting

[***]

Letter Tracking System (LTS)

1.               Modified bracketed key words to correctly print foreign country letters similar to billing statements and other correspondence.

Transaction Management System (TRAMS)

1.               Modified the NM Direct/On-line interface to accept full catalog descriptions and purchase order numbers which are passed to CMS, statement history screens and displayed on customer billing statements.

2.               Automated $50 annual Gold fee assessment to customers with a plan segment automatically added.

3.               Custom Reporting

[***]

Security Supervisor (SSSR)

1.               Automatic monthly purge of any users not accessing PaySys ID for one of the following reasons: (a) Have not used their ID ever and the first 30 days has elapsed; (b) Have not used their ID at least once in the last 90 days; (c) ID has been set to ‘9’ purge.

2.               Custom Reporting

[***]

Credit Batch Interfaces

Internal NMG & Vendor Interface Systems	Credit Application	Data Stream	Input/Output Feed	Frequency	Processing Time-frame
[***]	TRAMS (front-end transaction processor)	Feeds NM full-line & clearance stores sales/returns/payment financial transactions	Input	Daily	Nightly
[***]	TRAMS (front-end transaction processor)	Feeds BG full-line stores sales/returns/payment financial transactions	Input	Daily	Nightly
[***]	TRAMS (front-end transaction processor)	Feeds NMO (web-site) and NMD (catalog) sales/returns financial transactions	Input	Daily	Nightly
[***]	TRAMS (front-end transaction processor)	Feeds NM & BG mailed-in payments	Input	Mon-Fri	Afternoon
[***]	TRAMS (front-end transaction processor)	Feeds NM & BG ACH payments	Input	Mon-Fri	Morning
[***]	TRAMS (front-end transaction processor)	Feeds NM & BG ACH payments	Input	Mon-Fri	Morning
[***]	TRAMS (front-end transaction processor)	Feeds NM & BG ACH IVR payments	Input	Mon-Fri	Nightly
[***]	TRAMS (front-end transaction processor)	Feeds NM employee credit card payments	Input	Weekly	Nightly
[***]	TRAMS (front-end transaction processor)	Feeds BG employee credit card payments	Input	Every 2 wks.	Nightly
[***]	TRAMS (front-end transaction processor)	Feeds NM retired employee credit card customers medical insurance payments.	Input	Monthly	Nightly
[***]	TRAMS (front-end transaction processor)	Feeds Payments for customers requesting Incircle ‘Gold; card status.	Input	Daily	Nightly
[***]	TRAMS (front-end transaction processor)	Feeds NM & BG P&L accounts recovered payments and non-financial txns.	Input	Weekly	Nightly

[***]	Billing	Feeds Harbor with updated ACH IVR accounts billing balance and minimum payment information.	Output	Each billing cycle	Morning
[***]	Billing	Provide outside P&L collection agencies with new assigned NM & BG P&L accounts for collection recovery.	Output	Each billing cycle	Morning
[***]	Customer Service	Feeds Harbor with new accounts that applied-for-ACH IVR payment processing.	Output	Mon-Fri	Nightly

[***]	Posting

Sends Chase an ACH payment file for NM/BG payments that are being posted to the customer’s account that require ACH clearing. Receive Chase files that identify NM/BF accounts that were processed or are NSF status.

			Output/Input	Mon-Fri	Nightly/Morning
[***]	Posting	Feeds Incircle system with posted NM sales/return txns.	Output	Daily	Nightly
[***]	Posting	Feeds NM customers that reached Incircle status for new credit card generation.	Input	Daily	Nightly
[***]	A/R	Feeds the EDW system with new account information and existing account demographic changes.	Output	Daily	Nightly
[***]	Posting	Updates the NMG Credit customer database for accounts that opted for the ‘Do Not Call’.	Input	Monthly	Nightly
[***]	Statements	Provides Credit with an Incircle points file that will display a customer’s point information on a their billing statement.	Input	Daily	Nightly

[***]	Statements	Provides Credit with a BG Rewards file that will display a customer’s point information on a their billing statement.	Input	Daily	Nightly
[***]	Statements	Interface with Metavante CSF product to format the billing statement.	Input	Daily	Nightly
[***]	Statements	Interface with Code 1 & Mailstream for billing statement address correction and pre-sort mailing.	Input	Daily	Nightly
[***]	Credit Cards	Transmits credit card file (new accounts, replacements, Incircle, etc.) to produce NM & BG charge cards and mailers.	Output	Daily	Morning
[***]	A/R	Sends LP an extract file of the credit active database to identify employee accounts.	Output	Weekly	Nightly
[***]	A/R	Provide a monthly file of all NM & BG demographic and financial account information to the credit bureaus for credit reporting update.	Output	Monthly	Nightly
[***]	A/R	Create a monthly file with NM & BG customers that’opted-out’ from mailing promotion as part of the GLB bill.	Output	Monthly	Nightly
[***]	A/R	Send a file to Trans Union with NM & BG customers for credit limit/score review and receive back a file with credit limit, bureau & horizon score adjustments.	Output/Input	Semi-annual	Nightly

[***]	A/R	Send a file to Donnelley with NM & BG accounts that require name, address & phone verification and apply the changes received from Donnelley to our customer database.	Output/Input	Semi- annual	Nightly
[***]	Check Authorization	Provides a national negative check account file that is used-to-update the credit check authorization system.	Input	Tues-Sat	Nightly
[***]	Check Authorization	Provide eFunds Scan with an daily bad check file (adds/deletes) of NM/BG check customers.	Output	Mon-Fri	Nightly
[***]	A/R	Provides a feed of NM survey response with e-mail addresses that update the credit database.	Input	Weekly	Nightly
[***]	A/R	Provides a feed of Incircle customers that registered via Web-site with e-mail addresses.	Input	Monthly	Nightly
[***]	A/R	Provides a feed of all Incircle customers that will remain or lose their Incircle status based on the points that have been accrued this year.		Yearly in April	Nightly
[***]	A/R	FTP an extract file of BG Reward account information based upon selected account numbers provided to us by BG.	Output	Daily	Nightly
[***]	A/R	Provide BG Marketing system with new account information and existing account demographic changes	Output	Daily	Nightly

[***]	A/R	Provide InCircle with new account information and existing account demographic changes	Output	Daily	Nightly
[***]	A/R	Receives update from InCircle when a customer achieves one of the elite status (InCircle or Platinum), to create a new credit card. The embossing file is sent to InCircle for processing.	Input/Output	Daily	Nightly
[***]	Collection

Receive a file (upload to the mainframe) from the autodialer identifying collection accounts that were not reached (i.e. left message to call, no contact etc.). Send a new autodailer file (download to RT) listing new accounts that need to be contacted and reschedule existing collection accounts that were not reached.

			Input/Output	Daily	Nightly/Morning
[***]		Sends credit sale slips scanned to be uploaded to the mainframe.	Input	Daily	Evening
[***]	A/R	Access (read only) the Credit customer database and extrapolate specific information for reporting purposes.	Output	System specific (i.e. daily, weekly, monthly or on request)	Varies (i.e. morning, evening, weekends)

Credit Online Interfaces

Internal NMG Interface Systems	Credit Application	Data Stream	External Interface Systems	Output Response	Response Time	Frequency	Processing Time-frame **
POS Store System - POS Express (new apps)	New Application	Receives transaction from the POS store register to process a new application credit card request.	Fair Isaac - formats a credit bureau inquiry, sends the data and formats the credit bureau reporting response for evaluation and new application decision processing.	Reply back to the POS register with an approval or referral response.	[***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

NMD - (new apps)	New Application	Receives transaction from the NMD catalog division to process a new application credit card request.	Fair Isaac - formats a credit bureau inquiry, sends the data and formats the credit bureau reporting response for evaluation and new application decision processing.	Reply back to NMD with an approval or referral response.	[***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

NMO Web Acct Applications - [***] (new apps) - (In development)	New Application	Receives transaction from Web server to process new acct applications	Fair Isaac - formats a credit bureau inquiry, sends the data and formats the credit bureau reporting response for evaluation and new application decision processing.	Reply back to the Web server with an approval or referral response.	[***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

POS Store System - POS Express (account look- up)	CMS	Receives transaction from the POS store register to process either a name, address, phone or SSN# account lookup.	None	Reply back to the POS register with account number or not found.	[***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

POS Store System - Sales Authorization (NM & BG charge cards)	Authorization	Receives transaction from the POS store register to process a NM or BG purchase/return transaction.	Access the Fair Isaac system for credit reporting information if the account exceeds their OTB or had no activity over 12 months for evaluation and establishing new credit limit.	Reply back to the POS register with an approval, referral or decline response.	[***]	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

POS Store System - Sales Authorization (3rd party charge cards)	Authorization	Receives transaction from the POS store register to process 3rd party charge cards for purchase/return transaction.	Format the transaction and send the authorization request to AMEX or FNBO (Visa, MC, etc.) for processing.	Reply back to the POS register with an approval, referral or decline response.	[***]	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

NMD - Sales Authorization (NM & BG charge cards)	Authorization	Receives batched transactions on an hourly basis from NMD to process purchase/return transaction.	Access the Fair Isaac system for credit reporting information if the account exceeds their OTB or had no activity over 12 months for evaluation and establishing new credit limit.	Reply back to NMD with an approvals, referrals or decline response.	[***]	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

NM Sales Check Recon	Customer Service	Access the NM Sales Check Recon system to look up a customer’s credit sales slip.			< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

System Authorization [***]	In-house Credit System	Create a daily system authorization override code.		Download the system authorization [***] code to each POS store system RS/6000 box.		Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM Nightly

Systemware - Xnet Access		Access Systemware using Xnet to view NM & BG customer statements on-line (9 months) and reprint if necessary.		Statement view.	< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM Nightly

Systemware - Xnet Access		Access Systemware using Xnet to view NM & BG customer’s credit signature sale slip.		Credit signature sales slip view.	< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM Nightly

Systemware - Xnet Access		Access Systemware using Xnet to view NM & BG customer POS journal tape roll.		POS journal tape roll view.	< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM Nightly

Foreign Account new app validation	In-house Credit System	Receive from the customer a 3rd party credit card and [***]	[***]	[***]	< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM Nightly

Gift Card		Access the system to perform Gift Card maintenance.			< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM Nightly

Incircle		Access the Credit database to identify any Incircle delinquent accounts and lookup name and address information.		< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

Intervoice (IVR) customer inquiry		Access the Credit database to inquiry on the customer’s balance, purchase and payment activity and gift card information.	Send response back to the IVR based on the IVR option request.	< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

BGMS Sales Check Recon	Customer Service	Access the BG Sales Check Recon system to look up a customer’s credit sales slip.		< [***] seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

** Credit online system availability is extended to 2 AM on special Incircle events.

SCHEDULE 7.6

Customer Management Systems

•	Mass Personalization
•	Empowering the Sales Associate
•	Turbo Charging the Segment of One

PHASE I — As long as the NMG resources required for the change of terms are available, the Documentation Services and then the Credit Card Production Services operations, including statement mailing, payment processing and credit card processing activities, may, at NMG’s option, be converted to Bank systems. The delivery date depends on the complexity of the interfaces and would be agreed upon by Bank and NMG. As a statement processing enhancement, HSBC would provide “Mass Personalization” via color/graphical statement marketing capabilities driven by NMG’s current segmentation.

PHASE II — Portfolio (PaySys) Conversion delivery date to be determined and agreed upon by HSBC and NMG. Delivery date is contingent upon completing all batch and on-line interfaces, customization enhancements and satisfaction of the other requirements of Section 7.4.

PHASE III — Subsequent to the systems and portfolio conversion, in the event that NMG determines that any functionality set forth below would be (i) beneficial, (ii) feasible based on system requirements and (iii) able to interface to other affected systems as of the implementation date, Bank shall implement such functionality. Either Bank or NMG may propose other enhancements or modifications than those listed below (excluding any enhancement or modification set forth on a different Schedule) and the Parties may mutually agree to replace any of the functionalities listed below with such other modifications or enhancements. Bank and NMG shall agree on the delivery date of any functionality item, including any agreed upon enhancement or modification not listed below, which delivery date will be dependent on, among other considerations, the complexity of the interfaces and functionality.

•“Empowering the Sales Associate”

•    Ability to select standard or personalized statement marketing/messages from the POS

•    Ability to select standard or personalized letters, postcards, and eMail from the POS.

•    Ability to select standard or personalized eCare marketing/messages from the POS

•“Multi-Channel Mass Personalization” using Brookline’s current segmentation characteristics.

•    Centralized ability to drive standard letters, postcards, and eMail. (may be additional cost)

•    Centralized ability to drive standard eCare marketing/messages.

•    Centralized ability to drive standard Customer Service marketing/messages.

• Internet Capabilities and Various Scoring, Fraud or Other Enhancements

•    Refer to Schedules 4.8(b) and 7.4(b) for all functionalities

• “Turbo Charging the Segment of One”.

•    Ability to create individual customer profiles based upon number and value of purchases, product type, department, manufacturer, etc.

•    Ability to drive the “Empowering of the Sales Associate” based on the above profiles.

•    Ability to drive the “Multi-Channel Mass Personalization based on the above profiles.

SCHEDULE 9.1(a)(i)

Daily NMG Compensation

Bank shall pay to NMG an amount equal to the aggregate for all Private Label Accounts and Non-Card Payment Plans of the following:

For each such Private Label Account or Non-Card Payment Plan, the product of (A) the sum of (x) the Program Fee Percentage applicable to such Account and (y) the Servicing Fee Percentage and (B) Net Credit Sales under such Account reflected in all NMG Charge Transaction Data required to be paid for by Bank on such Business Day pursuant to Section 8.4.

Determination of Program Fee Percentage

The “Program Fee Percentage” with respect to each Account means [***]. The Program Fee Percentage applicable to an Account shall be increased on the effective date of any of the following change in terms applicable to such Account to [***] plus the amount set forth in the column designated “Program Fee Increase Amount” below and shall remain at such increased percentage until further changed as set forth below:

[***]

The Program Fee Percentage shall be increased for changes in APR and fee terms changes on a cumulative basis. For example, if (i) an APR on an Account is changed to a variable rate based on the Prime Rate plus a [***] margin and (ii) the late fee on such Account is changed so that it is assessed within 5 days after the end of the applicable late period, then the Program Fee Percentage with respect to such Account would be [***]. With respect to any Fixed Rate option set forth above, if the one month LIBOR rate increases beyond [***], the Parties will negotiate in good faith to adjust the Program Fee Percentage.

“Prime Rate” means the “Prime Rate” as such rate is reported in the Consumer Rates column of The Wall Street Journal or as determined in such other mutually acceptable manner as the parties agree if The Wall Street Journal is no longer reporting such rate.

In the event that all of the Services set forth below are transferred to Bank and the Servicing Agreement is terminated, the Program Fee Percentage applicable to all Accounts shall be increased by [***].

Determination of Servicing Fee Percentage

The “Servicing Fee Percentage” means [***]. The Servicing Fee Percentage applicable to all Accounts shall be decreased on the date that Bank begins providing the following Services to the Program:

[***]

During the Term, while NMG is providing the Services set forth above, a portion of some of the Services may be subject to sales and use tax in Texas. Refer to Section 19.6 for treatment of sales and use tax on these Services.

SCHEDULE 9.1(a)(ii)

Monthly NMG Compensation

(a)           Marketing Reimbursement. The aggregate of all Joint Marketing Commitment amounts spent by the NMG Companies in the prior Fiscal Month.

(b)           In-Store Payment Reimbursement. An amount equal to [***] (which amount shall increase by CPI on each anniversary of the Effective Date, with the increased amount remaining in effect until the following anniversary) per In-Store Payment received by any of the NMG Companies in the prior Fiscal Month.

SCHEDULE 16.2(c)

If this Agreement is terminated pursuant to Section 16.2(c) prior to the end of the Initial Term, NMG shall pay Bank the sum of (i) the NMG Marketing Commitment for the Fiscal Year prior to such termination (or the NMG Marketing Commitment for the first Fiscal Year if this Agreement is terminated prior to the end of the first full Fiscal Year of the term), (ii) the Joint Marketing Commitment for the Fiscal Year prior to such termination (or the Joint Marketing Commitment for the first Fiscal Year if this Agreement is terminated prior to the end of the first full Fiscal Year of the term), and (iii) the following amount:

Date of Termination	Amount
Prior to the first anniversary of the Effective Date:	$	[***]
On or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date:	$	[***]
On or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date:	$	[***]
On or after the third anniversary of the Effective Date and prior to the fourth anniversary of the Effective Date:	$	[***]
On or after the fourth anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date:	$	[***]

4

SCHEDULE 16.3(b)

Bank may terminate this Agreement in accordance with Section 16.3(b), if NMG has not maintained on average during such Fiscal Year full-line, retail store square footage of at least 4,250,00 square feet.

The following stores were included in the calculation of square footage:

Dallas, Texas (Downtown)

Dallas, Texas (North Park)

Houston, Texas (Galleria)

Bal Harbour Florida

Atlanta, Georgia

St. Louis, Missouri

Northbrook, Illinois

Fort Worth, Texas

Washington, D.C.

Newport Beach, California

Beverly Hills, California

Westchester, New York

Las Vegas, Nevada

Oak Brook, Illinois

San Diego, California

Fort Lauderdale, Florida

San Francisco, California

Chicago, Illinois (Michigan Avenue)

Boston, Massachusetts

Palo Alto, California

McLean, Virginia

Denver, Colorado

Minneapolis, Minnesota

Scottsdale, Arizona

Troy, Michigan

Short Hills, New Jersey

King of Prussia, Pennsylvania

Paramus, New Jersey

Honolulu, Hawaii

Palm Beach, Florida

Plano, Texas (Willow Bend)

Tampa, Florida

Coral Gables, Florida

Orlando, Florida

Bergdorf Goodman, New York City (Women’s Store)

Bergdorf Goodman, New York City (Men’s Store)